As filed with the Securities and Exchange Commission on March 6, 2006
Registration No. 333-122805

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Amendment No. 6 to
Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA HOSPITALS, INC.
(Exact Name of Registrant as Specified in its Charter)

CAYMAN ISLANDS	8062	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SUITE 2501, CHINA WORLD TOWER 1, CHINA WORLD TRADE CENTER
1 JIAN GUO MEN WAI AVENUE
BEIJING 100004, PEOPLE’S REPUBLIC OF CHINA
86-10-65059999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FRANK HU
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
SUITE 2501, CHINA WORLD TOWER 1, CHINA WORLD TRADE CENTER
1 JIAN GUO MEN WAI AVENUE
BEIJING 100004, PEOPLE’S REPUBLIC OF CHINA
86-10-65059999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynne Bolduc, Esq.	Louis E. Taubman, Esq.
Oswald & Yap	Law Offices of Louis E. Taubman, P.C.
16148 Sand Canyon Avenue	225 Broadway, Suite 1200
Irvine, CA 92618	New York, NY 10007
(949) 788-8900	(212) 732-7184

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units, consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock	8,250,000	$13.50	$111,375,000	$13,109
Common stock, par value $0.001 per share, included in the units	—	—	—	—
Warrants to purchase common stock included in the units	—	—	—	—
Shares of common stock, par value $0.001 per share, underlying the warrants included in the units(2)	—	—	—	—
Representative’s warrants to purchase units	825,000	$22.275	—	—
Common stock, par value $0.001 per share, to be sold by selling stockholders	4,385,788	$13.50	$59,208,138	$6,969

Totals:	13,460,788		$170,583,138	$20,078

(1)

[1] Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.  Includes 750,000 units that the underwriters have the option to sell to cover over-allotments, if any.

(2)

In connection with the sale of units, we are granting to the representative of the underwriters a warrant to purchase up to an amount of Units equal to 10% of the number of Units sold by the Underwriters units at a per unit purchase price equal to 165% of the public offering price of a unit. No registration fee is required pursuant to Rule 457(g).  Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to any antidilution provisions of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2006

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7,500,000 Units
Each unit consisting of one share and one warrant

CHINA HOSPITALS, INC.
SUITE 2501, CHINA WORLD TOWER 1, CHINA WORLD TRADE CENTER
1 JIAN GUO MEN WAI AVENUE
BEIJING 100004, PEOPLE’S REPUBLIC OF CHINA
86-10-65059999

This is the initial public offering of China Hospitals, Inc., a Cayman Islands corporation. We are offering a minimum of 2,000,000 and a maximum of 7,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock.  The units are immediately divisible into separate common stock and warrants.  Each warrant will entitle its holder to purchase one share of common stock at an exercise price equal to 120% of the unit offering price.  The warrants are exercisable at any time after the date of this prospectus until three years after the date of this prospectus.  We may redeem some or all of the warrants at a price of $0.02 per warrant, by giving not less than 30 days’ notice to the holders of the warrants, which we may do at any time after the closing price for our stock on the principal exchange on which the stock trades has equaled or exceeded 125% of exercise price of the warrants for at least 20 consecutive trading days.

The offering price will be $13.50 per unit.  No public market currently exists for our shares.  We plan to apply to the NASDAQ National Market to list our shares.  There will be no separate trading market for the units or the warrants.

We are also registering 4,385,788 shares of common stock for sale by certain of our stockholders and 825,000 shares of common stock underlying warrants to be issued to our underwriters.  Selling stockholders may sell their shares at then prevailing prices in the event that our shares become listed on the NASDAQ National Market or in privately negotiated transactions.

Investing in these units involves significant risks.  See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$13.50	$101,250,000
Underwriting commission	$0.75	$5,625,000
Proceeds to us, before expenses	$12.75	$95,625,000

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We expect total cash expenses for this offering to be approximately $1,000,000. The units are being offered on a best efforts, minimum/maximum basis.  The underwriter expects to deliver the units to purchasers on [_____________, 2006].  We have granted the underwriter a 45-day option to sell up to 750,000 additional units to cover over-allotments. We have also agreed to sell to the underwriter warrants to purchase up to an additional 825,000 units.  The underwriter must sell the minimum number of securities offered (2,000,000) if any are sold.  The underwriter is required to use only its best efforts to sell the maximum number of securities offered (7,500,000).

The underwriter will be entitled to a commission of 5.57% on each unit sold by it, provided, in the event the minimum units are not sold and the offering is terminated, the underwriter shall not receive any commission.  Any commissions payable to the underwriter pursuant to this provision shall be payable on the closing date or as otherwise provided in the Underwriting Agreement.

The offering shall end forty-five days after the Securities and Exchange Commission declares the Registration Statement on Form F-1 effective.  There is no firm commitment on the underwriter’s part to purchase any of the units.  During the period of the offering, the proceeds from the sale of at least the first 2,000,000 units ($27,000,000) shall be promptly deposited in an escrow account with HSBC Bank USA, National Association.  The proceeds from any sale of Units after the first closing will be deposited into a separate account at the escrow agent that will require both our and the underwriter’s signature to release funds.  Unless 2,000,000 units are sold and paid for by investors by [_________], 2006, subject to an up to 90 calendar day extension upon the mutual consent of us and the underwriter (the “Sales Termination Date”), the Escrow Agreement shall automatically terminate and the entire proceeds received from the sale of the units shall be returned to the investors, without deduction therefrom or interest thereon

Adamson Brothers, Inc.
Prospectus dated [______________], 2006.

YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

We have not authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.

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You should rely only on the information contained in this document or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until _______, 2006 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Unless the context indicates otherwise, (1) the terms “we,” “us,” “our company,” “our” and “China Hospitals” refer to China Hospitals, Inc., its predecessor entities and subsidiaries, and, in the context of describing our operations, also include our affiliated Chinese entities, (2) “shares” and “common shares” refer to our shares of common stock, and “units” refers to our units, each of which consist of one share of common stock and one warrant to purchase one share of common stock, (3) “China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau, and (4) all references to “RMB” are to the legal currency of China and all references to “U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader.  Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the single rate of exchange of US$1 to RMB8.30.  We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.  See “Risk Factors—Foreign Operational Risks— Fluctuations in exchange rates and limitations on currency conversions could result in foreign currency exchange losses” for discussions of the effects of fluctuating exchange rates on the value of our shares.  Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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PROSPECTUS SUMMARY

You must read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The following summary highlights information contained elsewhere in this prospectus.

Our Company

We are a Cayman Islands company that operates two hospitals.  We plan to establish a multi-province hospital chain specializing in general and acute care hospitals in urban areas in the People’s Republic of China (“PRC”) that generally provide a broad range of medical and surgical services commonly available in hospitals in urban markets.  Most of the hospitals also provide diagnostic and emergency services, as well as outpatient and ancillary services, including outpatient surgery, laboratory, rehabilitation, radiology, respiratory therapy and physical therapy in urban areas in China.  The two hospitals that we currently operate have an aggregate 856 patient beds and 1,260 doctors and employees.

Due to the current restrictions on foreign ownership of the hospital businesses in China, we conduct substantially all of our operations through our affiliated Chinese entities.  Pursuant to an Exclusive Business Cooperation Agreement between our wholly-owned subsidiary in China, RaiseChina BioTech, Inc. (“RaiseChina”), and Beijing Dongjun Hospital Management Investment Co., Ltd (“the “Management Company”), the Management Company holds title to our hospitals and conducts our business.  This agreement provides for RaiseChina to provide the Management Company with business support services and consulting services in exchange for service fees.

The Management Company is owned by two individuals, Min Hu and Zhengmao Hu.  However we have entered into agreements with these individuals, including share pledge agreements and powers of attorney, designed to give us control over the operations of the Management Company and secure the payment of the service fees.  Pursuant to the share pledge agreements, Min Hu and Zhengmao Hu, pledge their respective equity interests in the Management Company as a guarantee for the payment by these entities of service fees to us.  As a result, in the event that the Management Company breaches any of its obligations under the service agreement with us, RaiseChina may take possession of the equity interests held by Min Hu and Zhengmao Hu.  In addition, Min Hu and Zhengmao Hu have each executed an irrevocable power of attorney to appoint RaiseChina as attorney-in-fact to vote on all matters on which shareholders of our affiliated entities are entitled to vote, including matters relating to the appointment of the chief executive officers of our affiliated entities.  See “Related Party Transactions.”

The Management Company has acquired 70% of the Anqiu City People’s Hospital and 100% of the Mengzhou City People’s Hospital and is currently operating these hospitals.  We plan to use the funds from this Offering to cause the Management Company to acquire ten to 15 additional hospitals.  See “Our Business.”

After acquiring the additional hospitals, we plan to use the expertise of our management team to run the hospitals more efficiently using hospital practices to serve local populations.  We believe that we can accomplish our business plan as a result of our management’s expertise in working with government health care insurance programs, experience with urban hospitals, owning and operating primary hospitals and our focus on operational and administrative efficiency by reducing overall costs.  See “Our Management.”

We believe the following are key factors to our business strategies and operations:

•

Expansion Capability.  We plan to replicate our business model throughout China through the acquisition of additional profitable hospitals, the development of new operations and the transition of members from other hospitals.

•

Carefully Selected Hospitals.  We believe that the hospitals we have acquired and selected as acquisition candidates are well suited to provide emergency and primary care services to local populations in our target markets.

•

Established Hospitals.  The hospitals we have acquired and plan to acquire in the future are established facilities which have strong relationships with their patients, health care related entities such as medical device and pharmaceutical companies, and government agencies.

•

Proven Management Skills.  We believe the experience of our management will help us improve medical outcomes for patients and lower costs of the hospitals.  We plan to carefully monitor day-to-day medical management in order to provide appropriate care to patients, contain costs and ensure an efficient services network.

•

Administrative Efficiency.  We plan to centralize and standardize various functions and practices across the hospitals we have acquired and plan to acquire, thereby increasing our efficiency and allowing our administrative infrastructure to be scalable for rapid and cost-effective expansion in new and existing markets.

The Offering

Units offered in this offering

7,500,000 units, each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock.  We anticipate that only the shares of common stock will trade on the public market; the units and the warrants will not trade.

Common stock to be outstanding after this offering	31,140,831 shares

Warrants to be outstanding after this offering	Warrants to purchase up to 7,500,000 shares of common stock.

Term of warrants	The warrants are exercisable at any time from the effective date of this prospectus until they expire three years from the effective date of this prospectus, unless earlier redeemed.

Exercise price of warrants	$16.20

Redemption of warrants

At any time after the date of this prospectus, we may redeem some or all of the warrants at a price of $0.02 per warrant, upon 30 days’ notice so long as the last reported sales price per share of our common stock as reported by the principal exchange or trading market on which our common stock trades equals or exceeds 125% of the then effective exercise price of the warrants for at least 20 consecutive trading days.

Proposed NASDAQ National Market symbol	Common stock: CNHP

Risk factors

Investing in these securities involves a high degree of risk.  As an investor, you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the “Risk Factors” section of this prospectus.

Gross proceeds:

Direct offering; if maximum is sold	$101,250,000

Selling stockholders	All proceeds from the sale of 4,385,788 shares held by the selling stockholders will go directly to the selling stockholders

Use of proceeds

The net proceeds payable to us from this offering will be used as follows: (i) the remaining payment on the acquisition of the first hospital; (ii) payments toward future hospital acquisitions; and (iii) for working capital and other general corporate purposes.  See “Use of Proceeds.”

We are also registering 4,385,788 shares of our common stock held by certain of our stockholders.  A list of the securities being registered in this prospectus and the people and entities that own them appears in the “Selling Stockholders” section of this prospectus.  Selling stockholders may sell their shares at market prices if and when our securities are listed on the NASDAQ National Market or at privately negotiated prices.

Unless the context indicates otherwise, all share and per-share information in this prospectus assumes no exercise of:

•	the warrants;

•	the over-allotment option to purchase up to 750,000 units;

•	warrants to purchase up to 825,000 units granted to the representative in connection with this offering; and

•	outstanding options to purchase a total of 800,000 shares of common stock, which have an exercise price of $3.50 per share.

Summary Financial Information

In the table below, we provide you with historical selected financial data for the six months ended June 30, 2005 and June 30, 2004 and the fiscal years ended December 31, 2004, 2003 and 2002.  This information is derived from our consolidated financial statements included elsewhere in this prospectus.  The summary consolidated statement of operations data for the six months ended June 30, 2005 and 2004 and the summary consolidated balance sheet data as of June 30, 2005 and 2004 have been derived from our consolidated financial statements included elsewhere in this prospectus.  Historical results are not necessarily indicative of the results that may be expected for any future period.  When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statements of Income Data	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002

Revenues	$6,932,606	$4,957,569	$11,374,134	$—	$—
Expenses	$6,242,591	$4,748,832	$10,735,038	$340,504	$—
Recovery of bad debts previously written off from 2001 through 2004	$(350,000)
Gain on sale of idle equipment	$(220,665)
Net income (loss) before minority interest	$1,260,620	$208,737	$639,096	$(340,504)	$—
Net income (loss) after minority interest	$773,323	$126,084	$260,384	$(340,504)	$—
Earnings per share	$0.03	$0.004	$0.01	$(0.01)	$—
Weighted average common shares outstanding	30,093,000	29,185,475	30,093,000	28,828,973	13,435,346

The table below sets forth a summary of our balance sheet data as of June 30, 2005 and 2004, and December 31, 2004, 2003, and 2002, derived from our consolidated financial statements included elsewhere in this prospectus.

Balance sheet Data	June 30, 2005	June 30, 2004	As of December 31, 2004	As of December 31, 2003	As of December 31, 2002

Cash and cash equivalents	$4,176,520	$2,680,996	$3,406,030	$210,166	$—
Total current assets	$7,999,360	$4,085,709	$7,967,618	$211,599	$66,270
Total assets	$26,848,240	$18,150,616	$24,686,744	$282,852	$66,270
Total stockholders’ equity	$8,789,718	$2,538,268	$8,016,394	$28,018	$28,790

RISK FACTORS

Investment in our securities involves a high degree of risk.  You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history making it difficult to evaluate our business, and our limited resources may affect our ability to manage the growth we expect to achieve.

We were incorporated in the Cayman Islands on July 20, 2004 and have an operating history limited only to the two hospitals which we have acquired.  Our growth by acquisition to date has placed, and our anticipated further expansion of our operations will continue to place, a significant strain on our management, capital and resources, such as employees.  We have expended US$3,089,995 in connection with our acquisition strategy.  Our management has been distracted from business operations during the time spent focused on financing efforts.  In addition to managing our workforce, we will need to continue to develop and improve our financial and management controls.  We cannot assure you that we will be able to efficiently or effectively manage the fast growth of our operations, and any failure to do so may limit our future growth and materially and adversely affect our business, financial condition and results of operations.

You should evaluate the likelihood of financial and operational success in light of the uncertainties and complexities present in a development company, many of which are beyond our control, including:

•	our potential inability to acquire hospitals in China;

•	the significant investment to achieve our business plan objectives;

•	possible China economic downturns;

•	China regulatory issues;

•	the risks involved in entering the new market of private ownership of hospitals in China;

•	costs and feasibility of acquiring hospitals in China; and

•	general and administrative costs relating to our operations.

If we are not successful in completing this offering or obtaining other sources of funding, we may not be able to fund our operations or support our capital needs and business strategy. Accordingly, our ability to continue as a going concern is in question.

Our operations have been primarily limited to organizing and staffing our company, operating the two hospitals we are acquiring, and conducting discussions with acquisition candidates, and researching the feasibility of our business plan.    These operations provide a limited basis for you to assess our abilities and the advisability of investing in us.

We are substantially dependent on two hospitals for all of our revenue.

We depend on the Mengzhou City People’s Hospital and the Anqiu City People’s Hospital for all of our revenues.  Accordingly, any of the following could materially and adversely affect our business, financial condition and results of operations:

•	any reduction of patients visiting the two hospitals;

•	any decrease in the popularity of the two hospitals in the local city;

•	establishment of new hospitals in the same cities;

•	intensifying competition by other hospitals; and

•	failure by us to make improvements, updates or enhancements to medical equipment and instruments and medical skills and technology by doctors and nurses in the two hospitals in a timely manner.

We face increasing competition from other companies in acquiring and operating hospitals in China which could reduce our market share and adversely affect our business, financial condition and results of operations.

The healthcare facilities providers industry in China is increasingly competitive since the healthcare facilities providers industry in China is one of the last few industries in China in which privatization has not yet been fully implemented.  We expect more companies including, perhaps, international healthcare companies and companies that have an international background, to enter into the healthcare facilities providers industry in China and management styles and concepts from the developed countries to be introduced to the China market.  As the privatization of the healthcare industry in China is relatively new and constantly evolving, our current or future competitors may compete more successfully as the industry matures.  In particular, any of those competitors may have better capital resources and financial positions than us since acquiring hospitals requires intensive capital expenditures.  Any of these competitors may offer to patients’ products and services that provide better services, price or other advantages over those we offer.  These products and services may weaken the market strength of our hospitals.  Furthermore, any of our current or future competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies and therefore obtain significantly greater financial, marketing and management and technology resources than we have.  Increased competition in the healthcare facilities providers industry in China could make it difficult for us to retain existing patients and attract new patients, and could reduce the average number of patients’ visits to our hospitals or cause us to reduce our fee rates.  If we are unable to compete effectively in the healthcare facilities providers industry in China, our business, financial condition and results of operations could be materially and adversely affected.

We face competition for patients’ business from competing hospitals and other health care providers which may harm our future business development.

The Chinese health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years.  All of the hospitals that we plan to acquire operate in geographic areas where they compete with at least one other hospital and/or health care provider that provides many of the same services that we plan to provide.  There is one private competitor hospital and there are two government owned hospitals for the Mengzhou City People’s Hospital.  There are two government owned hospitals which compete with the Anqiu City People’s Hospital.  Most of these competing hospitals and/or health care providers are exempt from sales, property and income taxes because they are government-owned or are not-for-profit entities supported by endowments and charitable contributions.  Examples of non-hospital health care providers are outpatient surgery and diagnostic centers.  (See “Our Business — Competition.”)

Technological change, purchasing expensive medical equipment, and building new facilities to accommodate an increasing number of inpatients may reduce our revenue and net income.

The healthcare facilities providers industry is subject to technological change.  We need to constantly purchase new and expensive medical equipment to keep up with emergence of new technologies.  We also need to construct new buildings to accommodate the increasing numbers of inpatients.  The expenses associated with purchasing medical equipment and interest incurred if we need to borrow money to construct new buildings may reduce our revenue and net income.

We may not be able to successfully implement our growth strategies, which would materially and adversely affect our business, financial condition and results of operations.

We are pursuing a number of growth strategies, including acquisitions of additional hospitals and internal growth of revenues of the acquired hospitals.  The strategy of acquiring additional hospitals relates to the privatization of government owned hospitals for which there is no established business model in China.  Our management team lacks experience and expertise in running hospitals in China although our management team does have experiences in running individual hospitals.  We are looking for personnel who have experience in running hospitals in general and in China to join our executive team.  However, there can be no assurance that we will be able to locate or retain qualified personnel.  If we are unable to successfully implement our growth strategies, our revenue and profitability will not grow as we expect, and our competitiveness may be materially and adversely affected.

There are risks associated with our business strategy contemplating growth through acquisitions and joint ventures.

As a component of our growth strategy, we intend to continue to enhance our business development by acquiring additional hospitals.  However, our ability to grow through such acquisitions and joint ventures will depend on the availability of suitable acquisition candidates.  We are currently focusing on the best or most profitable hospitals in each city or location available at acceptable costs.  Our ability to compete effectively depends on our ability to attract and reach agreements with acquisition candidates or joint venture partners on commercially reasonable terms, the availability of financing to complete larger acquisitions or joint ventures as well as our ability to obtain any required governmental approvals.  We lack experience in identifying, financing and completing large acquisitions or joint venture transactions.  The benefits of an acquisition or joint venture transaction may take considerable time to develop and we cannot assure you that any particular acquisition or joint venture will produce the intended benefits, including increasing revenues and profits.  Moreover, the identification and completion of these transactions may require us to expend significant management time and other resources.

We need to raise additional capital to maintain our operations and make additional acquisitions.

We need to raise additional capital to maintain our operations and to make additional acquisitions.  We have not yet fully paid for the 70% acquisition of Anqiu City People’s Hospital.  Our current cash and capital resources will allow us to meet our obligations and maintain our operations for approximately the next 12 months.  In case we cannot raise additional capital after the next 12 months, it is possible that we could not keep the full 70% ownership of the Anqiu City People’s Hospital.  We need to raise at least $1.5 million to pay in full the 70% ownership of Anqiu City People’s Hospital.  We need to raise additional capital to achieve our business objectives to acquire additional hospitals.  Our business and results of operation will be adversely affected if we cannot raise additional capital either through this offering or through other financing activities.

The low income of Chinese people in the rural areas of China and the relatively high cost of healthcare services with respect to the per capita gross domestic product may limit the revenues and profits of PRC hospitals and impede our growth.

Although the income of Chinese people in rural area has increased in recent years, the per capita income for Chinese people is still much lower than in the United States.  In addition, despite a decrease in the cost of certain drugs, the cost of healthcare services remains relatively high in comparison to the average per capita income in China.  The low income of Chinese people in rural areas and the relatively high cost of healthcare service may limit the growth of our business.  Furthermore, any reduction of drug prices could reduce our revenues and adversely affect our revenues.

The discontinuation of any of the preferential tax treatments or the financial incentives currently available to us in China could materially and adversely affect our business, financial condition and results of operations.

Certain PRC companies and entities, including the Mengzhou City People’s Hospital and the Anqiu City People’s Hospital, enjoy preferential tax treatment, in the form of no income tax, provided by the PRC government or its local agencies or bureaus.  Certain other Chinese companies and entities, including our whole owned subsidiary, RaiseChina, enjoy preferential tax treatment, in the form of no income tax for the first three years of existence and reduced income tax for three years thereafter, provided by the PRC government or its local agencies or bureaus.  RaiseChina currently benefits from a 50% reduction of its income tax and will benefit from the 50% reduction until May 2008.  We cannot assure you that any of these entities or any hospitals we acquire in the future will continue to enjoy these preferential tax treatments or financial incentives in the future.  The discontinuation of these preferential tax treatments or financial incentives could materially and adversely affect our business, financial condition and results of operations.

If we lose the services of Frank Hu or other key personnel, our business will suffer.

We are highly dependent on the continued services of Frank Hu, our chief executive officer.  We are also dependent upon the continued services of Steve Yu, our Vice President, and Kangmao Wang, our CFO.  If Mr. Hu, Mr. Yu, or Mr. Wang were to resign from their positions, our operating results could be adversely affected.  We will also need to hire additional personnel to manage our planned growth and oversee the operations of our planned hospital acquisitions.  We may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among health care enterprises, including biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions. If we lose any of these persons, or are unable to attract and retain qualified personnel, our business, financial condition and results of operations may be materially and adversely affected.  We do not have any key employee insurance policies.  We have employment agreements with our key employees.  See “Our Management—Employment Agreements.”

Our operating results will depend, in part, on retention and attraction of physicians.

Since physicians generally direct the majority of hospital admissions, our success, in part, is dependent upon the number and quality of physicians on the hospitals’ medical staffs, the admissions practices of such physicians and the maintenance of good relations with such physicians.  The loss of key physicians in the communities served by our proposed hospital acquisitions, our inability to recruit and retain key physicians in these communities or our inability to maintain good relations with the key physicians on the hospitals’ staffs could have a material adverse effect on our business, financial condition or results of operations.

We are vulnerable to natural disasters and other calamities.

Our two hospitals are in Henan and Shangdong provinces.  The hospitals are vulnerable to the effects of fire, floods, typhoons, earthquakes, power loss, war, terrorist acts or similar events.  Any of the foregoing events may discontinue the normal operations of the hospitals.  Any such event could adversely affect our ability to provide services to patients.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development.  In particular, PRC insurance companies offer limited business insurance products for our business.  As a result, we do not have full business liability insurance coverage for our operations in China. Any business litigation, natural disaster, unusually high amount of liability claims, and disputes might result in our incurring substantial costs and may materially and adversely affect our business, financial condition and results of operations.

There are risks relating to our corporate structure which could limit or prohibit our ability to do business.

PRC regulations currently limit foreign ownership of companies that provide healthcare services, which includes operating hospitals, to 70%.  In addition, foreign and foreign invested enterprises are currently not able to apply for the required licenses to operate hospitals in China.  We are a Cayman Islands company and we conduct our operations solely in China through RaiseChina, our wholly owned subsidiary.  We and RaiseChina are foreign or foreign invested enterprises under PRC law and accordingly are ineligible to apply for a license to operate hospitals.  In order to comply with foreign ownership restrictions, we operate our hospitals business in China through our domestic Chinese company, the Management Company, which is wholly owned by Zhengmao and Min Hu, the immediate family members of our chairman, chief executive officer and president, Dr. Frank Hu.  Dr. Frank Hu, a U.S. citizen, is also the Chairman and CEO of the Management Company.  It is the PRC law in Beijing that the foreign citizens can be the Chairman and CEO of a domestic Chinese company while the owners have to be Chinese citizens.  We chose Zhengmao and Min Hu to own the Management Company as they are PRC citizens and immediate family members of Frank Hu.

The Management Company can acquire hospitals and own a hospital 100% without any restrictions according to current PRC law and policy governing the healthcare facilities providers industry.  We have used the Management Company to acquire and own the Mengzhou City People’s Hospital and the Anqiu City People’s Hospital 100% and 70% respectively.

We have entered into a series of contractual arrangements with the Management Company, pursuant to which we provide services and loans to Management Company in exchange for fees in terms of revenues, and we have undertaken to provide financial support and loans to the Management Company to the extent necessary for its operations.  In addition, we have entered into agreements with the Management Company and its shareholders that provide us with the substantial ability to control the Management Company.  As a result of these contractual arrangements, we are considered the primary beneficiary of the Management Company and accordingly we consolidate Management Company ‘s results in our financial statements.  For a description of these contractual arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Structure and Arrangements with Consolidated Affiliates” and “Related Party Transactions.”

In the opinion of Han Kun Legal Group, our PRC legal counsel, (1) our ownership structure and that of RaiseChina and the Management Company, both currently and after giving effect to this offering, are in compliance with existing PRC laws and regulations; (2) our contractual arrangements with the Management Company and its shareholders are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (3) our business operations and that of RaiseChina and the Management Company, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material aspects.  There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations.  Accordingly, we cannot assure you that the PRC regulatory authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel.

If we, RaiseChina or the Management Company are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking RaiseChina’s or the Management Company’s business and operating licenses;

•	discontinuing or restricting our, RaiseChina’s or the Management Company ‘s operations;

•	imposing conditions or requirements with which we, RaiseChina or the Management Company may not be able to comply;

•	requiring us, RaiseChina or the Management Company to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China; or

•	taking other regulatory or enforcement actions, including levying fines, that could be harmful to our business.

Any of these actions could cause our business, financial condition and results of operations to suffer and the price of our shares to decline.

Our contractual arrangements and corporate structure may not be as beneficial to our shareholders as if we had direct ownership of the hospitals.

Our contractual arrangements with the Management Company and its shareholders may not be as effective in providing operational control as direct ownership.  In addition, these arrangements may be difficult to enforce, create a double layer of taxation and may be subject to scrutiny by the PRC tax authorities.

Because the percentage of foreign ownership in healthcare facilities providers’ businesses in China is limited under PRC laws and regulations, we conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements with the Management Company and its shareholders that provide us with the substantial ability to control the Management Company.  Although we have been advised by Han Kun Legal Group, our PRC legal counsel, that these contractual arrangements are valid, binding and enforceable under current PRC laws and regulations, these contractual arrangements may not be as effective in providing us with control over the Management Company as direct ownership.  For example, the Management Company could refuse to pay the service fees due under the contractual arrangements or otherwise breach the contractual arrangements.

These contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in China.  Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures.  If the Management Company fails to perform its obligations under these contractual arrangements, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective.  The legal environment in China is not as developed as in other jurisdictions, such as the United States.  As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements.

Moreover, our corporate structure and arrangements with the Management Company could result in the 5% PRC business tax being levied on both the Management Company ‘s revenues derived from its operations in China and RaiseChina’s revenues derived from its contractual arrangements with the Management Company in future even though we do not need to pay any business tax currently for the two hospitals, the Management Company and RaiseChina  under current tax law and policy for healthcare facilities providers industry in China.

We also could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with the Management Company were not entered into based on arm’s length negotiations.  Although we based our contractual arrangements on those of similar businesses, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment.  A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by the Management Company which could adversely affect us by:

•

increasing the Management Company ‘s tax liability without reducing RaiseChina’s tax liability, which could further result in late payment fees and other penalties to the Management Company for under-paid taxes; or

•

limiting RaiseChina’s ability to maintain preferential tax treatments and financial incentives, which if the transfer pricing adjustment is significant, could result in RaiseChina failing to qualify for those preferential tax treatments and financial incentives.

The privatization of the healthcare facilities providers industry in China is at an early stage, creating uncertainties for our operations.

Since the privatization of healthcare facilities providers industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time.  As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the healthcare facilities providers’ industry.  For example, we may be required to set up local subsidiary companies to acquire a local hospital in a province.  While we believe that we are in compliance with all applicable PRC laws and regulations currently in effect, we cannot assure you that we will not be found in violation of any current or future PRC laws and regulations.

The Chinese Ministry of Health recently proposed to financially support hospitals for low- and no-income people, which could have an adverse impact on the operations of our business.

In January 2006, the Chinese Ministry of Health proposed to financially support government owned hospitals for low- and no-income individuals.  While we do not know whether the proposal will ultimately be enacted on a national basis, this could have an adverse impact on the operations of our business because hospitals for low- and no-income individuals could drive down the service fees and drug fees which are two primary sources of revenues for privately-owned hospitals.

We may not be able to acquire any additional hospitals which would cause a dramatic change to our business plan and potential revenues.

Although we plan to acquire an additional ten to 15 hospitals with the proceeds of this offering, there is no assurance that the acquisition of any of these additional hospitals will be completed.  We may lack sufficient funds or financing to pay the purchase price for such hospitals.  We may unable to get the acceptable acquisitions prices or simply be unable to acquire certain hospitals we are interested in if there are other competitors who bid to acquire the hospitals.  The departure or the replacement of the current local government officials or management of our proposed hospital acquisitions could materially adversely effect our planned acquisitions.  Economic and/or environmental changes in the cities or provinces where our proposed hospital acquisitions are located and changes in the priorities of local government officials could materially adversely effect our planned acquisitions.  Also, the changes of regulations of the local, provincial and central Chinese governments could have a material adverse effect on the completion of our intended acquisitions.  The local or central government may not approve some or all of our acquisitions.  The employee organization of an individual hospital may not approve our acquisition of the hospital.  Additionally, we may decide not to acquire the hospitals we have identified in the event we find more suitable candidates for acquisition.  We might lease and operate additional hospitals besides those acquisition-targeted hospitals instead of acquiring additional hospitals.

We may experience delays in completing hospital acquisitions causing a resulting delay in our business expansion and potential generation of revenues.

Our business and any possible revenue generation are dependent largely on the timely completion of the additional hospital acquisitions.  To acquire a hospital, the Management Company needs the approvals from the local government where the hospital is located before signing the acquisition contract.  To acquire up to a maximum of 70% of a hospital, RaiseChina needs the approvals not only of the local government where the hospital is located but also the provincial level of government, the bureau of health, the bureau of commerce, other related bureaus and ultimately the Ministry of Health, Ministry of Commerce and other related Ministries in China.  That is why we use the Management Company to acquire and own hospitals instead of using RaiseChina because all of the approvals mentioned above would take significant time and effort and may not be cost efficient.  Transferring the certificates of ownership of hospitals including buildings, land and equipment could be time consuming.  We cannot be certain that we will not experience any problems with this method of acquisition in the future.  Our business and results of our financial operation will be adversely affected if we experience significant problems and delays in making acquisitions in the future.

Local government approval is required for any future acquisitions which could result in a delay in making acquisitions in the future.

The local government authority in charge of the health care industry or state-owned assets must sign any agreement for the acquisition of a hospital.  The execution of such agreement itself shall also mean the approval by the local government.  Then, we need to process the relevant registration for change at the competent local health administration and the administration for industry and commerce.  Obtaining local government approval could cause a delay in making acquisitions in the future with a resultant delay in revenue growth.

We have limited experience in identifying and acquiring companies which could result in operating difficulties, dilution and other harmful consequences when we make additional hospital acquisitions.

We have limited experience in identifying and acquiring companies.  In addition, the process of integrating an acquired company may create unforeseen operating difficulties and expenditures and may not provide the benefits anticipated.  Our limited experience heightens these risks.  The areas where we face risks include:

•	difficulties integrating operations, personnel, technologies, products and information systems of acquired businesses;

•	potential loss of key employees of acquired businesses;

•	adverse effects on our results of operations from acquisition-related charges and amortization of goodwill and purchased technology;

•	increased fixed costs, which could affect profitability;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	potential dilution to current shareholders from the issuance of additional equity securities;

•	responsibility for liabilities of companies we acquire; and

•	diversion of management’s attention from other business concerns.

Also, the anticipated benefit of an acquisition may not materialize.  Future acquisitions could result in the incurrence of debt or write-offs of goodwill.  Incurring any of the stated difficulties could result in increased costs and decreased revenue.  Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

Chinese health care insurance and health care reform legislation have enacted limitations on payment for hospital procedures and/or services and costs which may limit our ability to generate revenue.

We expect to generate a significant portion of our potential revenue from patient service revenue.  Patient service revenue is highly regulated and subject to frequent and substantial changes up or down.  In recent years, fundamental changes for inpatient services at Chinese hospitals have resulted in limitations on, and reduced levels of payment for, a substantial portion of hospital procedures and costs.  Additionally, the Chinese government has established price limitations on hospitals for the charging of certain medicines and for inpatient services.

To help fund and maintain the business operations of Chinese hospitals, China maintains the policy of allowing hospitals selling drugs and medications to patients to make money between the retail price and the wholesale purchase prices.  Consequently, approximately 50% of hospital revenue is derived from selling drugs and medications and approximately 50% of revenue is derived from patient service.  It is possible in the future that regulations or laws could be imposed in China which would separate pharmacies and their business of selling drugs and medications from hospitals.  Such a separation would have a material adverse affect on our revenues.  China Ministry of Health, together with other related ministries, recently suggested reducing four types of fees including retail prices of drugs sold in hospitals while increasing physician’s service fees.  We cannot predict the impacts either positively or negatively to our business operations since those proposed changes have not yet been implemented, suggested exact amounts of decreases and increases are not fully defined and we do not know whether those proposed changes will ever be implemented at all nor when they may take effect.

The Chinese health care industry is extensively regulated and there is a possibility we may not be able to comply with all regulations.

The health care industry in China is subject to extensive governmental laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, and fees for services.  These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation.  We plan to exercise great care in operating our hospitals to comply in all material respects with the hospital related laws.  It is possible, however, that government officials charged with responsibility for enforcing such laws could assert that we are in violation of hospital related laws.  It is also possible that such hospital related laws ultimately could be interpreted by the courts in a manner inconsistent with our interpretation of them.  If it is ever determined that we violated such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on our business, financial condition or results of operations.  See “Business—Effect of Governmental Regulation.”

Government regulation of healthcare businesses in China is undergoing reforms which are unpredictable.

Chinese health care businesses, such as hospitals, are currently undergoing reform of their governing regulations by the Chinese government.  The policies and regulations regarding hospitals in China have been changing quickly.  New policies and regulations may be promulgated in the near future, and these new policies might have negative impacts for our businesses and/or structure.  We cannot predict what new policies or regulations may be enacted and how they will affect us.  This creates a certain amount of uncertainty with respect to how the Management Company will operate the hospitals.  It might cost more to operate the hospitals in the future due to required compliance with new regulations.

Our business is subject to professional liability risks which could negatively affect our results of operations and cash flow.

As is typical in the health care industry, the hospitals that we plan to acquire will be subject to claims and legal actions by patients and others in the ordinary course of business.  While the professional and general liability insurance coverage or funds maintained by these hospitals have been adequate to provide for liability claims in the past, and we plan to obtain insurance coverage on these hospitals for future claims, there can be no assurance that such insurance or funds will be adequate.  Our two hospitals currently have liability insurance policies on their doctors and nurses.  Our insurance coverage limitations range between a minimum of $10,000 per incident and a maximum of $30,000 per incident for the hospitals.  We believe this insurance coverage is adequate.  However, if actual payments of claims in the future with respect to professional and general liabilities exceed anticipated payments of claims, the results of our operations and cash flow will be adversely affected.

Our holding company structure could limit your access to assets of our subsidiary and create complications with inter-company transfers.

We operate as a holding company, owning most of our assets and conducting most of our operations through our wholly-owned subsidiary, RaiseChina.  As a holding company, the results of our operations will depend on the results of operations of RaiseChina.  Moreover, we will be dependent on dividends or other inter-company transfers of funds from RaiseChina to meet our debt service and other obligations.  If RaiseChina incurs debt on its own behalf in the future, the instruments governing the debt may restrict RaiseChina’s ability to pay dividends or make other distributions to us.  Furthermore, PRC legal restrictions permit payments of dividends only out of RaiseChina’s net income, if any, determined in accordance with PRC accounting standards and regulations.  If RaiseChina has no net income, we will not receive any payments of dividends from RaiseChina.  Under PRC law, RaiseChina is required to set aside a portion of its net income each year to fund certain reserve funds; these reserves are not distributable as cash dividends.  Claims of creditors of RaiseChina, including trade creditors, will generally have priority as to the assets of RaiseChina over any claims we may have.  In addition, if in the future we determine to pay dividends on any of our shares, as a holding company, we expect to be principally dependent on receipt of funds from RaiseChina.  Such dividend payments may be subject to taxation according to the law of the jurisdiction of RaiseChina.  If RaiseChina has paid off the appropriate taxes, there is no amount limitation for distribution of dividends.  Any loans from RaiseChina to us shall be subject to control and approval of the Chinese government.  Additionally, when paying dividends, foreign invested enterprises, such as RaiseChina, may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.

If our contractual structure with the Management Company is found to be noncompliant with Chinese laws, we could suffer severe financial and other penalties.

All of our hospital business is conducted through the Management Company, which directly owns the hospitals.  The Management Company, through its owned hospitals, will receive any revenue generated in the hospital business and will make use of the hospital licenses and approvals that are essential to such business.  We do not have any equity interest in the Management Company, but instead have the right to enjoy economic benefits similar to equity ownership through our contractual arrangements with the Management Company and its shareholders.  In the opinion of our Chinese legal counsel, Han Kun Law Offices, the contractual arrangements among us, the Management Company and the shareholders of the Management Company are in compliance with all existing PRC laws and regulations.  There are, however, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of such contractual arrangements.  Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our Chinese legal counsel.  If the PRC government finds that our contractual arrangements with the Management Company do not comply with its restrictions on certain foreign invested companies from engaging in hospital businesses, we could be subject to severe financial and other penalties.

PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could limit our PRC subsidiaries’ ability to distribute dividends or otherwise adversely affect the implementation of our acquisition strategy.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China.  The public notice states that if an offshore company intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities.  The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice clarifying the January notice.  In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents had been confirmed by a Foreign Investment Enterprise Certificate prior to the issuance of the January notice, each of the PRC residents is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the offshore company.  On October 21, 2005, SAFE issued another public notice to be effective November 1, 2005, which clarifies the January and April notices.  The October 21, 2005 SAFE notice specifies that registration must be completed by March 31, 2006.  The PRC resident must also amend such registration form if there is a material event affecting the offshore company, such as, among other things, a change to share capital, a transfer of shares, or if such company is involved in a merger and an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations.  We have notified our shareholders who are PRC residents to register with the local SAFE branch as required under the SAFE notices.  However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by these SAFE notices.  The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to our company.

As it is uncertain how the SAFE notices will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy.  For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition.  In addition, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE notices.  This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

If our affiliated Chinese entities violate our contractual arrangements with them, our business could be disrupted, our reputation may be harmed and we may have to resort to litigation to enforce our rights which may be time-consuming and expensive.

The Chinese government restricts non-Chinese ownership of hospitals in China.  Therefore, we have entered into a series of contractual arrangements with the Management Company, a Chinese company in which we have no ownership interest, to provide us with the effective control over the hospitals we have acquired.  We believe we will continue to rely on this contractual structure with the Management Company for future hospital acquisitions.  Although we have been advised by our Chinese counsel that these contractual arrangements are valid, binding and enforceable under current Chinese laws, these arrangements may not be as effective in providing control as direct ownership of the hospitals.  For example, the Management Company could violate our contractual arrangements with it by, among other things, failing to operate our business in an acceptable manner. In any such event, we would have to rely on the Chinese legal system to enforce those agreements. Any legal proceeding could result in the disruption of our business, damage to our reputation, diversion of our resources and the incurrence of substantial costs

We do not anticipate paying dividends and investors will only receive a return on investment if the value of our shares appreciates.

We have not previously paid any cash dividends nor do we anticipate paying any dividends on the Shares.  There can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows.  Furthermore, there is no assurance our Board will declare dividends even if profitable.  Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.  Under Cayman law, we may only pay dividends from profits or credit from the share premium account (the amount paid over par value, which is $.001 in this Offering), and we must be solvent before and after the dividend payment.  In addition, if in the future we determine to pay dividends on any of our Shares, as a holding company, we expect to be principally dependent on receipt of funds from our operating subsidiaries.  Such dividend payments may be subject to taxation according to the law of the jurisdiction of the respective subsidiary.  See “Dividend Policy.”  Investors in this offering will only have the opportunity to receive a return on their investment if the value of our shares appreciates over the price paid in this offering.

Foreign Operational Risks

China’s economic, political and social conditions, as well as government policies, could affect our business

The China economy differs from the economies of most developed countries in many respects, including amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.  While the China economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy.  The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall PRC economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The China economy has been transitioning from a planned economy to a more market-oriented economy.  Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government.  In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies.  The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which decided legal cases have little precedential value.  In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general.  The overall effect of legislation over the past 25 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China.  Our PRC operating subsidiary, RaiseChina, is a WFOE, which is an enterprise incorporated in mainland China and wholly-owned by foreign investors.  RaiseChina is subject to laws and regulations applicable to foreign investment in mainland China in general and laws and regulations applicable to WFOEs in particular.  However, these laws, regulations and legal requirements are constantly changing, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to us and other foreign investors, including you.  In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the healthcare, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

Fluctuations in exchange rates and limitations on currency conversions could result in foreign currency exchange losses.

Substantially all of our revenues are denominated in renminbi, while a portion of our expenditures are denominated in foreign currencies, primarily the U.S. dollar.  The value of the renminbi fluctuates and is subject to changes in China’s political and economic conditions.  Since 1994, the conversion of renminbi into foreign currencies, including United States dollars, has been based on rates set by the People’s Bank of China, which are set daily based upon the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets.  Since 1994, the official exchange rate for the conversion of renminbi to United States dollars has generally been stable.  However, fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect our costs and operating margins.  In addition, these fluctuations could result in exchange losses and increased costs in renminbi terms.  Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.  While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all.  In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert renminbi into U.S. dollars.

The renminbi is currently freely convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans.  This means that currently, RaiseChina may purchase foreign exchange for settlement of “current account transactions,” including payment of dividends to us and payment of medical equipment fees to foreign companies, without the approval of the State Administration for Foreign Exchange.  RaiseChina may also retain foreign exchange in its current account, subject to a ceiling approved by the State Administration for Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends.  However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase and retain foreign currencies in the future.  Foreign exchange transactions under the capital account are subject to limitations and require approval by the relevant PRC governmental authorities.  In particular, if we finance RaiseChina by means of foreign currency loans, those loans cannot exceed certain statutory limits and must be registered with the State Administration for Foreign Exchange, and if we finance RaiseChina by means of capital contributions, those capital contributions must be approved by the Ministry of Commerce.  Our ability to use the U.S. dollar proceeds of this offering to finance our business activities conducted through RaiseChina will depend on our ability to obtain these governmental registrations or approvals.  In addition, because of the regulatory issues related to foreign currency loans to, and foreign investment in, domestic PRC enterprises, we may not be able to finance the Management Company or its subsidiaries’ operations by loans or capital contributions.  We cannot assure you that we can obtain these governmental registrations or approvals on a timely basis, if at all.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar.  Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar.  While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.  Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of our shares of common stock.  For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.  The functional currency of China Hospitals, Inc. is the U.S. dollar and the functional currency of RaiseChina and Management Company is RMB, and our reporting currency is RMB.  As a result, an appreciation of RMB against the U.S. dollar would result in foreign currency translation or transaction losses when we translate our consolidated assets from the U.S. dollar into RMB.  As of December 31, 2004, we held RMB28.3 million (US$3.4 million) in cash and cash equivalents, of which US$2.1 million was denominated in U.S. dollars.  Assuming we had converted the U.S. dollar denominated cash balance of US$2.1 million as of December 31, 2004 into RMB at the exchange rate of US$1.00 for RMB8.1046 as of August 1, 2005, this cash balance would have been RMB17.0 million.  Assuming a further 10% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB15.5 million as of December 31, 2004.

Capital outflow policies in China may hamper our ability to remit income to the United States.

China has adopted currency and capital transfer regulations.  According to the provisions of the relevant laws and regulations, RaiseChina, as a wholly-foreign owned enterprise (“WFOE”), is able to distribute profit to its shareholder.  Such profit distributed from RaiseChina should be exchanged to foreign currency by RaiseChina itself.  Remitting the profit, dividend and bonus are regarded as ordinary expenditure of foreign currency other than capital expenditure of foreign currency.  In China, the ordinary expenditure of foreign currency is not strictly controlled by specific provisions in Regulations on Foreign Exchange Control; whereas this issue is regulated by the provisions for the expenditure of foreign exchange for ordinary use.

The relevant provision in Regulations on Foreign Exchange Control is: “According to the rules of the State Council for the control of exchanging, selling and purchasing foreign currency, the expenditure of foreign currency on ordinary use could be made with the designated bank with valid certificates and business documents.”  Pursuant to this provision, the foreign investor could remit its profit, dividend and bonus without the particular permission of the state or local Administration for Foreign Exchange, so long as it has profit distribution agreement of the board together with other relevant certification material; and it could remit foreign currency from its foreign currency account or to remit foreign currency purchased from designated bank.  The specific documents for remitting the profit in foreign currency, which should be submitted to the designated bank for approval, are:

•

The proof certificate for tax payment as well as tax report (those enterprises with tax preferential treatment shall provide the official certificate for deducting or lessening the tax issued by tax authority.);

•	The auditing report on the profit, dividend or bonus for the accounting year issued by a qualified accounting firm;

•	The resolution of the Board of Directors of RaiseChina on the distribution of the profit, dividend or bonus;

•	The registration certificate for foreign currency of RaiseChina;

•	The report on the verification of the registered capital issued by a qualified accounting firm; and

•	Other materials requested by the Administration for Foreign Exchange.

If the registered capital of RaiseChina is not fully paid, the remittance of the profit in foreign currency is forbidden.  Further, RaiseChina cannot distribute any dividends before making up any deficits of its last year.

Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to remit all income earned and proceeds received in connection with our operations to the United States.  See “Our Business—Effect of Governmental Regulation.”

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2003 Revision), and other applicable Cayman Islands laws.  Certain of our directors and officers reside outside of the United States.  In addition, our assets are and will continue to be located outside the United States.  As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws.  In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof.  Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization.

Due in part to the relaxation of trade barriers following World Trade Organization accession in January 2002, we believe China will become one of the world’s largest markets by the middle of the twenty-first century.  As a result, we believe the Chinese market presents a significant opportunity for both domestic and foreign companies.  With the Chinese accession to the World Trade Organization, Chinese industries are gearing up to face the new regimes that are required by World Trade Organization regulation.  The Chinese government has begun to reduce its average tariff on pharmaceuticals and healthcare products.  China has also agreed that foreign companies will be allowed to import most products, including pharmaceuticals, into any part of China. Current trading rights and distribution restrictions are to be phased out over a three-year period. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round.  However, there can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all.

Future outbreaks of Severe Acute Respiratory Syndrome (SARS) may adversely impact our operations and the operations of our planned hospital acquisitions.

During 2003, some cities in China experienced an outbreak of the virus, SARS.  Even though only one of the 29 hospitals we have identified as potential acquisition candidates is in the most affected areas which were Beijing and Guangdong, the hospitals experienced declines in revenues and volume growth rates as well as operational deficiencies during the SARS outbreak.  SARS or some other form of this disease may re-emerge in China.  If and when SARS re-emerges, it will have a negative effect on revenues and growth rates of the hospitals we plan to acquire.  Our business could also be harmed if travel to or from Asia and the United States is restricted or inadvisable.  Because of our relatively small size, many of our competitors may be better able to withstand the adverse impact to their businesses resulting from a SARS outbreak.

Risks Associated with this Offering

There may not be an active, liquid trading market for our common stock and the trading price for our common stock may fluctuate significantly.

Prior to this offering, there has been no public market for our common stock.  While we intend to apply for listing of our common stock on the NASDAQ National Market System, an active trading market for our common stock may not develop or be sustained following this offering.  You may not be able to sell your shares quickly or at the market price if trading in our stock is not active.  The initial public offering price was determined by negotiations between us and the underwriter based upon a number of factors and we can provide no assurance that the price at which the common shares are traded after this offering will not decline below the initial public offering price.  The initial public offering price may not be indicative of prices that will prevail in the trading market.  We can provide no assurances that a liquid public market for our common stock will develop.

In addition, the NASDAQ Stock Market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies as well as healthcare companies.  As a result, investors in our securities may experience a decrease in the value of their common stocks regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our business, financial condition and results of operations.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.  There will be an aggregate of 23,640,831 shares of common stock outstanding before the consummation of this offering and 31,140,831 shares of common stock outstanding immediately after this offering, if the maximum offering is raised without giving effect to exercise of any warrants or the underwriters’ over-allotment option.  All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act.  The remaining shares of our common stock outstanding will be “restricted securities” as defined in Rule 144.  These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.  See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock.  Therefore, if you purchase shares of our common stock in this offering, you will incur immediate dilution averaging approximately $11.20 in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.  Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of your investment.  Investors who purchase our securities in this offering will contribute 90% of the total amount to fund the company, but will own only 20% of the outstanding share capital and 20% of the voting rights.  See “Dilution.”

Our directors and officers will own a majority of our capital stock, decreasing your influence on stockholder decisions.

Our directors and officers, whose interests may differ from other shareholders, will own a majority of our capital stock, decreasing your influence on stockholder decisions and possibly leading to the entrenchment of management, and we are exempt from some NASDAQ corporate governance requirements.

Upon completion of this Offering, our officers and directors will, in the aggregate, beneficially own approximately 73.8% of our capital stock.  As a result, our officers and directors, will have the ability to control our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.   They will also have the power to prevent or cause a change in control.  In addition, without the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these shareholders may differ from the interests of the other shareholders.

In addition, we are a “controlled company” as defined under NASDAQ Marketplace Rule 4350(c)(5) because one of our shareholders owns more than 50% of our outstanding common shares.  As a result, for so long as we remain a controlled company as defined in that rule, we are exempt from, and you are not provided with the benefits of, some of the NASDAQ corporate governance requirements, including that:

•	a majority of our board of directors must be independent directors;

•	the compensation of our chief executive officer must be determined or recommended by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	our director nominees must be selected or recommended by a majority of the independent directors or a nomination committee comprised solely of independent directors.

As a result our independent directors will not have as much influence over our corporate policy as they would if we were not a controlled company.

Anti-takeover provisions in our organizational documents may discourage our acquisitions by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of incorporation include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions, including, among other things, the following:

•	provisions that restrict the ability of our shareholders to call meetings; and

•	provisions that authorize our board of directors, without action by our shareholders, to issue preferred shares and to issue additional shares of common stock.

These provisions could have the effect of depriving you of an opportunity to sell your common stock at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

You may be unable to exercise your warrants.

We will need to keep this registration statement effective in order for you to exercise your warrants.  We must also qualify the warrants in the state of residence of the holder of the warrants.  We intend to keep this registration statement effective until all warrants have been exercised, however, there can be no assurance that we will be able to do so.  We intend to qualify the warrants in the state of residence of every investor, however there can be no assurance that we will be able to do so.  If we cannot keep this registration statement effective or qualify the warrants in your state of residence, the warrants cannot be exercised and will be worthless.

FORWARD-LOOKING INFORMATION

Except for the historical information presented in this document, the matters discussed in this prospectus, or otherwise incorporated by reference into this document, contain “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements are identified by the use of forward-looking terminology such as “believes,” “plans,” “intend,” “scheduled,” “potential,” “estimates,” “hopes,” “goal,” “objective,” “expects,” “may,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  We caution you that no statements contained in this prospectus should be construed as a guarantee or assurance of future performance or results.  These forward-looking statements involve risks and uncertainties, including those identified within this prospectus.  These factors include, but are not limited to: (i) the highly competitive nature of the health care business; (ii) the efforts of insurers, health care providers and others to contain health care costs; (iii) possible changes in Chinese medical insurance programs that may further limit reimbursements to health care providers and insurers; (iv) changes in governmental, provincial or local regulation affecting the health care industry; (v) the possible enactment of governmental or provincial health care reform; (vi) the departure of any of our key executive officers; (vii) claims and legal actions relating to professional liability; (viii) changes in accounting practices; (ix) changes in general economic conditions; and (x) other risks described in this prospectus.  The actual results that we achieve may differ materially from any forward-looking statements due to such risks and uncertainties.  Readers are urged to carefully review and consider the various disclosures made by us in this prospectus.

REASONS FOR OFFER AND USE OF PROCEEDS

The net proceeds from this offering, after deducting commissions and other expenses of this offering estimated to be approximately $1,000,000, will be approximately $24,496,100 if the minimum offering is sold and $94,610,375 if the maximum offering is sold, and $104,171,413 if the underwriters’ over-allotment option is exercised in full.

We expect to use the net proceeds of this offering approximately as follows:

	Minimum Offering		Maximum Offering

Description of Use	Dollar Amount	Percentage of Net Proceeds	Dollar Amount	Percentage of Net Proceeds

Remaining Payment on the Acquisition of 70% of Anqiu City People’s Hospital	$3,965,657	16%	$3,965,657	4%
Acquisitions of Additional Hospitals	$20,000,000	82%	$90,000,000	95%
Working Capital	$530,443	2%	$644,718	1%
Totals	$24,496,100	100%	$94,610,375	100%

If the underwriter’s over-allotment option is exercised in full, we will use those net proceeds to acquire additional hospitals.

Additional hospitals which may be acquired with the proceeds of this offering may include the 29 hospitals described in this prospectus as well as other hospitals not described in this prospectus because they have not yet been identified by us as potential acquisition candidates for the future.  Because we have merely identified the hospitals and their willingness to enter into discussions with us for potential acquisition, no valuations on the 29 potential hospital acquisitions described in this prospectus have been conducted nor do we know how much we expect to spend on any future hospital acquisitions.  See “Our Business—Hospital Acquisition Strategy.”  Currently, we estimate that the net proceeds of the Minimum Offering would allow us to cause the Management Company to acquire four to six hospitals equivalent in size to the Anqiu City People’s Hospital and the net proceeds of the Maximum Offering would allow us to cause the Management Company to acquire ten to fifteen hospitals of this size.

It is impossible for us to acquire all 29 hospital targets listed in the section entitled “Our Business—Hospital Acquisition Strategy” because not enough funds are being raised in this offering or otherwise to acquire all of them.  We do not know which hospitals out of the 29 hospitals listed below will be acquired with the proceeds of this offering, if any.  It is not probable that the Management Company will acquire any of the 29 hospitals identified as time has passed since the letters of intent were signed and circumstances of the hospitals may have changed and any or all of the hospitals may no longer wish to be acquired.  The letters of intent are not binding on us or any of the hospitals.  The letters of intent are merely indications that the parties are amenable to discuss a potential transaction.  Negotiations have not been conducted between the parties nor have any financial statements been obtained from the hospitals nor have any valuations or appraisals been conducted on any of the 29 hospital acquisition candidates so we cannot determine any prices of these acquisition candidates.

The above amounts are our current estimate of the allocation of the net proceeds.  Because the future of our business is difficult to predict, it is likely that the actual amounts used for these purposes will vary significantly from our current estimates.  Also, we may use offering proceeds for purposes not listed above in response to cash requirements or business opportunities that we do not now anticipate.  Any such use could reduce proceeds available for the uses described above.  We do not intend to use any other sources of funds to acquire any hospitals.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.  Payments of dividends by our subsidiaries in China to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005, derived from our audited financial statements found elsewhere in this prospectus.  As adjusted data assumes the receipt of the minimum and maximum net proceeds from this offering.

	June 30, 2005 Actual	January 26, 2006 As adjusted, minimum	January 26, 2006 As adjusted maximum

Current liabilities	$10,262,567	$10,262,567	$10,262,567
Long-term liabilities	$4,552,362	$4,552,362	$4,552,362
Minority interest	$3,243,593	$—	$—
Common stock, $0.001 par value 70,000,000 shares authorized, 23,640,831 shares issued and outstanding 33,640,831 as adjusted, minimum 31,140,831 as adjusted, maximum	$31,641	$25,641	$31,141
Additional paid-in capital	$8,167,798	$32,663,898	$102,778,173
Reserves fund	$433,005	$—	$—
Retained earnings	$157,274	$157,274	$157,274
Stockholder’s equity	$8,789,718	$32,846,813	$102,966,588
Total liabilities and stockholders’ equity	$26,848,240	$47,661,742	$117,781,517

DILUTION

“Dilution” represents the difference between the offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the completion of this offering.  “Net tangible book value” is the amount that results from subtracting our total liabilities from our total tangible assets.  Dilution arises mainly from an arbitrary decision by us and the underwriter with respect to the offering price per share of our common stock.  In this offering, the level of dilution will be increased as a result of the low net tangible book value of our issued and outstanding stock.

Our net tangible book value prior to this offering, based on our June 30, 2005 audited financial statements and on the number of our outstanding shares of common stock as of January 26, 2006, was $8,789,718 or $0.37 per share.  As of January 26, 2006, we had 23,640,831 shares of common stock outstanding.

If the minimum offering is sold, we will have 25,640,831 shares outstanding upon completion of the minimum offering.  Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2005, will be approximately $1.30 per share.  This would result in dilution to investors in this offering of approximately $12.20 per share or approximately 90% from the offering price of $13.50 per share.  Net tangible book value per share would increase to the benefit of present stockholders from $0.37 prior to the offering to approximately $1.30 after the offering, or an increase of approximately $0.93 per share attributable to the purchase of the shares by investors in this offering.

If the maximum offering is sold, we will have 31,140,831 shares outstanding upon completion of the maximum offering.  Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2005, will be approximately $3.32 per share.  This would result in dilution to investors in this offering of approximately $10.18 per share or approximately 75% from the offering price of $13.50 per share.  Net tangible book value per share would increase to the benefit of present stockholders from $0.28 prior to the offering to approximately $2.64 after the offering, or an increase of approximately $2.36 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.  This discussion does not include the over-allotment option.

	Minimum[1]	Maximum[2]

Offering price of common stock (per share)	$13.50	$13.50
Net tangible book value per share before the offering (audited)	$0.37	$0.37
Increase per share attributable to payments by new investors	$0.93	$2.95
Pro forma net tangible book value per share after the offering	$1.30	$3.32
Dilution per share to new investors	$12.20	$10.18

[1] Assumes gross proceeds from offering of 2,000,000 units.
[2] Assumes gross proceeds from offering of 7,5000,000 units.

COMPARATIVE DATA

The following charts illustrate our pro forma proportionate ownership.  Upon completion of the offering under alternative minimum and maximum offering assumptions, of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to our capital by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.  This discussion does not include the over-allotment option.

	Shares Purchased		Total Consideration
					Average Price Per Share
MINIMUM OFFERING	Amount	Percent	Amount	Percent

Existing stockholders	23,640,831	92%	$9,748,707	27%	$0.41
New investors	2,000,000	8%	$27,000,000	73%	$13.50

Total	25,640,831	100%	$36,748,707	100%	$1.43

	Shares Purchased		Total Consideration
					Average Price Per Share
MAXIMUM OFFERING	Amount	Percent	Amount	Percent

Existing stockholders	23,640,831	76%	$9,748,707	9%	$0.41
New investors	7,500,000	24%	$101,250,000	91%	$13.50

Total	31,140,831	100%	$110,998,707	100%	$3.56

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.  The following selected consolidated statement of operations data for the fiscal years ended December 31, 2004, 2003, and 2002 and the selected consolidated balance sheet data as of December 31, 2004, 2003, and 2002 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.  The selected consolidated statement of operations date for the six months ended June 30, 2005 and 2004 and the selected consolidated balance sheet data as of June 30, 2005 and 2004 have been derived from our audited condensed interim consolidated financial statements, respectively, included elsewhere in this prospectus.

Consolidated Statement of Income Data	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002

Revenues	$6,932,606	$4,957,569	$11,374,134	$—	$—
Expenses	$6,242,591	$4,748,832	$10,735,038	$340,504	$—
Recovery of bad debts previously written off from 2001 - 2004	$(350,000)
Gain on sale of idle equipment	$(220,605)
Net income (loss) before minority interest	$1,260,620	$208,737	$639,096	$(340,504)	$—
Net income (loss) after minority interest	$773,323	$126,084	$260,384	$(340,504)	$—
Earnings per share	$0.03	$0.004	$0.01	$(0.01)	$—
Weighted average common shares outstanding	30,093,000	29,185,475	30,093,000	28,828,973	13,435,346

Consolidated Balance Sheet Data	June 30, 2005	June 30, 2004	As of December 31, 2004	As of December 31, 2003	As of December 31, 2002

Cash and cash equivalents	$4,176,520	$2,680,996	$3,406,030	$210,166	$—
Total current assets	$7,999,360	$4,085,709	$7,967,618	$211,599	$66,270
Total assets	$26,848,240	$18,150,616	$24,686,744	$282,852	$66,270
Total stockholders’ equity	$8,789,718	$2,538,268	$8,016,394	$28,018	$28,790

Anqiu City Peoples’ Hospital

The selected statements of operations data are for the fiscal years ended December 31, 2003, 2002 and 2001.  The selected balance sheet data set forth below, are of December 31, 2003, 2002 and 2001.  Financial information prior to January 1, 2001 was not available to provide.

Statements of Income Data	2003	2002	2001

Revenues	$8,957,128	$8,106,825	$7,189,688
Expenses	$7,544,764	$7,035,556	$5,130,386
Net income	$1,412,364	$1,071,269	$2,059,302
Earnings per share	$—	$—	$—
Weighted average common shares outstanding	—	—	—

Balance sheet Data	2003	2002	2001

Cash and cash equivalents	$176,588	$232,763	$123,474
Total current assets	$1,301,819	$2,724,087	$1,376,624
Total assets	$17,413,607	$15,637,387	$12,458,522
Equity	$9,749,726	$8,338,162	$7,328,774

Mengzhou City Peoples’ Hospital

The selected statements of operations data are for the fiscal period from January 1, 2004 to July 14, 2004 and for the years ended December 31, 2003, 2002 and 2001.  The selected balance sheet data set forth below, are of July 15, 2004, and December 31, 2003, 2002 and 2001.  Financial information prior to January 1, 2001 was not available to provide.

Statements of Income Data	January 1, 2004 to July 15, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001

Revenues	$865,471	$1,981,105	$1,863,691	$1,357,090
Expenses	$928,023	$2,143,339	$1,830,045	$1,474,478
Net income/(loss)	$(62,552)	$(162,234)	$33,646	$(117,388)
Earnings per share	N/A	N/A	N/A	N/A
Weighted average common shares outstanding	N/A	N/A	N/A	N/A

Balance sheet Data	As of July 15, 2004	As of December 31, 2003	As of December 31, 2002	As of December 31, 2001

Cash and cash equivalents	$147,702	$43,839	$234,582	$103,031
Total current assets	$480,239	$449,114	$482,308	$299,562
Total assets	$2,731,536	$2,715,993	$2,730,768	$2,215,831
Equity	$1,296,964	$1,388,310	$1,563,668	$1,556,801

OUR BUSINESS

History and Development

Our predecessor, China Hospitals, Inc. was incorporated in Delaware on December 2, 2002 in order to serve as the holding company for Chinese hospital subsidiaries.  On July 20, 2004, we reincorporated in the Cayman Islands and transferred all assets of the Delaware corporation to the Cayman Islands corporation.  Our principal executive offices are located at Suite 2501, China World Tower 1, China World Trade Center, 1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China and our telephone number is 86-10-65059999.  We also have an office located at 50 Airport Parkway, San Jose, CA 95110, U.S.A., telephone number (408) 451-8448.  We intend to focus on acquiring government – owned profitable hospitals located in urban areas within China.  We plan to operate the hospitals we acquire more efficiently by introducing a U.S. style of management to the hospitals and controlling the overall costs.  We believe that we are well positioned to capture a portion of the huge Chinese health care industry with 1.3 billion people by taking advantage of the profound reform of the Chinese health care facilities providers industry.

Due to the current restrictions on foreign ownership of the hospital businesses in China, we conduct substantially all of our operations through our affiliated Chinese entities pursuant to an Exclusive Business Cooperation Agreement between our wholly-owned subsidiary in China, RaiseChina BioTech, Inc. (“RaiseChina”), and Beijing Dongjun Hospital Management Investment Co., Ltd (“the “Management Company”).  We conduct our business through our affiliated Chinese entity, the Management Company, because we only need approvals from local government when we acquire a hospital through that entity as opposed to needing approvals from different levels of government, including the Ministry of Health of China, which would take substantial time and effort if we acquired hospitals through RaiseChina.  Moreover, we can own 100% of a hospital through the Management Company instead of only up to a maximum of 70% through RaiseChina.  The Management Company holds title to our hospitals and conducts our business.  The agreement provides for RaiseChina to provide the Management Company with business support services and consulting services in exchange for service fees.

Two individuals, Min Hu and Zhengmao Hu, own the Management Company.  However we have entered into agreements with these individuals, including share pledge agreements, and powers of attorney, designed to give us control over the operations of the Management Company and to secure the payment of the service fees.  Pursuant to the share pledge agreements, Min Hu and Zhengmao Hu, pledge their respective equity interests in the Management Company as a guarantee for the payment by these entities of service fees to us.  As a result, in the event that the Management Company breaches any of its obligations under the service agreement with us, we are entitled to take possession of the equity interests held by Min Hu and Zhengmao Hu.  In addition, Min Hu and Zhengmao Hu have each executed an irrevocable power of attorney to appoint RaiseChina as attorney-in-fact to vote on all matters on which shareholders of our affiliated entities are entitled to vote, including matters relating to the appointment of the chief executive officers of our affiliated entities.  See “Related Party Transactions.”

The Management Company has acquired 70% of the Anqiu City People’s Hospital and 100% of the Mengzhou City People’s Hospital and is currently operating these hospitals.  We plan to use the funds from this Offering to cause the Management Company to acquire ten to 15 additional hospitals.  See “Use of Proceeds.”

Our Industry

Due to China’s economic history of government centralization, almost all of China’s major hospitals in urban areas are government owned.  However, China’s health care industry is now undergoing a profound reform from planned economics to market economics especially after China joined the World Trade Organization (“WTO”).  The Chinese government is exploring different ways to run its hospitals more efficiently, including encouraging some of the government owned hospitals to convert to privately owned hospitals.  The Chinese government now allows Chinese private entities to take control of hospitals and non-Chinese entities to acquire a majority ownership of hospitals.  According to the Provisional Rule for the Administration of the Sino-Foreign Equity or Cooperative Joint Medical Institutions (“Sino-Foreign Joint Medical Institutions”), enacted as of July 1, 2000, non-Chinese medical institutions, companies, enterprises and other economic organizations (each a “Foreign Party”) may set up a Sino-foreign equity or cooperative joint medical institution with Chinese counterparts (each a “Chinese Party”).  A Chinese Party shall own at least 30% of the equity interest in the Sino-foreign equity or cooperative joint medical institution, which means a Foreign Party may own up to 70% of the equity interest in the Sino-foreign equity or cooperative joint medical institution.  Therefore, we believe that a significant number of Chinese government-owned hospitals will be privatized or partially privatized.

The Opportunity in China’s Hospitals Sector

We believe that China’s healthcare industry, especially the hospitals sector, has been underdeveloped in relation to the country’s strong, fast-growing economy.  In our opinion, the hospitals sector is suffering from underinvestment, poor management, and overregulation.  The current government’s drive to revamp the system presents an attractive opportunity for early entrants into this sector.  We believe that, because we are entering the hospitals sector privatization movement near its inception, we can capitalize on two significant advantages:

•	Ability to select the hospitals that have the most potential for value creation through upgraded facilities, bettered services and improved management; and

•	Reasonable acquisition valuation, mostly based on net asset value, typically representing a price to earnings multiple of four to six times.

The Acquisition Opportunity

We believe that we are well positioned to create shareholder value with our acquisition strategy for the following reasons:

Favorable political climate

Our management believes that the PRC Government sees private capital and foreign investments as a good option to address the public need for upgraded hospital facilities, better service, more efficient hospital operations and accountable management.  On May 24, 2005, the State Counsel of PRC issued a policy to encourage certain cities in China to perform government owned hospitals reform including privatization as a pilot study for national level hospitals reform.  Also, the PRC Government requires state owned enterprises to spin off hospitals they own to focus on their core business by the end of 2005.  Therefore, there are merger and acquisition opportunities currently for hospital consolidation.

On November 10, 2005, the Chinese Minister of Health, Gao Qiang, said that the Ministry of Health of China will break down the monopoly of state-owned hospitals as priority and put forward two most important issues in the process of healthcare industry reformation.  First, it is necessary to break down the monopoly of medical services by state-owned hospitals.  Based on the statistics in 2003, 96% of hospitals in China are stated-owned while only 4% are owned by other social organizations.  Hence it’s easy to see that the monopoly of state-owned hospitals never changed.  Second, it’s important to implement real systematic management in hospitals.  At present, hospitals are categorized according to their ownership status.  State-owned hospitals are defined as not-for-profit hospitals while others are for-profit hospitals.  However, most of the state-owned hospitals are actively trying to maximize their profits while enjoying tax exemption and government subsidies.  Other hospitals have to pay taxes and never get any subsidies from governments.  Therefore, the ongoing policies and management systems are unfair and have restricted hospital development.

Mr. Gao said it is a large burden to afford so many state-owned hospitals by the government and the amount of state-owned hospitals should be based on the local economies, people’s medical service demands and the support that local government could provide.  He suggested that many state-owned hospitals should be privatized provided that there was an integrated healthcare regional plan.

Mr. Gao thought it was time to privatize some of the state-owned hospitals to provide all-rounded medical services for the public.  The government should only focus on a few hospitals, increasing investments and strengthening the management.  The ideal state-owned hospitals should provide good-quality services with low prices and they should not be profit-oriented.  The salaries and benefits of medical staff should be controlled by the government.  It should be encouraged to attract more social funds for the healthcare development.  Only by breaking down the monopoly of state-owned hospitals and adjusting the unfair arrangements of the healthcare resources, will the industry have good prospects with high efficiency, quality services and scientific management.

Early Entrant Advantage

High entry barriers in hospital privatization creates and protects our early entrant advantage.  We have access to the best hospitals due to our unique relationships.  We are the first foreign invested hospital chain company in China.

Market Size and Industry Landscape

Market Size

China’s overall healthcare industry was reported as US$79 billion in 2004.  The hospital sector, which accounts for 70% of the healthcare industry, has experienced a combined annual growth rate of 18% over ten years.  Further, the hospital sector is projected to maintain a strong growth rate going forward to double its size by 2009.

We believe that the industry in general is underinvested and the investments made are not rationalized due to a high level of fragmentation.  For example, unlike in the US, there is not a nationwide managed hospital chain in China yet.

China’s healthcare spending from 1980 through 2002 is illustrated in the following diagram:

China’s Healthcare Spending

China’s Healthcare Industry Landscape

China’s healthcare institutions fall into three main categories:

1.	Hospitals;
2.	Health centers; and
3.	Other healthcare institutions.

Hospitals house the majority of the healthcare resources compared to health centers and other healthcare institutions.  Hospitals employ the majority of experienced and senior doctors and house the majority of advanced medical equipment.  Significant amounts of drug sales are also done at the hospitals.

	1980	1990	2000	2002	2003

Hospital	9,902	14,377	16,318	17,844	17,764
General hospital	7,859	10,424	11,872	12,716	12,599
TCM hospital	678	2,080	2,591	2,492	2,518
Specialized Hospital	694	1,362	1,543	2,237	2,271

Health Center	55,413	47,749	49,777	46,014	45,204
Urban Health Center	—	—	548	1,022	925
Township Health Center	55,413	47,749	49,229	44,992	44,279

Clinics	102,474	129,332	240,934	219,907	204,468
Sanatorium	470	650	471	365	305
Maternal & Child	2,745	3,148	3,163	3,067	3,033
Specialized Disease	1,138	1,781	1,839	1,839	1,749
Center for Disease Control	3,105	3,618	3,741	3,580	3,584
Medical Research Institute	282	337	405	298	284
Others institutions	5,024	7,742	8,123	13,124	14,932

Total	180,553	208,734	324,771	306,038	291,323

Hospitals Provide 71% of the Beds

Among the hospitals, resources are concentrated at the III-A or Class AAA hospitals in bigger cities such as Beijing, Shanghai and Guangzhou and II-A or Class AA hospitals in medium and small sized cities which offer comprehensive services with the best facilities and staff in the surrounding areas.

Classification of China’s Hospitals

Revenue Drivers at Chinese Hospitals

Hospitals in China derive revenues from inpatient accommodations, surgeries and treatment, drug sales, registration, examination and other services.  What makes China hospitals distinct from US hospitals is that China hospitals derive about half of their revenues from drug sales.  On average, general hospitals derive 70 to 80% of their revenues from inpatients.

Average Revenue 2003 General Hospitals (RMB thousands)	Revenue Breakdown

Hospital revenues are driven by price, volume, and service/drug mix, as shown below:

	Price drivers	Volume drivers	Service/drug mix drivers

Accommodation	Unit room/bed price	Days of accommodation	Levels of bed/room
Registration	Registration price	Number of outpatients	Levels of doctors
Surgery	Unit surgery price	Number of surgeries	Types of surgery
Therapies	Unit therapy price	Number of therapies	Types of therapy
Examinations	Unit examination price	Number of examinations	Types of examinations
TCM drugs	Unit TCM price	Volume of TCM	Types of TCM
Western drugs	Unit drug price	Volume of drugs	Types of drug
Other	Unit price of other income	Volume	Types of other income

Industry Growth

Despite a combined annual growth rate of 18% over the past ten years, China’s hospital sector is expected to continue a strong growth rate of approximately 20% annually for the next five years.  This projection is based on the strong growth drivers, including such factors as aging and rising income levels.  Nobel Economics Prize winner, Professor Robert W. Fogel of the University of Chicago, predicted that the share of healthcare services in China’s GDP would rise to 8% or even 10% in the foreseeable future due to its strong economic growth.3  Dr. Henk Bekedam, the chief representative of the World Health Organization in China said, “Health care spending, which is currently at 5.5% of GDP, might exceed 10% within the next decade.”4

Historical and Projected Hospital Sector Revenue Growth

Source: IMS Health

[3] China Management Newspaper, June 26, 2001.
[4] Peking University Health Economics and Management Forum 2004, Macroeconomics and Hospital Reform Speech by Dr. Henk Bekedam, WHO Representative in China, December 8, 2004, Beijing.

China on the Healthcare Resource Index

Source: China Healthcare Yearbook 2004

2003	China	Japan	Korea	US	UK

Doctors per 1,000	1.3	1.9	1.3	2.7	1.8
Beds per 1,000 persons	2.4	16.4	5.5	3.6	4.1
Health expenditure per capita (US$‘000)	40	2,243	470	4,271	1,675
Health expenditure % of GDP	5.1	7.2	5.4	12.9	6.9

Source: World Bank, World Health Organization

Industry Growth Drivers

We have identified the following categories of industry growth drivers:

Economic

•	China’s per capita healthcare spending is significantly lower than other major economies – implying growth potential with the economic growth continuing for the next two decades;

•

Quality of hospital services (management, physicians, equipment and operating environment) is low – implying premium charges are possible for experienced and professional management sourced from developed markets;

•

Specialized hospitals such as respiratory diseases, obstetrics and gynecology, eye, ear, nose and throat, orthopedic and others mostly exist only in cities like Beijing and Shanghai – there will be increased demand for these hospitals from economically-developed areas such Jiangsu, Zhejiang and Guangdong; and

•	Growth of managed care and insurance will likely add more fuel to healthcare growth since currently, as many as 85% of the entire population, are uninsured.

Political

•	The Government has come under mounting pressure in recent years for insufficient investment in healthcare infrastructure.

Technology

•	Advanced medicine, medical equipment, treatment methods and management concepts are being introduced to China along with new foreign and private investment.

Regulatory Environment

China’s hospitals are a heavily regulated sector.  The most relevant regulations for us concern ownership, pricing, and taxation.

Regulation on Foreign Ownership

In July 2000, the Chinese central authority issued the Sino-Foreign Equity Joint Venture Cooperation and the Medical Organization Administration Rule, which allows for the foreign ownership of up to 70% of a hospital and for the domestic private ownership of up to 100% of a hospital.  Our organizational structure is set up in such a way that we can control 100% of a hospital by having it acquired by the Management Company, which is 100% controlled by us through legal mechanisms and contractual arrangements.

Regulation on Hospital Service Pricing

Regulation of hospital service charges has changed from nationwide, fixed charges, to a guideline system supplemented by market pricing.  In this system, the central Government publishes a standardized list of medical services and drugs with directional prices.  It is then left to the discretion of the local provincial and municipal governments to set the actual prices based on local consumer price index.

The government also introduced more competition among the hospitals by allowing insured patients to choose the hospital they would like to visit, whereas previously, patients could only go to certain hospitals affiliated with their health insurance providers.  While this new policy has indeed introduced more competition for the hospitals, it has also had a more positive impact on the better run hospitals providing better services with better trained doctors and staff.

Mandatory Admission

There are no mandatory requirements for private Chinese hospitals to provide service to patients who cannot afford to pay the fees.  However, hospitals do exercise their own discretion in whether or not to take patient who cannot afford to pay.  Typically, costs of providing such charity services account for less than 1% of a hospital’s net revenues.

Post-Acquisition Management

Post-acquisition management is a key area where our strategy realizes and adds value.  We rely on the extensive combined experiences by our management in designing and implementing a management improvement program aimed at improving quality of service, operating efficiencies, and financial control.  We assemble a special management taskforce headed by Mr. Steve Yu, our Vice President, to be stationed at the hospital for four to six weeks, first observing the operations and then submitting a management improvement recommendations report to the hospital management team for implementation.  Mr. Yu, the former Director General of the Department of Hospital Administration under the Ministry of Health, is leading the team for the post-acquisition management for CHI

The focus of the management improvement program is to improve services, improve productivity and control costs.

AREAS	OBJECTIVES		PROGRAMS DETAILS

Service	To provide patient-friendly services and enhance and open new areas of services	-	Courtesy
		-	Cleanliness and visual
		-	Optimized triage system
		-	Signage system
		-	Upgrade equipment and facility
		-	Enhancing and open new areas of services by hiring new expert doctors from around the nation according local patients illness patterns
		-	Introducing and purchasing new and most modern medical instruments and equipments such as new MR and CTs
		-	Build new inpatients and outpatients buildings to accommodate patients

Operational efficiencies	To improve productivity	-	Optimize bed turnover rates to achieve balance between occupancy rate and per bed yield
		-	Develop medical procedures and enforce them
		-	Develop and enforce performance evaluation system
		-	IT system for record keeping, book keeping, inventory management, etc.
		-	Human Resources recommendations
		-	Managing systems for nursing, housing keeping, materials management and dietary services
		-	Competitive pricing for medical services and drugs

Financial Control	To control cost	-	Centralized purchase
		-	Inventory control to curtail costs
		-	Reduce redundancy in materials, drugs and procedures
-

Adjust the structures of salaries of doctors and nurses according their contributions to the hospitals and according their patients volume and differentiate the compensation package of those who can contribute and those who can not

		-	Remove certain redundant employee
-

Increased bargain and purchasing  power as hospital chain company means lower purchasing prices for medical drugs, medical equipments and instruments and others from  pharmaceuticals suppliers and medical equipments supplies and other supplies

		-	Increased bargain power for medical insurances.
		-	Reduce overhead for hospitals
		-	Cheap casualty, malpractice insurance
		-	Cheap financial tools
		-	Free tax for foreseeable future unless Chinese government have new policies

Branding	To promote brand recognition	-	Promote recognized doctors in town
		-	Hire well known doctors in the country
		-	Circulate expert doctors in certain fields among our hospitals
		-	Promote brand recognition by introducing new facilities such as building new inpatients building and new technology and new MR and CT’s

Management Team/Human resources	To manage the hospitals more efficiently and maintain the number 1 hospital status in local area	-	Appoint new president and/or vice president of hospitals
		-	Remove some vice president to reduce bureaucratic
		-	Hire new expertise/doctors in established areas of services and new area of services for patients
		-	Earlier retirements of some employees who could not keep up with fast changing medical knowledge and were less capable of performing their duties

Community Relation	To have good community image	-	Donate time, money and arrange labors for local community services
		-	Send medical staff when there are needs for medical standby such as major events in the local area
		-	Free examination for local recognized people
		-	Invite local government officers to attend events such as ceremony for inpatients building construction

Marketing	To penetrate new market and enlarge customer base	-	Free examination for people in new segments, using TV and media to advertise the hospital after we take over
-

To make strategic relations with other lower level hospitals and their doctors to transfer their patients to our hospitals by sending our doctors to work at their facilities and training their doctors and nurses by our expertise

-

IT System	To enhance IT system to control cost and increase accuracy, tractability reduce liability and increase liabilities	-	Initiate and pass Hospital ISO 9002
		-	Computerizing prescriptions by doctors
		-	Updating financial software;
		-	Standardizing and centralizing the financial software

Competition	To continue to keep our competitive advantages over local competitors	-

To keep and enhance number 1 hospital status in local area for the hospitals we own by updating, building new inpatients and outpatients, purchasing new modern medical equipments such as MR, CTs, retain good management team member and good doctors and hire well known doctors around the nation

		-	Monitor the pricing of our competitors and keep our pricing competitive

The following table shows some of the improvements made in the operations at the Anqiu People’s Hospital after our acquisition in December 2003, which not only shows that there are remarkable room for improvement to China’s government owned hospitals but also verifies our capability of managing hospitals.

ANQIU	2003	2004	% change

Occupancy rate	86.7%	95.5%	10.1%
Bed turnover rate	38.2	45.5	19.1%
Revenue	$8,957,128	$10,648,738	18.9%
Revenue/patient bed	16,399	17,699	7.9%
Inpatient Admission	20,283	24,179	19.2%

Our Operations

Through the Management Company, we operate the Anqiu City People’s Hospital and the Mengzhou City People’s Hospital pursuant to our plan to establish a multi-province hospital chain specializing in general and acute care hospitals in urban areas in China.  We plan to take advantage of the profound reform of China’s health care facilities providers industry which allows the privatization of government owned hospitals by leveraging the experience of our key management members in the health care services industry, and leveraging the connections of our key management members by networking within the Chinese health care industry.

We will focus on quality service programs; physical facility management; medication management and safety; patient, family and staff education; cost control and introduction of advanced technologies to the local communities and the expertise of our management team to run the hospitals more efficiently to serve local populations.  Our management team has expertise in working with government and health care officials, experience with urban hospitals, owning and operating primary hospitals and will focus on operational and administrative efficiency by reducing overall costs.

Regulation

The healthcare facility provider industry in China operates under a legal regime that consists of the State Council, which is the highest authority of the executive branch of the PRC central government, and the various ministries and agencies under its leadership.  These ministries and agencies include:

•	the Ministry of Health;

•	the Ministry of Commerce; and

•	the State Council.

These ministries and agencies have issued a series of rules that regulate a number of different substantive areas of our business, including foreign ownership restrictions  which are discussed below.

Foreign Ownership Restrictions

PRC regulations currently limit foreign ownership of companies that provide healthcare services, which includes operating hospitals, to a maximum of 70%.  In order to comply with foreign ownership restrictions, we operate our hospitals in China through the Management Company, which is wholly owned by Zhengmao and Min Hu, both of whom are PRC citizens.  Under PRC law, we cannot hold the licenses and approvals necessary to operate our hospitals because only domestic PRC persons can hold those licenses and approvals.  We are not considered to be a domestic PRC person for this purpose.  In the opinion of Han Kun, our PRC legal counsel: (1) the ownership structures of our company, RaiseChina and the Management Company, both currently and after giving effect to this offering, are in compliance with existing PRC laws and regulations, (2) our contractual arrangements with the Management Company and its shareholders are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (3) the business operations of our company, RaiseChina and the Management Company, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material aspects.  There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations.  Accordingly, we cannot assure you that the PRC regulatory authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel.  If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC government restrictions on foreign investment in the healthcare services providers industry, we could be subject to severe penalties.

To acquire a hospital, the Management Company needs the approvals from the local government where the hospital is located before signing the acquisition contract.  To acquire up to a maximum of 70% of a hospital, RaiseChina needs the approvals not only of the local government where the hospital is located but also the provincial level of government, the bureau of health, the bureau of commerce, other related bureaus and ultimately the Ministry of Health, Ministry of Commerce and other related Ministries in China.  We use the Management Company to acquire and own hospitals instead of using RaiseChina because all of the approvals mentioned above would take significant time and effort and may not be cost efficient.  Transferring the certificates of ownership of hospitals including buildings, land and equipment could be time consuming.  We cannot be certain that we will not experience any problems with this method of acquisition in the future.  Our business and results of our financial operation will be adversely affected if we experience significant problems and delays in making acquisitions in the future.

Under the laws of the PRC, as a foreign entity operating in China our ability to directly own Chinese hospitals is restricted.  Therefore, we control the hospitals through our affiliated Management Company.  The Management Company is a Chinese company that is not directly owned by us but that is effectively controlled by us through legal mechanisms and structures and contractual arrangements.  The Management Company has acquired 100% of Mengzhou City People’s Hospital and 70% of the Anqiu City People’s Hospital.

We are proceeding with the following procedures to implement our hospital acquisitions:

1.	The Management Company contracts with the hospitals.
2.

We loan the Management Company the funds for the purchase of the hospitals secured by 100% assignment of the equity interest in the hospital and co-collateralized by 100%, through a Share Pledge Agreement, of the stock of the Management Company.

3.

Through an Exclusive Business Cooperation Agreement with the Management Company, through an Exclusive Business Cooperation Agreement, we operate the hospitals and all of the income from the hospitals passes through to us from the Management Company.

4.	We retain 100% of the stock of the Management Company at all times until all assets (hospitals) are 100% transferred to us or all assets are sold.

The following chart represents our corporate structure:

Corporate Structure

China Hospital, Inc. (Cayman)

The Management Company has acquired 70% of the Anqiu City People’s Hospital and 100% of Mengzhou City People’s Hospital.  The Management Company currently has operating control of these hospitals

On December 21, 2003, our predecessor company signed an agreement with the Anqiu City Department of National Asset Management to acquire the Anqiu City People’s Hospital.  On May 19, 2004, the parties to this Agreement signed an amendment to the agreement transferring our predecessor company’s rights and liabilities under the Agreement to the Management Company.  The Anqiu City People’s Hospital is a Class AA educational hospital with 630 beds and 892 employees.  To date, we have purchased a 70% interest in this hospital for RMB41,124,952. (approximately US$4,954,813) and intend to pay the remainder of the purchase price from the proceeds of this Offering. The first installment of RMB8,210,000 (approximately US$989,156) was paid on June 4, 2004.  As a term of the purchase agreement, the Management Company had to use some of the profits it generated from this hospital for the construction of a new building which has been completed.  Additionally, the Management Company must continue to employ all existing employees of the hospital for one year at wages equal to at least their wages in 2002.

On July 16, 2004, the Management Company signed an agreement with the Mengzhou City National Department of Asset Management  to acquire the Mengzhou City People’s Hospital.  The Mengzhou City People’s Hospital is a Class AA educational hospital with 226 patient beds and 368 employees.  The purchase price of this hospital is RMB17,436,960 (approximately US$2,100,839) including the payment of a RMB5,556,900 long term loan.  The first installment of US$1,000,000 was paid on July 16, 2004.  The remainder of the purchase price was paid on December 20, 2004 out of the proceeds of our private placement.  As a term of the agreement, the Management Company agreed to continue to employ all existing employees of this hospital for at least two years.

The Management Company owns 100% of Mengzhou City People’s Hospital and 70% of Anqiu City People’s Hospital and is therefore entitled to receive 100% of the revenue of Mengzhou City People’s Hospital and 70% of the revenue of Anqiu City People’s Hospital.  However, through the Exclusive Business Cooperation Agreement, RaiseChina may require the Management Company to transfer all of the revenue the Management Company receives from the hospitals to RaiseChina.  To date, the revenues of the hospitals have stayed in the hospitals to support their operations and growth and have not been transferred to the Management Company.  Consequently, RaiseChina has not received any money from the Management Company.  We have no intention of transferring revenues or paying dividends in the foreseeable future.  It is our present intent to retain any profits at the hospital level to grow those hospitals and to raise money through this offering to make new hospital acquisitions.

Hospital Acquisition Strategy

All of the hospitals we have acquired through the Management Company and plan to acquire are either general hospitals or acute hospitals that generally provide a broad range of medical and surgical services commonly available in hospitals in urban markets.  Most of the hospitals also provide diagnostic and emergency services, as well as outpatient and ancillary services, including outpatient surgery, laboratory, rehabilitation, radiology, respiratory therapy and physical therapy.  All of these hospitals are currently the primary providers of health care in the urban areas they serve and are located in Tianjing, Shandong, Heilongjiang, Henan, Liaoning, Hainan, and Beijing, PRC.  Some of the hospitals engage in medical research and medical education programs and a number of these hospitals have an affiliation with medical schools and include the clinical rotation of medical students.

China’s health care institutions are managed according to their grade.  The Ministry of Health leads the regulatory regime that manages the nation’s health care system.  There are ten classes which constitute the ranking of healthcare services providers in China: special Class AAA, Class AAA, Class BBB, Class CCC, Class AA, Class BB, Class CC, Class A, Class B and Class C according to the classification policies and methods of the Ministry of Health of China on November 29, 1989.  Class A, B and C are regional hospitals that serve one local community for their health care.  Class AA, BB and CC are hospitals that serve multiple communities for their health care and also provide a certain amount of education and research tasks.  Class AAA, Class BBB and Class CCC are hospitals that provide high level healthcare service to multiple communities and carry out education tasks and conduct scientific research.  The ratings are determined by hospital classification committees organized by the local bureau of health at the city level, the bureau of health at the provincial level and the Ministry of Health of China at the central level, respectively.  The local bureau of health at the city level, the bureau of health at the provincial level and the Ministry of Health of China issue the ratings. Of the 17,764 public hospitals in China, 2,873 are classified as Class AA and 627 are classified as Class AAA6.  The Anqiu City People’s Hospital is an educational hospital that is Class AA rated.

The following is a list of the 29 additional hospitals with which we have executed letters of intent and the dates of those letters of intent:

1.	Sogung City People’s Hospital, Shandong Province, January 11, 2004
2.	Sogung City Chinese Hospital, Shandong Province, January 11, 2004
3.	Sogung City People’s Number 2 Hospital, Shandong Province, January 11, 2004
4.	Sogung City People’s Number 3 Hospital, Shandong Province, January 11, 2004
5.	Sogung City People’s Number 4 Hospital, Shandong Province, January 11, 2004
6.	Sogung City People’s Number 5 Hospital, Shandong Province, January 11, 2004
7.	Weifang City People’s Hospital, Shandong Province, November 2, 2003
8.	Weifang Chinese Hospital, Shandong Province, November 2, 2003
9.	Weifang Antiang Hospitals, Shandong Province, November 2, 2003
10.	Qianzhou City Hospitals, Shandong Province, November 2, 2003
11.	Hainan Chinese Hospital, Hainan Province, November 4, 2002
12.	Heilongjiang Surgical Hospital, Heilongjiang Province, November 12, 2002
13.	Number 4 Hospital, Shengyang, Liaoning Province, August 25, 2003
14.	Number 6 Hospital, Shengyang, Liaoning Province (Educational), August 25, 2003
15.	Luoyang City People’s First Hospital, Luoyang, Henan Province, February 9, 2004
16.	Luoyang City People’s Second Hospital, Luoyang, Henan Province, February 9, 2004
17.	Luoyang City People’s Fourth Hospital, Luoyang, Henan Province, February 9, 2004
18.	Luoyang City People’s Fifth Hospital, Luoyang, Henan Province, February 9, 2004
19.	Luoyang City Women and Children Hospital, Luoyang, Henan Province, February 9, 2004
20.	Luoyang City First Chinese Hospital, Luoyang, Henan Province, February 9, 2004
21.	Luoyang City Second Chinese Hospital Luoyang, Henan Province, February 9, 2004
22.	Luoyang City Psychology Hospital, Luoyang, Henan Province, February 9, 2004
23.	Weifang City Hospital, Shandong Province, November 2, 2003
24.	Weifang City Psychology Hospital, Shandong Province, November 2, 2003
25.	Weifang City Skin Hospital, Shandong Province, November 2, 2003
26.	Zhangzeng Hospital, Tianjing, March 25, 2004
27.	Number 1 Hospital, Shengyang, Liaoning Province, August 25, 2003
28.	Number 2 Hospital, Shengyang, Liaoning Province, August 25, 2003
29.	Wangjiang Hospital, Beijing, March 19, 2004

It is impossible for us to acquire all 29 hospital targets listed above because not enough funds are being raised in this offering or otherwise to acquire all of the hospitals.  We do not know which hospitals out of the 29 hospitals listed above will be acquired with the proceeds of this offering, if any.  It is not probable that the Management Company will acquire any of the 29 hospitals identified as time has passed since the letters of intent were signed and circumstances of the hospitals may have changed and any or all of the hospitals may no longer wish to be acquired.  The letters of intent are not binding on us or any of the hospitals.  The letters of intent are merely indications that the parties are amenable to discuss a potential transaction.  Negotiations have not been conducted between the parties nor have any financial statements been obtained from the hospitals nor have any valuations or appraisals been conducted on any of the 29 hospital acquisition candidates so we cannot determine any prices of these acquisition candidates.

We believe that potential investors should make their investment decision based upon our actual operations and revenues and our business model as that is the most accurate depiction of our company.  That is why we have included this general information on the acquisition candidates so potential investors can see our business strategy along with the detailed information on the two hospitals we have already acquired through the Management Company so potential investors can see our actual operations and revenues. We believe providing financial details of the potential acquisition targets could mislead potential investors into believing: (a) we are a much larger, more developed company; or (b) that acquisitions of the targets hospitals are probable; neither of which are true or accurate.  Therefore, our financial statements, consolidated with the financial statements of the two hospitals we currently operate through the Management Company, provide the most accurate and realistic financial information with which to make an investment decision.

Our acquisition strategy is based on the following key attributes:

•

Established Hospitals.  The hospitals that we plan to acquire are from 30 years old to over 110 years old.  These hospitals have strong relationships with the constituents they serve - patients, health care entities such as medical device manufacturers and pharmaceutical companies, and government agencies.

•

Proven Medical Management Skills.  We believe the experience of our management in running hospitals in the past will help us improve medical outcomes for our patients and lower costs.  We will carefully monitor day-to-day medical management in order to provide appropriate care to our patients, contain costs and ensure an efficient services network.  We have also designed and will implement disease management and health education programs that address the particular health care needs of our patient population.

•

Carefully Selected Hospitals.  We believe that the hospitals we have selected for acquisition are well suited, based on proximity, culture and experience, to provide services to the local population they serve.  These hospitals should provide their communities with access to primary care.

•	Expansion Capability. We plan to replicate our business model in new markets through the acquisition of hospitals, the development of new operations and the transition of members from other hospitals.

•

Administrative Efficiency.  We plan to centralize and standardize various functions and practices across our hospitals, increasing our efficiency and allowing our administrative infrastructure to be scalable for rapid and cost-effective expansion in new and existing markets.

Our objective is to be the largest hospital chain organization in China serving local populations.  Our strategic objective is centered on the unique patient and health care provider needs and opportunities in China’s urban markets.  We intend to grow our business and manage the hospitals we acquire to assure that they operate in accordance with the strategic objectives described below:

•

Acquire More Hospitals.  As the primary part of our business strategy, we have sought and will continue to seek to identify attractive acquisition candidates and, if financing is available, we plan to acquire additional profitable hospitals in urban markets consistent with our strategy.  We will seek to acquire additional hospitals that are high quality, well managed, profitable, first class or number 1 in the cities they serve and located in urban markets where the projected rate of population growth is above the national average.

•

Develop System-Wide Strategies to Run the Hospitals More Efficiently.  Through internal growth, we intend to monitor our facilities and develop strategies designed to run our hospitals more efficiently by maximizing our operational efficiencies, maintaining low medical costs and reducing the overall costs including administrative costs.

•

Build Strong Community Relations.  Management believes that it is important to our success that our hospitals continue a high level of involvement in the communities they serve and continue to develop good relations with local governments and business leaders.  Our employees, particularly the executive teams at the hospitals, are expected to expend considerable effort maintaining and improving community relationships.

•

Strengthen Key Physician Recruiting and Retention.  We believe that the supply of recognized physicians in the areas they serve, for example, cardiologists practicing in the urban markets, is limited, and that recruiting recognized physicians in local communities is critical to increasing the quality of health care and the breadth of available services.  We intend to take advantage of a more specific management focus to work more effectively with individual physicians and physician practices.  Management believes that expansion of the range of available treatments at hospitals should also assist in recruiting highly qualified physicians.

•

Retain and Develop Stable Management.  In recruiting our managers and health care professionals, we focus on those who wish to live and practice in the communities in which our hospitals are located.  We expect that our ability to provide equity-based compensation linked to our future performance should assist in management retention.  Management believes that achieving long-term retention of executive teams at the hospitals will enhance medical staff relations and maintain continuity of relationships within the community.

Competition

Competition among hospitals is primarily driven by location.  The hospitals we have acquired through the Management Company compete with at least one other hospital in their locations.  There is one private competitor hospital and there are two government owned hospitals for the Mengzhou City People’s Hospital.  There are two government owned hospitals which compete with the Anqiu City People’s Hospital.  The prices for medical services or medical drugs are not lower than what we currently offer or will offer for those government owned hospitals.

With 226 patient beds, Mengzhou City People’s Hospital is the largest and the only Class AA hospital in Mengzhou City.  The hospital is a general hospital that provides more services than Mengzhou People’s Second Hospital which has approximately 170 patient beds and does not have the Class AA rating.  There are other competitors in Mengzhou City which do not have the Class AA rating and their patient beds are less than 120.  With 700 patient beds, Anqiu City People’s Hospital is the largest and the only Class AA hospital in Anqiu City.  The hospital is a general hospital that provides more services than Anqiu Chinese Hospital which has approximately 280 patient beds and does not have the Class AA rating.  There is one other competitor in Anqiu City which does not have the Class AA rating and has fewer than 200 patient beds.

The hospitals we have acquired through the Management Company and plan to acquire each compete with at least one other hospital in the location they serve.  Following is a list of the competitors for each of our planned hospital acquisitions.

Hospital	Competitor

Anqiu City People’s Hospital (Educational), Shandong Province (Acquisition Pending)	Anqiu Chinese Hospital, Shandong Province
Mengzhou City People’s Hospital, Henan Province	People’s Second Hospital, Mengzhou
Sogung City People’s Hospital, Shandong Province	Sogung City People’s Number 6 Hospital, Shandong Province
Sogung City Chinese Hospital, Shandong Province	Sogung City People’s Number 6 Hospital, Shandong Province
Sogung City People’s Number 2 Hospital, Shandong Province	Sogung City People’s Number 6 Hospital, Shandong Province
Sogung City People’s Number 3 Hospital, Shandong Province	Sogung City People’s Number 6 Hospital, Shandong Province
Sogung City People’s Number 4 Hospital, Shandong Province	Sogung City People’s Number 6 Hospital, Shandong Province
Sogung City People’s Number 5 Hospital, Shandong Province	Sogung City People’s Number 6 Hospital, Shandong Province
Weifang City People’s Hospital, Shandong Province	Weifang City People’s Second Hospital, Shandong Province
Weifang Chinese Hospital, Shandong Province	Weifang City Second Hospital, Shandong Province
Weifang City Hospital, Shandong Province	Weifang City Second Hospital, Shandong Province
Weifang City Psychology Hospital, Shandong Province	Weifang City Second Hospital, Shandong Province
Weifang City Skin Hospital, Shandong Province	Weifang City Second Hospital, Shandong Province
Weifang Antiang Hospitals, Shandong Province	Weifang City Second Hospital, Shandong Province
Qianzhou City Hospitals, Shandong Province	Qianzhou City Second Hospitals, Shandong Province
Luoyang City People’s First Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City People’s Second Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City People’s Fourth Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City People’s Fifth Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City Women and Children Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City First Chinese Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City Second Chinese Hospital Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Luoyang City Psychology Hospital, Luoyang, Henan Province	Luoyang City People’s Third Hospital, Luoyang, Henan Province
Hainan Chinese Hospital, Hainan Province	Haicou Hospital
Heilongjiang Surgical Hospital, Heilongjiang Province	First People’s Hospital, Halongjing
Number 4 Hospital, Shengyang, Liaoning Province	Number 8 Hospital, Shengyang, Liaoning Province
Number 6 Hospital, Shengyang, Liaoning Province (Educational)	Number 9 Hospital, Shengyang, Liaoning Province
Zhangzeng Hospital, Tianjing	Tianjing People’s First Hospital
Number 1 Hospital, Shengyang, Liaoning Province	Number 8 Hospital, Shengyang, Liaoning Province
Number 1 Hospital, Shengyang, Liaoning Province	Number 8 Hospital, Shengyang, Liaoning Province
Wangjiang Hospital, Beijing	People’s Hospital, Beijing

There are approximately 16 major hospitals in Shengyang City.  All of those hospitals are government owned.

There are approximately 12 major hospitals in Luoyang City.  All of those hospitals are government owned.

There are approximately six major hospitals in Sogung City.  All of those hospitals are government owned.

There are approximately 15 major hospitals in Weifang City.  All of those hospitals are government owned.

There are approximately 49 major hospitals in Tianjing.  All of those hospitals are government owned.

There are approximately 81 major hospitals in Beijing.  All of those hospitals are government owned.

There are approximately six major hospitals in Haikou City.  All of those hospitals are government owned.

There are approximately 14 major hospitals in Mudianjing City.  All of those hospitals except one are government owned.

Generally speaking, the hospitals we intend to acquire through the Management Company are large hospitals that provide more services than the competitors and their higher ratings reflect the quality of service, number of patient beds and number of experts, doctors and nurses.

The barriers to entry in the hospital market are generally high since setting up new hospitals requires the support of adequate capital and approval from the local Bureau of Health or Ministry of Health of China.  The competition of the health care facilities providers market has intensified in recent years since the deregulation of the health care insurance programs and new policies that allow patients to choose the hospitals and doctors they would like to visit.  We are not aware of any competitors to our proposed business strategy.

Effect of Governmental Regulation

PRC Regulation of Ownership of Hospitals

In July 2000, the Chinese central authority issued the Sino-Foreign Equity Joint Venture Cooperation and the Medical Organization Administration Rule, which allows for the foreign ownership of up to 70% of a hospital and for the domestic private ownership of up to 100% ownership of a hospital.  Our management believes that as a foreign company, we can manage to control 100% of a hospital having it acquired by the Management Company, which is effectively controlled by us through legal mechanisms and contractual arrangements.

Local governments owned the hospitals we have acquired before we acquired them.  All of the hospitals we plan to acquire currently belong to the government as well.  For acquisitions of local hospitals, the decision to sell can be taken at a local level.  An institution’s management has virtually no say in the decision to sell the facility.  Instead, that authority rests with a variety of senior officials depending on the jurisdiction.  For a provincial facility, the decision rests with the Governor and the Party Secretary.  At the city level, it is the Mayor and the Party Secretary.  The Party Secretary will always have significant input on any privatization, especially that of a hospital.  Negotiations in China can be complex and long.

The local government authority in charge of the health care industry or state-owned assets must execute any agreement for the acquisition of a hospital.  The execution of such agreement itself shall also mean the approval by the local government.  Then, we need to process the relevant registration for change at the competent local health administration and the administration for industry and commerce.  We have obtained all of these approvals already and completed all the relevant registrations for changes for the two hospitals we have purchased through the Management Company.

PRC Regulation of Hospital Operations

The PRC central and local governments have general policies and regulations governing hospitals, operation of hospitals, physicians, and the management of hospitals similar to other countries around the world.  The PRC also has policies regarding the prices of certain medicines and drugs.  Our due diligence shows that these policies and regulations are strictly followed in all of the hospitals we plan to acquire and we will continue to require strict adherence.

PRC Regulation of Currency and Capital Transfers

According to the provisions of the relevant laws and regulations, RaiseChina, as a wholly-foreign owned enterprise (“WFOE”), is able to distribute profit to us as its shareholder.  Such profit distributed from RaiseChina should be exchanged to foreign currency by RaiseChina itself.  Remitting the profit, dividend and bonus is regarded as ordinary expenditure of foreign currency other than capital expenditure of foreign currency.  In China, the ordinary expenditure of foreign currency is not strictly controlled by the specific provisions in Regulations on Foreign Exchange Control; whereas this issue is regulated by the provisions for the expenditure of foreign exchange for ordinary use.

The relevant provision in Regulations on Foreign Exchange Control is: “According to the rules of the State Council for the control of exchanging, selling and purchasing foreign currency, the expenditure of foreign currency on ordinary use could be made with the designated bank with valid certificates and business documents.”  Pursuant to this provision, the foreign investor could remit its profit, dividend and bonus without the particular permission of the state or local Administration for Foreign Exchange, so long as it has profit distribution agreement of the board together with other relevant certification material; and it could remit foreign currency from its foreign currency account or to remit foreign currency purchased from designated bank.  The specific documents for remitting the profit in foreign currency, which should be submitted to the designated bank for approval, are listed as follows:

1)

The proof certificate for tax payment as well as tax report (Those enterprises with tax preferential treatment shall provide the official certificate for deducting or lessening the tax issued by tax authority.);

2)	The auditing report on the profit, dividend or bonus for the accounting year issued by a qualified accounting firm;

3)	The resolution of the Board of RaiseChina on the distribution of the profit, dividend or bonus;

4)	The registration certificate for foreign currency of RaiseChina;

5)	The report on the verification of the registered capital issued by a qualified accounting firm;

6)	Other materials required by the Administration for Foreign Exchange.

It should be noted that if the registered capital of RaiseChina is not fully paid, the remittance of the profit in foreign currency is forbidden.

Employees

Currently, we have 15 full-time and three part-time employees for our corporate operations who are all located in China.  The two hospitals have an aggregate of 1260 doctors and employees.  We will hire additional employees on an as-needed basis during the next 12 months.  Our management believes that all of our employee relationships are satisfactory.

Property

We currently lease 2,592 square feet of office space at Suite 2501, China World Tower 1, China World Trade Center, 1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China and 650 square feet of office space at 50 Airport Parkway, San Jose, CA 95110 for our corporate offices.  The rent for the Beijing office is $13,284 per month and the lease expires in July 2007.  The rent for the San Jose office is $893 per month and the lease is on a month-to-month basis.  Our management believes that our leased properties are suitable and adequate for our operations.

Legal Proceedings

To the best knowledge of our management, there are no claims or actions pending or threatened against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. We caution you that our business and financial performance are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. In evaluating our business, you should carefully consider the information provided under the caption “Risk Factors” provided elsewhere in this prospectus.

Overview

Through the Management Company, we acquire and operate hospitals in China pursuant to our business strategy to establish a large multi-province hospital chain specializing in general and acute care hospitals in urban areas in the PRC.

The Management Company has acquired 70% of the Anqiu City People’s Hospital and 100% of the Mengzhou City People’s Hospital and is currently operating these hospitals.  For the six months ended June 30, 2005 and for the six months ended June 30, 2004, the Management Company earned revenues of $6,932,606 and $4,957,569 respectively, an increase of $1,975,037 or 39.8%.  During the year ending December 31, 2004, the Management Company earned revenues of $11,374,134 and there were no revenues for the year ended December 2003 and 2002 because we had not acquired any hospitals yet.

Factors affecting Our Operations

The major factors affecting our results of operations of our two hospitals include:

•

Revenues from the hospitals amounted to $6,932,606 for the first six months of 2005 and $4,957,569 for the first six months of 2004.  The revenues from the two hospitals are the primary factor that affected our results of operations of the hospitals.  There are two components of revenues for the two hospitals we own.  The first component is the revenue generated from the medical treatments of patients which amounted to $3,648,368 for the six months ended June 30, 2005 and $2,411,772 for the corresponding period of 2004.  The second component is the revenue generated from the selling of drugs which amounted to $3,284,238 for the first six months of 2005 and $2,545,797 for the corresponding period of 2004.  It is customary in China for drugs, particularly prescription drugs, to be sold through hospitals and not pharmacies on the streets. Therefore the number of patients who use our hospitals and the whole sale prices of drugs are the two factors affecting our revenue.

•

Costs of services and operating expenses.  Our cost of services and operating expenses consist primarily of the expenses of medical supplies and drugs for the hospitals as well as the salaries and benefits provided to our employees.  For the six months ended June 30, 2005, medical service expense and the cost of drugs amounted to $2,547,661 and $1,956,034, respectively, as compared to $1,358,897 and $1,598,337, respectively, for the six months ended June 30, 2004.  Gross profit for the first six months of 2005 was $2,428,911 or 35%.  In China, the doctors and nurses are employed by the hospital.  The salaries and benefits provided by hospitals to employees in China are much lower percentage-wise in terms of revenue compared to the developed Western countries such as the United States and Germany.  General and administrative expenses for the six months ended June 30, 2005 and, 2004 were $1,573,169 and $1,668,611, respectively.  We had a $350,000 recovery of bad debts during the six months ended June 30, 2005 from accounts receivable that had been written off during 2001 to 2004.  We are developing and implementing a program to control and reduce the overall costs of running our hospitals.

•

Finance Costs.  We incurred finance costs of $208,064 for the first six months of 2005 and $169,925 for the corresponding period of 2004.  The amount expended for the first six months ended June 30, 2005 mainly comprises $96,664 of net interest expense for short-term loans incurred in Anqiu City People’s Hospital, and $105,015 of imputed interest on the Anqiu City People’s Hospital acquisition note payable.

•

Quality of our services of our hospitals and competition of healthcare services in the two cities our hospitals serve.  The quality of our services at our hospitals determines to some extent whether a patient or a person comes back when the person is ill again and whether the patient tells his or her friends to come to our hospitals to visit doctors when they are ill.  Therefore we require each of our hospitals to have a quality control program to insure that we provide the best healthcare services and the patients enjoy quality services.

•

Taxes.  Companies in China are generally subject to a 30% state enterprise income tax and a 3% local income tax.  However, the two hospitals we own are not subject to any state or local tax because we did not raise any fee that the hospitals charge after privatizations of the hospitals.

Financial Condition

Operating - Our operations generated cash resources of $945,575 for the six months ended June 30, 2005, as compared to generating cash resources of $280,971 for the corresponding period of 2004.  The increase is due primarily to higher net income of $773,323 for the first six months of 2005.  Our operations generated cash resources of $1,088,748 for the year ended December 31, 2004, while we utilized cash resources of $198,854 and $66,270 for the years ended December 31, 2003 and 2002, respectively.

We had a working capital deficit of $2,263,207 for the first six months ended June 30, 2005, as compared to a working capital deficit of $2,760,012 for the six months ended June 30, 2004.  This reflects current ratios for the first half year of 2005 and 2004 of 0.78 and 0.60, respectively.  The decrease of $0.5 million in working capital deficit between two periods is basically due to the significant increase of cash and cash equivalents which came mainly from the proceeds from common stock sales during the second half year of 2004 and the increase of other receivables for the first half year of 2005, while the total increase was partially offset by the increase of other payables.  We had a working capital deficit of $1,543,166 and $43,235 at December 31, 2004 and 2003, respectively, whereas we had working capital of $28,790 at December 31, 2002.

Investing – For the six months ended June 30, 2005, we utilized $285,183 for investing activities as compared to a utilization of $2,447,674 for the corresponding period of 2004.  The utilization for the first six months of 2005 was $2,313,017 for the acquisition of property, plant and equipment and construction in progress, meanwhile we received back $1,807,229 of prepaid deposits for investment and we received $220,605 in proceeds from the sale of idle medical equipment.  For the years ended December 31, 2004, 2003 and 2002, we utilized $5,778,858, $1,593 and zero for investing activities respectively.

Financing - For the six months ended June 30, 2005, we generated $110,098 from financing activities as compared to $4,637,534 for the corresponding period of 2004. The sharp decrease was a result of no common stock issued for the first six months of 2005, as well as the reduced inception of loan. During the year ended December 31, 2004, 2003 and 2002, we generated $7,885,975, $410,613 and $66,270 from financing activities respectively.

At June 30, 2005, we had cash available of $4,176,520.  Cash is sufficient to run the company from an operational standpoint and future growth will be funded from the issuance of common stock, borrowings and cash flow from operations.

Factors Affecting Our Acquisition Plans

Acquisitions of additional hospitals are our main business strategy.  We intend to grow our business by pursuing a policy to aggressively acquire the best, well managed, most profitable hospitals in different cities and provinces in urban area in China.  The major factors affecting our ability to execute our plans to acquire additional hospitals include:

•

Available Capital.  Although the Anqiu City People’s Hospital which we currently control through the Management Company is profitable, it is currently not generating sufficient profits to fund the acquisition of additional hospitals.  Therefore, our ability to acquire additional hospitals is dependent on the success of this Offering as we will not have sufficient funds to cause the Management Company to acquire any additional hospitals unless we raise at least the Minimum Offering.  Currently, we estimate that the in net proceeds of the Minimum Offering would allow us to cause the Management Company to acquire four to six hospitals equivalent in size to the Anqiu City People’s Hospital.  We estimate that the net proceeds of the Maximum Offering would allow us to cause the Management Company to acquire ten to fifteen hospitals of this size.  See “Use of Proceeds.”

•

Price.  Chinese government from central to local sells their business including hospitals usually according their assets while we are acquiring hospitals according their profitability. We only acquire a hospital if the assets of the hospital after valuation and the profit of the hospital according to U.S. GAAP match our standards.

•

Competition.  We expect to face competition by other parties intent on acquiring hospitals since the hospitals that we are interested in acquiring are usually the best hospitals in the cities they serve.  Currently we are pursuing a strategy of seeking and taking advantage of opportunities to acquire hospitals that have no other bidders.  This strategy has been successful to date because China’s healthcare industry is so large and the privatization of government owned hospitals has virtually just begun.  Therefore we have not faced significant competition in acquiring hospitals so far.  However, as the privatization of China’s hospitals proceeds, we expect competition to increase.

•

Governmental Regulation.  Our ability to acquire additional hospitals is subject to government regulations.  All of the hospitals we plan to acquire currently belong to local governments and therefore the availability of such hospitals for purchase depends on the willingness of the local government to sell such hospitals.  Our management believes that many local governments are willing to sell their hospitals in order to attract outside capital investment to spur their local healthcare industries and local economics.  See “Our Business—Effect of Governmental Regulation.”  We believe that we can effectively control 100% of a hospital though our affiliated Management Company.  See “Corporate Structure and Arrangements with Consolidated Affiliates.”

Corporate Structure and Arrangements with Consolidated Affiliates

Due to the current restrictions on foreign ownership of the hospital businesses in China, we conduct substantially all of our operations through our affiliated Chinese entities. Pursuant to an Exclusive Business Cooperation Agreement between our wholly-owned subsidiary in China, RaiseChina BioTech, Inc. (“RaiseChina”), and Beijing Dongjun Hospital Management Investment Co., Ltd (“the “Management Company”), the Management Company holds title to our hospitals and conducts our business.  This agreement provides for RaiseChina to provide the Management Company with business support services and consulting services in exchange for service fees.

The Management Company is owned by two individuals, Min Hu and Zhengmao Hu.  However we have entered into agreements with these individuals, including share pledge agreements, and powers of attorney, designed to give us control over the operations of the Management Company and secure the payment of the service fees.  Pursuant to the share pledge agreements, Min Hu and Zhengmao Hu,  pledge their respective equity interests in the Management Company as a guarantee for the payment by these entities of service fees to us. As a result, in the event that the Management Company breaches any of its obligations under the service agreement with us, we are entitled to take possession of the equity interests held by Min Hu and Zhengmao Hu.  In addition, Min Hu and Zhengmao Hu have each executed an irrevocable power of attorney to appoint RaiseChina BioTech, Inc., as attorney-in-fact to vote on all matters on which shareholders of our affiliated entities are entitled to vote, including matters relating to the appointment of the chief executive officers of our affiliated entities. See “Related Party Transactions.”

Revenue and Volume Trends of the Planned Hospital Acquisitions

We believe that the revenue and volume of the hospitals we plan to acquire normally have experienced growth rates of 10% to 40% for the last several years due to the following factors:

•

The Chinese provincial and local governments recently adopted a new policy that allows patients to choose the hospital where they would prefer to receive treatment while still using their health insurance.  In the past, patients could only go to certain hospitals affiliated with their health insurance.  This new policy has increased the number of patients in the planned hospital acquisitions since these hospitals are usually, in the judgment of our management, the best hospitals in towns and the most popular with people seeking medical attention.

•

Residents of China have always been concerned about their health, but now are spending more money on health care as they are earning more money. The GDP of China has been growing at a rate of more than 8% over the last twenty years and as a result of this growth many Chinese have higher earnings. The number of patients staying at hospitals has increased during the last several years.[5]  Hospitals are operating more efficiently now than in past years as most hospitals in China have adopted policies that recognize and award physicians whom receive more patients and make more contributions to their hospitals.

•	The usage of expensive, modern medical equipment, imported drugs and surgical operations has increased, contributing to the growth of the revenues of the targeted hospitals.

[5] 2002 Chinese Healthcare Industry Annual Report by Ministry of Health of China.

Results of Operations

The following table sets forth the results of our operations for the periods indicated.  Our historical operating results are not necessarily indicative of the results for any future period.

	June 30, 2005	June 30, 2004	December 31, 2004	December 31, 2003	December 31, 2002

REVENUE
Medical Service Income	$3,648,368	2,411,772	5,687,334
Sales of Drugs	3,284,238	2,545,797	5,686,800

TOTAL REVENUE	6,932,606	4,957,569	11,374,134	—	—
COST OF REVENUE
Medical Service Expense	2,547,661	1,358,897	4,037,789
Sales of Drugs	1,956,034	1,598,337	3,501,516

TOTAL COST OF REVENUE	4,503,695	2,957,234	7,539,305	—	—
GROSS PROFIT	2,428,911	2,000,335	3,834,829	—	—
GENERAL AND ADMINISTRATIVE EXPENSES	1,573,169	1,668,611	2,816,626	340,547	—

IMPAIRMENT LOSS OF PROPERTY, PLANT AND EQUIPMENT	—	—	243,779	—	—

RECOVERY OF BAD DEBTS	(350,000)

INCOME/(LOSS) FROM OPERATIONS	1,205,742	331,724	774,424	(340,547)	—
FINANCE COSTS	208,064	169,925	409,020	—	—
OTHER INCOME	(85,296)	(74,588)	(330,951)	(43)	—
GAIN ON SALE OF EQUIPMENT	(220,605)	—	—	—	—

OTHER EXPENSES	42,959	27,651	57,259	—	—

INCOME/(LOSS) BEFORE INCOME TAXES	1,260,620	208,737	639,096	(340,504)	—
INCOME TAXES	—	—	—	—	—

NET INCOME/(LOSS) BEFORE MINORITY INTEREST	1,260,620	208,737	639,096	(340,504)	—
MINORITY INTEREST	487,297	82,653	378,712	—	—

NET INCOME/(LOSS) AFTER MINORITY INTEREST	$773,323	126,084	260,384	(340,504)	—

BASIC EARNINGS PER SHARE	$0.03	0.004	0.01	(0.01)	—

DILUTED EARNINGS PER SHARE	0.02	.004	0.01	(0.01)	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	30,093,000	29,185,475	30,093,000	28,828,973	13,435,346
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	31,737,736	29,185,475	30,093,000	28,828,973	13,435,346

Six months ended June 30, 2005 compared to six months ended June 30, 2004

Revenue

Our revenues depend upon inpatient occupancy levels, the examination services and therapy programs provided to patients, the volume of outpatient procedures and the charge and payment rates for such services.

Total revenues increased by $1.98 million or 40% to $6.93 million for the six months ended June 30, 2005 from $4.96 million for the six months ended June 30, 2004.  The increase in revenues can be attributed to a $1.11 million increase in Anqiu City People’s Hospital’s revenue for the six months ended June 30, 2005, and $0.87 million revenue generated by our acquisition of Mengzhou City People’s Hospital.  Mengzhou City People’s Hospital was acquired on July 16, 2004.

Anqiu City People’s Hospital receives a significant portion of its revenues from medical services, principally from examination, therapy and surgery services, and a significant portion of its revenues from sales of drugs, principally western medicine. The $1.11 million increase in revenue of Anqiu City People’s Hospital’s consisted of $0.72 million revenues from medical services and $0.39 million revenues from sales of drugs.

Medical service revenue of Anqiu City People’s Hospital’s increased by $0.72 million from $2.41 million for the six months ended June 30, 2004 compared to revenue of $3.13 million for the corresponding periods in 2005.

Increased revenue earned from medical services was derived 31.92% increase in outpatient services consisted of medical examinations (15.36%), therapy (8.03%), laboratory testing (5.43%), and surgery and booking charges (2.10%).  Inpatient services comprised approximately 69.08% of total medical services revenue included therapy (22.44%), surgery (30.01%), examinations (6.61%), laboratory testing (5.05%) and others (4.97%).  The increase in medical service revenues was primarily due to the increase in the outpatient volume from 137,013 for the six months ended June 30, 2004 to 274,025 for the corresponding period in 2005, and the increase in the inpatient occupancy from 95,547 to 102,746.

Sales of drugs revenue of Anqiu City People’s Hospital’s increased by $0.39 million from $2.54 million for the six months ended June 30, 2004 as compared to the $2.93 million for the corresponding periods in 2005.  Revenue earned from prescription drugs was derived from western medicine, Chinese patented medicine and Chinese herbal medicine.  Western medicine was the main source of the revenue, as it comprised 97.31% of total prescription drug revenue.  The increase in the western medicine prescribed was associated with the increases in the outpatient volume and inpatient occupancy for the six months ended June 30, 2005 compared to the corresponding period in 2004.

Cost of Revenue

Total cost of revenue for the six months ended June 30, 2005 was $4.50 million, as compared to $2.96 million for the six months ended June 30, 2004. The increase of $1.54 million (52%) consisted of the increased cost of revenue of Anqiu City People’s Hospital ($0.81 million) during the corresponding period, as well as the cost of revenue occurred in Mengzhou City People’s Hospital ($0.73 million) for the six months ended June 30, 2005 since we acquired it in July 2004.

For the six months ended June 30, 2005, medical service expense was $2.55 million as compared to $1.36 million for the corresponding period in 2004.  The increase of $1.19 million (88%) was comprised of two parts: One was the increased medical service expense of Anqiu City People’s Hospital in the amount of $0.76 million (56%) which was primarily driven by the rise of special equipment and material purchase expense ($415,410) for more material consumed as the patient volume increased, the increase of miscellaneous medical service expense ($42,742), and the medical liability insurance, as well as the increase of salary and benefit expense ($178,524) for higher bonus associated with performance and higher social insurance after the hospital’s reformation; and the other was the medical service expense of Mengzhou City People’s Hospital for the six months ended June 30, 2005 of $0.43 million which is mainly composed of the salary and benefit expense ($196,505), depreciation of fixed assets ($107,322), and the special material purchase expense ($47,638).

For the six months ended June 30, 2005, the cost of sales of drugs it was $1.96 million as compared to $1.60 million for the corresponding period in 2004.  The increase of $0.36 million (22%) primarily came from the sales of drugs cost occurred in Mengzhou City People’s Hospital for the six months ended June 30, 2005 with the amount of $297,413, which is mainly composed of the cost of drugs ($274,525) and the salary and benefit expense ($19,508).  At the same time, the cost of sales of drugs of Anqiu City People’s Hospital for the six months ended June 30, 2005 increased slightly by $60,284 (4%) to $1,658,621 as compared to $1,598,337 for the six months ended June 30, 2004.  The increase was mainly due to an increase in salary and benefit expense ($26,085), as well as the increase of cost of drugs ($18,811) because more drugs were used as the inpatient volume increased.

General and Administrative Expenses

General and administrative expenses decreased by $95,442 to $1.57 million for the corresponding period in 2005 from $1.67 million for the six months ended June 30, 2004.  The decrease for the six months ended June 30, 2005 was primarily due to the decrease of $0.49 million in Anqiu Hospital’s general and administrative expenses that mainly consisted of, a $0.07 million decrease in travel and lodging, a $0.07 million decrease in business expenses, a $0.05 million decrease in depreciations and amortizations and a $0.3 million decrease in office supplies.  The office supplies expense and other business and consulting expenses decreased primarily as a result of cost cutting efforts and economies realized do to the merger of the hospitals.  Audit and other consulting services decreased as a result of the initial registration performed in the prior period.  In 2005, furniture and equipment was moved from general administrative service departments (depreciation charged to general and administrative expense) to medical service departments (depreciation charged to cost of sales).  As a result, the depreciation expense in general and administrative expense decreased in 2005 compared to 2004.  The cost of salaries and benefits increased by $0.1 million from $0.27 million to $0.37 million primarily because of our acquisition of Mengzhou City People’s Hospital on July 16, 2004.

Our general and administrative expenses consisted of the following:

	June 30, 2004	June 30, 2005

Salary and benefit expense	$271,179	$370,629
Audit and consulting expense	20,000	1,742
Travel and lodging	79,568	23,387
Business expenses	132,582	82,642
Depreciations & amortizations	163,089	134,533
Entertainment	40,188	23,491
Office supplies	869,580	613,231
Rent expense	5,281	8,592
Telephone	9,580	13,472
Bad debt provision	77,564	301,450
Total	1,668,611	1,573,169

Recovery of Bad Debts

We had a $350,000 recovery of bad debts during the six months ended June 30, 2005 from accounts receivable that had been written off from 2001 through 2004.

Finance Costs

For the six months ended June 30, 2005, finance costs were $208,064, as compared to $169,925 for the six months ended June 30, 2004.  The increase of $38,139 or 22% was primarily due to the $105,015 of imputed interest expense on the Anqiu City People’s Hospital acquisition note payable, and the finance costs of $6,107 occurred in Raise China for the six months ended June 30, 2005, which came mainly from the loss of currency exchange.  Nevertheless, the total increase was offset partially by the decrease of interest expense for short-term loans of Anqiu City People’s Hospital.

Other Income

Other income for the six months ended June 30, 2005 was $85,296 as compared to $74,588 for the corresponding period of 2004.  The increase of $10,708 or 14% was mainly attributed to the other income of Mengzhou City People’s Hospital since our acquisition.  The other income of Mengzhou City People’s Hospital for the six months ended June 30, 2005 ($17,916) consisted mainly of the training income and the management fee collected from some departments.  However, the other income of Anqiu City People’s Hospital for the six months ended June 30, 2005 reduced slightly by $7,648 to $66,496 for the decrease of the ambulance income.  Anqiu City Peoples Hospital also had a gain of $220,605 from the sale of idle equipment during the six months ended June 30, 2005.

Other Expenses

Other expenses for the six months ended June 30, 2005 were $42,959 as compared to $27,651 for the six months ended June 30, 2004.  The increase of $15,308 or 55% was primarily driven by the other expenses occurred in Mengzhou City People’s Hospital ($25,646) for the first six months of 2005 including donation, security expense and so on.  However, the other expenses of Anqiu City People’s Hospital for the same period decreased by $13,145 to $14,506 because of the decreased donation, investigation expense, etc.

Minority Interest

Minority interest represents the result of operation shared by the 30% minority interest owner in the Anqiu City People’s Hospital.

Net Income/(Loss) After Minority Interest Adjustment

In calculating our net income, we have adjusted the income derived from the Anqiu City People’s Hospital to reflect only the portion payable to us due to the Management Company’s 70% ownership of the hospital and not the 30% owned by the Anqiu City Department of National Asset Management.  As the result of the foregoing, we received net income for the six months ended June 30, 2005 of $773,323 compared to a net income of $126,084 for the six months ended June 30, 2004.  The significant increase of $647,240 was primarily attributed to $350,000 recovery of bad debts and the $220,605 gain on sale of idle medical equipment during the period.

Fiscal year ended December 31, 2004 Compared to fiscal year ended December 31, 2003

Revenue

Revenue for the year ended December 31, 2004 was $11,374,134 compared to no revenue for the year ended December 31, 2003.  This increase in revenue was due to our acquisition of the Anqiu City People’s Hospital and Mengzhou City People’s Hospital on January 2, 2004 and July 16, 2004, respectively.  During the year ended December 31, 2003, we had not yet acquired any hospitals and therefore did not have any revenue.

Income earned in 2004 came from two sources: first, medical services and second, prescription drugs.  Income earned from medical services was derived from the following categories: surgery (25.63%), medical examinations (15.12%), therapy (9.67%), and laboratory testing (9.23%).  Inpatient services comprised approximately 70.03% of total medical services income.  Income earned from prescription drugs was derived from three categories: first, western medicine, second, Chinese patented medicine and third, Chinese herbal medicine.  Western medicine is the main source of income, as it comprises 90.44% of total prescription drug income.

Cost of Revenue

The cost of revenue for the year ended December 31, 2004 was $7,539,305 reflecting the cost of medical supplies and drugs as well as the salaries and benefits of doctors and nurses of the Hospital we acquired.  We had no cost of revenue for the year ended December 31, 2003 because we had not acquired any hospitals yet.  The general and administrative expenses mainly included $1,210,792 for office costs which include general office consumable, water, electricity, and heating usage expenses; and $680,963 in salaries and benefits for administrative staff.

Impairment Loss of Property, Plant and Equipment

Our impairment loss was related to medical equipment, where the recoverable amount is $243,779 lower than the carrying value.

General and Administrative Expenses

We incurred general and administrative expenses of $2,816,626 for the year ended December 31, 2004 compared to $340,547 for the year ended December 31, 2003, a 7.2 times increase.  Our general and administrative costs were lower in the year ended December 31, 2003 because we had not acquired any hospitals yet

Our general and administrative expenses consisted of the following:

Salaries and benefits	$680,963
Audit and consulting expense	21,441
Travel and lodging	209,912
Business expenses	267,810
Depreciation expense	222,481
Entertainment	83,844
Office supplies	1,210,792
Rent expense	94,409
Telephone	24,975

Finance Costs

During the year ended December 31, 2004, we incurred finance costs of $409,020 compared to no finance costs during the year ended December 31, 2003.  The finance costs incurred during the year ended December 31, 2004 consisted primarily of interest expense on loans incurred for the construction of three new buildings at the Anqiu City People’s Hospital and $193,104 of imputed interest on the acquisition note payable.

Other Income

Other income incurred during the year ended December 31, 2004 was $330,951 compared to $43 other income for the year ended December 31, 2003.  The other income earned during the year ended December 31, 2004 was interest income and government compensation for the two newly acquired hospitals, while the other income earned during year ended December 31, 2003 was interest income.

Other Expenses

Other expenses incurred during the year ended December 31, 2004 were $57,259 compared to no other expenses for the year ended December 31, 2003. The other expenses incurred during the year ended December 31, 2004 were for training fees for certain doctors to study and do research in Beijing hospitals.

Minority Interest

Minority interest represents the result of operation shared by the 30% minority interest owner in the Anqiu City People’s Hospital.

Net Income/(Loss) After Minority Interest Adjustment

In calculating our net income, we have adjusted the income derived from the Anqiu City People’s Hospital to reflect only the portion payable to us due to the Management Company’s 70% ownership of the hospital and not the 30% owned by the Anqiu City Department of National Asset Management.  With this adjustment, we received net income during the year ended December 31, 2004 of $260,384 compared to a net loss of $340,504 for the year ended December 31, 2003.  The net loss suffered during the year ended December 31, 2003 is attributable primarily to the $340,547 in general administrative expenses that were incurred before we had any revenues.

Fiscal year ended December 31, 2003 Compared to Fiscal year ended December 31, 2002.

Revenue

We received no revenue during the years ended December 31, 2003 and December 31, 2002 because we had not yet acquired any hospitals.

General and Administrative Expenses

We incurred general and administrative expenses of $340,547 for the year ended December 31, 2003 compared to no such expenses for the year ended December 31, 2002 due to the commence of our business.  The expenses incurred in 2003 were primarily for studying the China healthcare industry and associated work for identifying the targeted hospitals for acquisitions.

The categories for which our general and administrative expenses consisted of the following:

Accumulated deficit during dev. stage	66,270
Accounting expense	7,446
Audit expense	26,300
Travel and lodging	15,694
Bank service charges	152
Business expenses	28,312
Depreciation expense	319
Entertainment	17,022
Office supplies	1,399
Rent expense	20,526
Telephone	449
Due Diligence	36,800
Market Research	119,858

Net Income/(Loss)

During the year ended December 31, 2003, we suffered a net loss of $340,504. This loss is attributable primarily to our $340,547 in general and administrative expenses before we had any revenues.  We did not have any net come or loss for the year ended December 31, 2002.

Anqiu City Peoples’ Hospital

	2003	2002	2001

REVENUE
Medical services	$4,147,939	$3,837,777	$3,449,893
Sale of drugs	4,809,189	4,269,048	3,739,795

	8,957,128	8,106,825	7,189,688

COST OF REVENUE
Medical services	2,197,002	2,226,278	1,722,838
Sale of drugs	2,658,547	2,258,677	1,938,273

	4,855,549	4,484,955	3,661,111

GROSS PROFIT	4,101,579	3,621,870	3,528,577
GENERAL AND ADMINISTRATIVE EXPENSES	2,523,834	2,356,515	1,302,385

IMPAIRMENT LOSS ON PROPERTY, PLANT AND EQUIPMENT	—	—	—

INCOME FROM OPERATIONS	1,577,745	1,265,355	2,226,192
FINANCE COSTS	242,189	200,561	112,001
OTHER INCOME	(103,012)	(90,361)	(71,084)
OTHER EXPENSES	26,204	83,886	125,973

INCOME BEFORE INCOME TAXES	1,412,364	1,071,269	2,059,302
INCOME TAXES	—	—	—

NET INCOME	$1,412,364	$1,071,269	$2,059,302

BASIC EARNINGS PER SHARE	$—	$—	$—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	—	—	—

Fiscal year ended December 31, 2003 Compared to fiscal year ended December 31, 2002

Revenue

The revenue increased by $850,303 or 10% from $8,106,825 to $8,957,128 for the year ended December 31, 2002 and 2003, respectively.  Increases in medical services mainly derived from an $803,777 increase in therapy, an $88,208 increase in in-patient wards, and a $37,781 increase in surgeries.  Increases in sales of prescription drugs were due to a 19% increase in use of western medicine by in-patients.  The increase was primarily due to increases of inpatient and out patient admissions.

Cost of revenue

The cost of revenue increased by $370,594 or 8% from $4,484,955 to $4,855,549 for the years ended December 31, 2002 and 2003, respectively.  The increase was primarily due to a $399,870 increase in the costs of prescription drugs, from $2,258,677 to $2,658,547 for the years ended December 31, 2002 and 2003.  The increase in costs of prescription drugs was mainly due to an increase in revenue of 10%.  The cost of sales of western drugs represents a 75% increase of the total amount.  The increase was offset by a $29,276 decrease in the cost of medical services from $2,226,278 to $2,197,002 for the years ended December 31, 2002 and 2003.

General and administrative expenses

The general and administrative expenses increased by $167,319 or 7% to $2,523,834 from $2,356,515 for the year ended December 31, 2003 and 2002, respectively.  The increase was primarily due to a $68,541 or 61% increase from $112,362 to $180,903 of traveling expense and $53,897 or a 25% increase from $215,588 to $269,485 in repairs and maintenance expenses for medical and office equipment.

Finance cost

The finance cost increased by $41,628 or 21% to $242,189 from $200,561 for the year ended December 31, 2003 and 2002, respectively.

Other income

The other income increased by $12,651 or 14% to $103,012 from $90,361 for the year ended December 31, 2003 and 2002, respectively.  The increase was primarily due to an increase of $28,313 in the compensation from local government to cover SARS expenses.  The increase was offset by a $15,662 decrease in subsidies from the local PRC government for superior hospital staff.

Other expenses

The other expenses decreased by $57,682 or 69% from $83,886 to $26,204 for the year ended December 31, 2002 and 2003, respectively.  The decrease was primarily due to a decrease of donations.

Net Income

The net income increased by $341,095 or 32% from $1,071,269 to $1,412,364 for the year ended December 31, 2002 and 2003, respectively. The increase was primarily due to increases of inpatient and out patient admissions.  Though net income increased significantly by 32%, net profit margin remained approximately 13 to 16% (2002: 13.2%; 2003: 15.8%).

Fiscal year ended December 31, 2002 Compared to fiscal year ended December 31, 2001

Revenue

The revenue increased by $917,137 or 13% from $7,189,688 to $8,106,825 for the year ended December 31, 2001 and 2002, respectively.  The increase was due to a $318,923 increase in medical services of in-patients and a $542,683 increase in use of prescription drugs by in-patients.  This increase was primarily due to increases of patients’ service fees including surgical fees and medical examination fees.

Cost of revenue

The cost of revenue increased by $823,844 or 23% from $3,661,111 to $4,484,955 for the year ended December 31, 2001 and 2002, respectively.  The increase was primarily due to a $490,768 increase in costs of drugs and an increase of $441,446 in staff salaries.

General and administrative expenses

The general and administrative expenses increased by $1,054,130 or 81% to $2,356,515 from $1,302,385 for the year ended December 31, 2002 and 2001, respectively.  The increase was primarily due to a $148,024 increase in staff salaries and benefits, a $403,479 increase in repairs and maintenance expenses for medical and office equipment, a $78,452 increase in heating charges and a $9,032 increase in water and electricity expenses.

Finance cost

The finance cost increased by $88,560 or 79% to $200,561 from $112,001 for the year ended December 31, 2002 and 2001, respectively.  The increase was primarily due to a $173,393 increase in interest paid in 2002, which was caused by increased amount of long-term loans by $182,687 from $343,156 in 2001 to $525,843 in 2002.  The increase was offset by an $84,833 increase in bank interest income.

Other income

The other income increased by $19,277 or 27% to $90,361 from $71,084 for the year ended December 31, 2002 and 2001, respectively.  The increase was primarily due to the compensation from local government.

Other expenses

The other expenses decreased by $42,087 or 33% from $125,973 to $83,886 for the year ended December 31, 2001 and 2002, respectively.  The decrease was primarily due to a decrease in donations.

Net Income

The net income decreased by $988,033 or 48% from $2,059,302 to $1,071,269 for the year ended December 31, 2001 and 2002, respectively.  The decrease was primarily due to an 81% or $1,054,130 increase in general and administrative expenses caused by a $148,024 increase in staff salaries and benefits, and a $403,479 increase in repairs and maintenance expenses for medical and office equipment.

Mengzhou City Peoples’ Hospital

	January 1, 2004 to July 15, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001

REVENUE
Medical Service Income	$446,721	$1,106,032	$1,184,039	$816,100
Sales of Drugs	418,750	875,073	679,652	540,990

	865,471	1,981,105	1,863,691	1,357,090
COST OF REVENUE
Medical Service Income	452,022	982,712	868,016	551,278
Sales of Drugs	341,489	812,836	576,282	476,834

	793,511	1,795,548	1,444,298	1,028,112

GROSS PROFIT/(LOSS)	71,960	185,557	419,393	328,979
SELLING AND DISTRIBUTION EXPENSES	—	—	18,115	—
GENERAL AND ADMINISTRATIVE EXPENSES	131,369	304,154	277,465	363,482

INCOME/(LOSS) FROM OPERATIONS	(59,409)	(118,597)	123,813	(34,504)
FINANCE COSTS	5,783	26,023	36,467	36,117
OTHER INCOME	(15,783)	(92,321)	(35,988)	(18,813)
OTHER EXPENSES	13,143	109,935	89,688	65,580

INCOME/(LOSS) BEFORE INCOME TAXES	(62,552)	(162,234)	33,646	(117,388)
INCOME TAXES	—	—	—	—

NET INCOME/(LOSS)	$(62,552)	$(162,234)	$33,646	$(117,388)

Revenue

The revenue from medical service income over total revenue decreased by 7.7%, and the revenue from sales of drugs over total revenue decreased by 9.2%, for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  Income earned from out-patient medical examinations over respective total revenue increased by 2%, but was offset by a 1% decrease in income earned from in-patient treatment and 10% decrease in surgeries.  The amount spent by every inpatient decreased by 9.8% from $161.54 to $145.7 for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  The amount spent by every outpatient decreased by 1.2% from $7.65 to $7.56 for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.

The number of inpatient admissions was 3,066 and 6,847 for the period from January 1, 2004 to July 15, 2004 and for the year ended December 31, 2003, respectively.  The number of outpatient admissions was 55,382 and 114,400 for the period from January 1, 2004 to July 15, 2004 and for the year ended December 31, 2003 respectively.

Cost of revenue

The cost of revenue over total revenue increased by 1% for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  The increase was due to a 25.3% increase in salaries over respective total revenue and a 5.5% increase in the sale of prescription western drugs over respective total revenue.

General and administrative expenses

The general and administrative expenses over total revenue decreased by 1.3% for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.   The decrease was primarily due to a 10.7% decrease of payroll of administrative staff over respective total revenue.

Finance cost

The finance cost over total revenue decreased by 46.2% for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  The decrease was primarily due to the pay off of a bank loan in the amount of $7,470 for the period from January 1 to July 15, 2004.

Other income

The other income over total revenue decreased by 59.6% for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  The decrease was primarily due to decreased compensation from the local government.

Other expenses

The other expenses over total revenue decreased by 72.7% for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  The decrease was primarily due to the elimination of $77,108 in expenses charged by the local government and $7,843 expenses for beautifying surroundings of the hospital in 2003.

Net loss

The net loss over total revenue decreased by 12.2% for the period from January 1, 2004 to July 15, 2004 compared to the year ended December 31, 2003.  The decrease was primarily due to a 1.13% decrease in general and administrative expenses over respective total revenue, and a 72.63% decrease in other expenses over respective total revenue.

Fiscal year ended December 31, 2003 Compared to fiscal year ended December 31, 2002

Revenue

The revenue increased by $117,414 or 6% from $1,863,691 to $1,981,105 for the year ended December 31, 2002 and 2003, respectively.  The increase was primarily due to a $195,421 increase in sales of prescription drugs.

Cost of revenue

The cost of revenue increased by $351,250 or 24% from $1,444,298 to $1,795,548 for the year ended December 31, 2002 and 2003, respectively.  The increase was primarily due to a $51,749 increase of basic wages and a $34,434 increase in staff allowance of medical services; and a $217,056 increase in the cost of prescription drugs.

General and administrative expenses

The general and administrative expenses increased by $26,689 or 10% to $304,154 from $277,465 for the year ended December 31, 2003 and 2002, respectively.  The increase was primarily due to increases of salaries and benefits for management.

Finance cost

The finance cost decreased by $10,444 or 29% to $26,023 from $36,467 for the year ended December 31, 2003 and 2002, respectively.  The decrease was primarily due to decreased principal of the loan.

Other income

The other income increased by $56,333 or 157% to $92,321 from $35,988 for the year ended December 31, 2003 and 2002, respectively.  The increase was primarily due to an increase of compensation from the local government to cover the expenses of SARS.

Other expenses

The other expenses increased by $20,247 or 23% from $89,688 to $109,935 for the year ended December 31, 2002 and 2003, respectively.  The increase was primarily due to expenses charged by the local government.

Net Income

The net income was $33,646 the year ended December 31, 2002 compare to a net loss of $162,234 for the year ended December 31, 2003.  This was primarily due to a $26,689 increase in general and administrative expenses and a $236,554 increase in the costs of prescription drugs.

Fiscal year ended December 31, 2002 Compared to fiscal year ended December 31, 2001

Revenue

The revenue increased by $ 506,601 or 37% from $1,357,090 to $1,863,691 for the year ended December 31, 2001 and 2002, respectively.  Revenue from medical services increased significantly from $816,100 to $1,184,039 or by 45% primarily due to increases of inpatient and outpatient admissions.  Inpatient admissions increased 10.6% from 6,988 in 2001 to 7,730 in 2002.  Outpatient admissions increased 34.5% from 62,882 in 2001 to 84,600 in 2002.

Cost of revenue

The cost of revenue increased by $ 416,186 or 40% from $1,028,112 to $1,444,298 for the year ended December 31, 2001 and 2002, respectively.  The increase was primarily due to a $153,866 increase in staff salaries and a $77,064 increase in the costs of prescription drugs.

General and administrative expenses

The general and administrative expenses decreased by $86,017 or 24% to $277,465 from $363,482 for the year ended December 31, 2002 and 2001, respectively.  The decrease was primarily due to decreases of beautifying hospital campus and surrounding area

Finance cost

The finance cost slightly increased by $350 or 1% to $36,467 from $36,117 for the year ended December 31, 2002 and 2001, respectively. The increase was primarily due to an increase in bank charges.

Other income

The other income increased by $17,175 or 91% to $35,988 from $18,813 for the year ended December 31, 2002 and 2001, respectively.  The increase was primarily due to a $16,747 increase in compensation from the local government.

Other expenses

The other expenses increased by $24,108 or 37% from $65,580 to $89,688 for the year ended December 31, 2001 and 2002, respectively.  The increase was mainly caused by government charges due to Macroeconomic Adjustment Policies (MIMAP) in 2002.

Net Income

The net income was $33,646 for the year ended December 31, 2002 and compare to the net loss of $117,388 for the year ended December 31, 2001.  This was primarily due to increases of inpatient and outpatient admissions.

Liquidity and Capital Resources

Our management believes that the net cash proceeds provided by the Minimum Offering of $19,746,000, along with revenues generated from our hospitals, will be adequate to fund our operations for the next 12 months including the acquisition of four to six hospitals equivalent in size to the Anqiu City People’s Hospital, and the net cash proceeds of the Maximum Offering, along with revenues generated from our hospitals, will be adequate to fund our operations for the next 12 months including acquisitions of ten to 15 hospitals of the size of Anqiu City People’s Hospital.  (See “Use of Proceeds.”)

We have acquired two hospitals and identified 68 additional hospitals that meet our criteria and targeted 29 of those hospitals as acquisition candidates.  We anticipate the proceeds of this offering will enable to us acquire ten to 15 additional hospitals.  We plan to acquire additional hospitals in the future only if adequate sources of financing are available.  See “Our Business—Hospital Acquisition Strategy.”

As described in this prospectus, we plan to conduct a number of acquisitions.  We believe that we will require significant capital expenditures to consummate these acquisitions.  We will require additional external sources of funding to consummate these acquisitions.  We may raise substantial additional funds through equity or debt financings, collaborative arrangements with corporate partners, or from other sources.  However, there can be no assurance that additional funding will be available on favorable terms from any of these sources or at all.

The total of $433,005 of statutory reserve consists of a $288,670 statutory surplus reserve fund and a $144,335 public welfare fund.  Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, only the statutory surplus reserve fund is distributable as cash dividends.  Furthermore, their effect over immediate liquidity is insignificant.

Cash Flows and Working Capital

We funded our initial operations through the personal funds of our Founder, Chairman and CEO, Frank Hu, and an advisor and investor, Kai-ye Fung.  Dr. Hu provided $178,340 in no-interest personal loans that were repaid by us from the proceeds of our predecessor’s first private placement.  Additionally, our predecessor sold 28,717,371 Shares to Dr. Hu for payment of $28,717 of expenses during December 2002.  Our predecessor sold 57,148 shares of common stock to Kai-Ye Fung at a price of $2.0998 per share for total proceeds of $120,000 during 2003.

Beginning on December 1, 2003 and ending on October 25, 2004, we conducted a private placement of common stock through our placement agent Adamson Brothers Inc.  We sold 1,778,214 shares at $3.40 each and 944,662 shares at $3.50 each for total gross proceeds of $9,355,060 to 23 accredited investors.  We used the net proceeds of our private placement for these specific proceeds:

First installment payment towards the acquisition of Anqiu City People’s Hospital	$989,156
Acquisition of Mengzhou City People’s Hospital	$2,100,839
Prepaid deposit for investment in the Management Company	$1,807,229

Private placement proceeds were also used to pay operating expenses.

As of June 30, 2005, we had approximately RMB34.7 million (US$4.2 million) in cash and cash equivalents, of which RMB11.8 million (US$1.4 million) was held by RaiseChina, RMB4.7 million (US$0.6 million) was held by Anqiu City People’s Hospital, RMB14.5 million (US$1.7 million) was held by the Management Company, RMB0.6 million (US$0.1 million) was held by the Mengzhou City People’s Hospital, and RMB3.1 million (US$0.4 million) was held by us.  Our cash and cash equivalents primarily consist of cash on hand, demand deposits and liquid investments with original maturities of one month that are placed with banks and other financial institutions.  Although we consolidate the results of the Management Company and its subsidiaries in our consolidated financial statements and we can utilize its cash and cash equivalents in our operations, we do not have direct access to the cash and cash equivalents or future earnings of the Management Company.  However, these cash balances can be utilized by us for our normal operations pursuant to our agreements with the Management Company that provide us with the substantial ability to control the Management Company and its operations.

As of December 31, 2004, we had approximately RMB28.3 million (US$3.4 million) in cash and cash equivalents, of which RMB12.5 million (US$1.5 million) was held by RaiseChina, RMB8.5 million (US$1.0 million) was held by Anqiu Hospital, RMB1.1 million (US$0.1 million) was held by the Management Company, RMB1.0 million (US$0.1 million) was held by Mengzhou Hospital, and RMB5.1 million (US$0.6 million) was held by us.

We had a working capital deficit of $2.3 million at June 30, 2005 as compared to a deficit of $2.8 million at June 30, 2004.  The deficit was primarily a result of the increase in other payable incurred for the construction in progress in 2005.  Whereas the slight decrease of $0.5 million in working capital deficit between June 30, 2004 and June 30, 2005 was basically due to the significant increase of cash and cash equivalents and other receivable, which exceeded the increase of other payables.

We had a working capital deficit of $1,543,166 at December 31, 2004.  The decrease in working capital during the year ended December 31, 2004 was primarily a result of an increase in short-term loans, accounts payable and accruals and other payables.

The following table shows our cash flows with respect to operating activities, investing activities and financing activities for the six months ended June 30, 2005 and 2004, and for the years ended December 31, 2004, 2003 and 2002:

(IN THOUSANDS)	June 30, 2005	June 30, 2004	December 31, 2004	December 31, 2003	December 31, 2002

Net cash provided by (used in) operating activities	945.6	281.0	1,088.7	(198.9)	(66.3)
Net cash provided by (used in) investing activities	(285.2)	(2,447.7)	(5,778.9)	(1.6)	—
Net cash provided by financing activities	110.1	4,637.5	7,886.0	410.6	66.3
Net increase in cash and cash equivalents	770.5	2,470.8	3,195.9	210.2	—
Cash, beginning of year	3,406.0	210.2	210.2	—	—
Cash, end of year	4,176.5	2,681.0	3,406.0	210.2	—
Working capital, end of year	(2,263.2)	(2,760.0)	(1,543.2)	(43.2)	28.8

We had net cash provided by operating activities of $0.9 million for the six months ended June 30, 2005 compared to $0.3 million for the corresponding period in 2004.  The increase of $0.6 million or 2 times was primarily attributable to the significant increase of our net income by $0.7 million from $0.1 million for the six months ended June 30, 2004 to $0.8 million for the six months ended June 30, 2005, meanwhile, the accruals and other payable increased by $0.7 million for the first six months of 2005 due to the construction in progress of Anqiu City People’s Hospital, as compared to a decrease of $0.8 million for the first six months of 2004. However, the total increase was offset partially by a significant increase in other receivable and a decrease in accounts payable.  The increase in other receivable of $1.1 million mainly comprised the loans to some suppliers by Anqiu City People’s Hospital for the first six months of 2005, as compared to an increase of only $0.07 million for the first six months of 2004. The decrease in accounts payable of $0.3 million for the first six months of 2005 was due to the repayment to suppliers by the two hospitals while for the first six months of 2004 there was a significant increase in accounts payable of $0.8 million.

We had net cash provided by operating activities of $1.1 million in 2004.  This was primarily attributable to the $0.9 million net cash provided by increases in accounts payable and $0.7 million in accrued expenses through the acquisition of two hospitals.  While in 2003 and 2002, we had net cash used in operating activities of $198,854 and $66,270 respectively.

We had net cash used in investing activities of $0.3 million for the six months ended June 30, 2005 as compared to $2.4 million for the corresponding period in 2004.  This was primarily attributed to the return of a $1.8 million prepaid deposit for investment, which offset $2.3 million used in acquisition of fixed assets and construction for the six months ended June 30, 2005.

We had net cash used in investing activities of $5.8 million in 2004.  This was primarily attributable to the $1.3 million in acquisition of fixed assets and $3.1 million used in paying the purchase consideration of the two hospitals.  There was another $1.8 million set aside for the use of future acquisitions of hospitals.  The net cash used by investing activities in 2003 and 2002 were $1,593 and zero because acquisitions had not yet occurred.

We had net cash provided by financing activities of $0.1 million for the six months ended June 30, 2005 compared to $4.6 million for the corresponding period in 2004. The sharp decrease was primarily due to the reduced proceeds from the sale of our securities to investors since the common stock we issued maintained unchanged for the first six months of 2005, whereas the proceeds amounted to $2.4 million for the corresponding period in 2004. Furthermore, the inception of loans also decreased significantly by $2.3 million from $2.7 million for the six months ended June 30, 2004, which was mainly associated with the construction of buildings in Anqiu City’s People Hospital, to only $0.4 million for the six months ended June 30, 2005.

We had net cash provided by financing activities of $7.9 million in 2004 and of $0.4 million in 2003.  This was primarily attributable to the proceeds from the sale of our securities to investors amounting to $7.8 million in 2004 and $0.3 million in 2004, which was partially offset by deemed capital distributions related to the acquisitions in January and July 2004 of substantially all of the business and operations of the two hospitals.  Our net cash provided by financing activities in 2002 was $37,480, which included a $0.1 million capital contribution from our founder.

Cash and cash equivalents increased to $4.2 million at June 30, 2005 from $2.7 million at June 30, 2004, by an increase of $1.5 million or 56%.  This was mainly due to the large volume of cash and cash equivalents at the beginning of year 2005 of $3.4 million, which primarily consisted of the proceeds from sales of our securities to investors in 2004, though the net change in cash and cash equivalents for the six months ended 2005 was only $0.8 million as compared to $2.5 million for the corresponding period in 2004.  As of December 31, 2004, 2003 and 2002, cash and cash equivalents were $3.4 million, $0.2 million and zero respectively.

We believe that our current cash and cash equivalents, cash flow from operations and the maximum proceeds from this offering will be sufficient to meet our anticipated cash needs, including for working capital and capital expenditures to acquire ten to 15 hospitals, for at least the next twelve to eighteen months.  We may, however, require additional cash resources due to more acquisitions, changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or obtain a credit facility.  The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders.  The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations.  We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As the main business strategy, we evaluate possible investments, acquisitions or divestments all the times and may, if a suitable opportunity arises, make an investment or acquisition or conduct a divestment.  Please see the Factors Affecting Our Acquisition Plans.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations as of December 31, 2004:

Contractual Obligations	Total	2005	2006	2007

Operating Lease Obligation rent of office	$476,514	$158,838	$158,838	$158,838
Purchase Obligations Pay the remainder of 70% of Anqiu City Hospital	$3,965,657 (Present value $3,545,457)		$3,965,657 (Present value $3,545,457)
Total	$4,442,171	$158,838	$4,124,495	$158,838

As of December 31, 2004, substantially all of our operating lease arrangements for renting of office for the calculation of lease payments based on formulas that reference the actual fee.  At June 30, 2005, our operating lease obligation for office rental for the second half year of 2005 was $79,419.  Future lease payments for these arrangements are based on the contracts. We have purchase obligations to pay $3,965,657 (RMB32,914,952), the remainder of the acquisition price of 70% of Anqiu City People’s Hospital, by December 11, 2006.

As of December 31, 2004 and June 30, 2005, we did not have any material capital lease obligations.

Apart from the above and the Anqiu City People’s Hospital purchase, as of December 31, 2004 and June 30, 2005, we did not have any long-term debt obligations, operating lease obligations or purchase obligations.  However, pursuant to the contractual arrangements between RaiseChina and the shareholders of Management Co., RaiseChina has an option, exercisable at such time, if any, as it is legally permissible, to acquire 100% of the equity interest in the Management Company for the amount equal to the registered capital of the company or  such lower amount as permitted by law.  In addition, RaiseChina has agreed to indemnify the shareholders of the Management Company to the extent that they are subject to any legal or economic liabilities as a result of performing their obligations pursuant to their agreements with RaiseChina.  Furthermore, we have undertaken to provide financial support to the Management Company to the extent necessary for its operations.  See “Related Party Transactions.”

Capital Expenditures

The following table sets forth our historical capital expenditures for the periods indicated for the acquisitions of the two hospitals through the Management Company.  Actual future capital expenditures may differ from the amounts indicated below.

	DECEMBER 31, 2004	JUNE 30, 2005

	(RMB IN MILLIONS)
Total capital expenditures	25.6	—

Our capital expenditures for the acquisition of the two hospitals in 2004 principally consisted of purchases of, or investments in, Anqiu City People’s Hospital and Mengzhou City People’s Hospital.  The amount $2,100,839 used for the acquisitions of Mengzhou City People’s Hospital entitled the Management Company the 100% ownership of the hospital and consequently 100% revenue and net income of the hospital transferred to China Hospitals, Inc. and the amount $989,156 used for the acquisitions of Anqiu City People’s Hospital entitled the Management Company the 70% ownership of the hospital and consequently 70% revenue and net income of the hospital transferred to us.  Whereas no capital expenditure occurred for the first six months ended June 30, 2005.

We expect our capital expenditures in the next six months of 2005 and the year 2006 to primarily consist of purchases of additional hospitals.  In addition, we expect that our capital expenditures will increase significantly in the future as we will continue to pursue our business strategy that grows our revenue mainly by acquisition.  We also intend to upgrade our financial and accounting systems and infrastructure of those hospitals acquired by the Management Company.  In addition to capital expenditures, we have substantial future cash needs for our planned future internal increases in revenues for the hospitals owned by the Management Company as well as updating medical equipments, building new inpatient or diagnosis buildings and work force expenses for those hospitals.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees in connection with certain professional services rendered by our external auditors, for the periods indicated. We did not pay any tax related or other fees to our auditors during the periods indicated.

	For the year ended December 31,

	2002	2003	2004

Audit fees(1)	$40,000	$40,000	$28,000

(1)	“Audit fees” means the aggregate fees billed in each of the fiscal years listed for professional services rendered by our principal auditors for the audit of our annual financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Inflation

In recent years, China has not experienced significant inflation.  According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 0.7%, (0.8)% and 1.2% in 2001, 2002 and 2003, respectively.  However, the average changes in the Consumer Price Index in China in the first quarter of 2004 and a 3.8% change in the month of April 2004, the Chinese government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. The change in the Consumer Price Index in China was 5.3% in July 2004. In the event the measures taken by the Chinese government are not successful, inflation could adverse impact China’s economy.  As we have not previously operated during a period of significant inflation, we cannot predict with confidence the effect that such inflation may have on our business.

Interest Rate Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest income generated by excess cash deposited in banks. We have not used any derivative financial instruments to hedge interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. Our future interest income may fluctuate in line with changes in interest rates. However, the risk associated with fluctuating interest rates is principally confined to our cash deposits in banks, and, therefore, our exposure to interest rate risk is minimal and immaterial.

Foreign Currency Risk

Substantially all our revenues and expenses are denominated in Renminbi. We have not had any material foreign exchange gains or losses. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our shares will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the value of our business is effectively denominated in Renminbi, while our shares will be traded in U.S. dollars. Furthermore, a decline in the value of the Renminbi could reduce the U.S. dollar equivalent of the value of the earnings from, and our investments in, our hospitals and affiliated entities in China.  Conversely, an increase in the value of the Renminbi could increase our reported earnings in U.S. dollar terms without a fundamental change in our business or operating performance.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared according to accounting principles generally accepted in the United States.  In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities.  We evaluate these estimates on an on-going basis.  We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Actual results may differ from these estimates under different assumptions or conditions.

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made.  Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements.

A.          CONSOLIDATION OF VARIABLE INTEREST ENTITY

The consolidated financial statements include the financial statements of the Company, its subsidiaries and Variable Interest Entities (“VIE”) subsidiaries for which the Company is the primary beneficiary (collectively, the “Group”).  All transactions and balances among the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

The Group has adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”).  FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

To comply with PRC laws and regulations that restrict foreign ownership of companies that operate hospitals, the Company operates its hospitals through Management Company. Management Company, a variable interest entity which is wholly owned by Zhengmao Hu and Min Hu, holds domestic business license that can operate hospitals in the PRC without foreign ownership restriction. A series of agreements was entered into among RaiseChina, Management Company and Management Company’s equity owners, which provides RaiseChina the substantial ability to control Management Company and economic interests.

Pursuant to the contractual arrangements with Management Company, RaiseChina provides services, loans to Management Company in exchange for fees in the form of revenues, net incomes and assets of its subsidiaries, Anqiu City People’s Hospital and Mengzhou City People’s Hospital.

As a result of these agreements, the Company is considered the primary beneficiary of Management Company and accordingly Management Company’s results are consolidated in the Company’s financial statements.

B.          DISCLOSURE OF A MATERIAL BUSINESS COMBINATION IN THE YEAR OF ACQUISITION

We have applied the purchase accounting method for acquisitions of Anqiu City People’s Hospital and Mengzhou City People’s Hospital.

Anqiu City People’s Hospital

On January 2, 2004, we acquired a 70% interest of the Anqiu City People’s Hospital.  The results of Anqiu’s operations have been included in the consolidated financial statements since that date.  Anqiu is principally engaged in provision of medical services and sales of Chinese and Western medicine in Anqiu City of PRC.

The aggregate purchase price was $4,954,813, to be fully paid in cash in two installments.  $989,156 was paid in June 2004 and the remainder of $3,965,657 shall be paid in full by December 11, 2006.  The present value of the outstanding consideration as at December 31, 2004 is $3,545,457.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At January 2, 2004	($000s)

Current assets	$1,302
Property, plant, and equipment, net	12,561
Construction-in-progress	1,483

Land Use Right	1,096

Total assets acquired	16,442

Current liabilities	4,779
Long-term liabilities	3,738

Total liabilities acquired	8,517

Net assets acquired	$7,925

Results of operations for the period from January 2, 2004 (date of acquisition) to year ended December 31, 2004 are included in the consolidated income statement.  There was $7,078,910 common stock outstanding as at December 31, 2004.  Except for the commitment to complete the construction in progress approximately amounted to $368,000 (see note 19A), Anqiu does not have capital commitment for the years ended December 31, 2004, 2003, 2002 and 2001.  During the year ended December 31, 2004, land use right amounted to $1,097,229 was acquired and being amortized using the straight-line method over the lease term of fifty years.  A negative goodwill of $1,477,988 resulted upon acquisition.  We took the ownership of Anqiu at January 2, 2004.  The date that the Management Company took ownership of Anqiu was May 19, 2004. Anqiu City People’s Hospital is located at Anqiu City of Shangdong Province, 600 miles south of Beijing, the capital city of the PRC.  It is a Class AA educational Hospital with 700 beds and 892 employees.

Anqiu was previously government owned until the Anqiu City Department of National Asset Management signed an agreement with us on December 21, 2003.  Under the agreement, 70% of Anqiu was sold to us.  Under terms of the purchase agreement, we must use the hospital’s profits for expansion of the hospital.  In addition, all existing employees of the hospital must remain to be employed for at least one year.

Due to the current restrictions on foreign ownership of the hospitals in China, we conduct all operations of the hospital through the Management Company.  On May 19, 2004, the parties to the Agreement signed an amendment to the Agreement transferring our rights and liabilities over the Anqiu City People’s Hospital under the Agreement to the Management Company.  As a result, the Management Company has operating control of the hospital.

Mengzhou City People’s Hospital

On July 16, 2004, we acquired 100% of the Mengzhou City People’s Hospital.  The results of Mengzhou’s operations have been included in the consolidated financial statements since that date.  Mengzhou is principally engaged in provision of medical services and sales of Chinese and Western medicine in the Mengzhou City of PRC.

The cost of the 100% interest in Mengzhou was $2,100,839.  The consideration to acquire Mengzhou had been fully paid to Mengzhou City National Department of Asset Management in two installments: $1,000,000 was paid in cash in June 2004 and $1,100,839 was paid in cash in December 2004.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At July 16, 2004	($000s)

Current assets	$480
Property, plant, and equipment, net	2,030
Construction-in-progress	26
Intangible asset, net	196

Total assets acquired	2,732

Current liabilities	416
Long-term liabilities	508

Total liabilities acquired	924

Net assets acquired	$1,808

Intangible assets - Land use right at cost of $195,588 was acquired and being amortized using the straight-line method over the lease term of fifty years.

Results of operations for the period from July 16, 2004 to the year ended December 31, 2004 was included in the consolidated income statement.  There was no common stock outstanding as at December 31, 2004.  Mengzhou does not have capital commitment for the years ended December 31, 2004, 2003, 2002 and 2001.  A positive goodwill $293,059 resulted upon acquisition.

Mengzhou City People’s Hospital is located at Mengzhou City of Henan Province, 800 miles south of Beijing, the capital city of the PRC.  It is a Class AA educational Hospital with 226 beds and 368 employees.  Under the terms of the purchase agreement, all existing employees of the hospital remained employed.

The hospital was previously government owned until the Mengzhou City National Department of Asset Management signed an agreement on July 16, 2004 with us.  We and the Management Company took ownership of Mengzhou at July 16, 2004.

C.          CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

D.          TRADE AND OTHER RECEIVABLES

(1)          PATIENT ACCOUNTS RECEIVABLE

In order to determine the value of the Group’s accounts receivable, the Group records a provision for doubtful accounts to cover estimated credit losses.  Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Group evaluates the credit risk of its patients utilizing historical data and estimates of future performance.

Aging analysis of our trade receivables for the six months ended June 30, 2005 and the year ended December 31, 2004 were as follows:

	Government-related payers		Third party payers		Self-payers		Total

	June 2005	December 2004	June 2005	December 2004	June 2005	December 2004	June 2005	December 2004

1 – 3 months	5,039	6,998	182,196	63,919	245,080	212,080	432,315	282,997
4 – 6 months	2,372	8,418	640	—	46,825	131,198	49,837	139,616
7 – 12 months	2,310	7,890	2,116	969	12,331	—	16,757	8,859
Over 1 year	194	—	40,986	25,755	309,278	451,589	350,458	477,344

Total	9,915	23,306	225,938	90,643	613,514	794,867	849,367	908,816

Management does not have a target Day’s Sales Outstanding for comparison of actual Day’s Sales Outstanding.

During the six months ended June 30, 2005, the hospital recovered $350,000 in bad debts that were previously written-off from 2001 through 2004.

(2)          OTHER RECEIVABLES

Other receivables at June 30, 2005 represent $0.42 million of hospital employee advances for various petty cash expenses, $0.52 million in amounts due from various government agencies and $1.26 million in prepayments and deposits with various suppliers and vendors for medical equipment, repairs and maintenance, and other supplies.  The practice in China is to generally prepay for supplies and equipment when ordering the item in order to fix the purchase price at the time the order is placed.  All of these suppliers and vendors have good reputations and have had good long-term business relationships with the hospitals and management believes that all of the orders will be fulfilled or the money will be refunded.

Other receivables from employees are secured by the salaries of the current staff and their deposits.  The other receivables from government agencies are advances to these agencies for the goods and services to be rendered in future periods.  These advances are similar to deposits to the government agencies to lock in the prices.  They will be relieved when the hospitals receive the goods and services in the normal course of business.  Based on the past experience, management believes these receivables, net of bad debts reserve, are collectible from both employees and government agencies.

E.          ALLOWANCE FOR DOUBTFUL ACCOUNTS

Substantially all of the Group’s trade receivables are related to providing healthcare services to hospital patients.  The primary collection risk lies with uninsured patients.  There is no insurance coverage treatment for all procedures scheduled in advance, walk-in patients, and for procedures for emergency room patients.  Deductibles and co-payments are generally determined prior to the patient’s discharge with emphasis on collection efforts before discharge.  Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged.  The Group’s standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off.  The Group’s policy with respect to estimating our allowance for doubtful accounts is entirely management’s discretion and there is no general and specific rule for its calculation. Accordingly, substantially all of the Group’s bad debt expense is related to uninsured patient accounts, which is immaterial for the periods ended December 31, 2004, 2003, and 2002, and June 30 2005 and 2004.  The Group continually monitors the accounts receivable balances and utilizes cash collections data and other analytical tools to support the basis for estimates of the provision for doubtful accounts.  In addition, the Group performs procedures on historical collections and write-off experience to determine the reasonableness of estimations of the allowance for doubtful accounts.  Significant changes in payer mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

F.          INVENTORIES

Inventories are stated at the lower of cost or net realizable value.  Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed moving-average cost if it exceeds the net realizable value.

G.          PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives applied are:

Buildings	40 years
Medical equipment	6 – 20 years
Motor vehicles	8 – 12 years
Office equipment	5 – 15 years
Furniture and fixtures	10 years

The estimated useful life of the assets is predicted by the historical information from past records of Anqiu and Mengzhou.  As Anqiu and Mengzhou have been operated for a long history, the operating history is a strong evidence for supporting the useful life estimation.  Furthermore, it is common in the hospital industry in PRC to have such estimated useful lives.

H.          GOODWILL

SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.  These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of a reporting unit.  Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.  The fair value of each reporting unit is estimated using a discounted cash flow methodology.  This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

The acquisition of Anqiu City People’s Hospital created a negative goodwill, which was absorbed in the property, plant and equipment and land-use-right on a pro rata basis.  The positive goodwill arisen from acquisition of Mengzhou City People’s Hospital was remained in the balance sheet for annual impairment review.

I.          LAND USE RIGHT

Land use right is being amortized using the straight-line method over the lease term of fifty years.

J.          CONSTRUCTION IN PROGRESS

Construction in progress represents direct costs of construction or acquisition and design fees incurred.  Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for its intended use.

For the six months ended June 30, 2005, there was $21,729 of interest capitalized in conjunction with construction in progress.  For the year ended December 31, 2004, interest of $38,481 was capitalized in conjunction with construction in progress.  There was no interest capitalized for the years ended December 31, 2003 and 2002.

K.          FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments, including cash and cash equivalents, receivables, accounts payable, accrued expenses and debt, approximates their fair value at June 30, 2005 and 2004 and December 31, 2004, 2003, and 2002 due to the relatively short-term nature of these instruments.

L.          INCOME TAXES

For the years ended December 31, 2003 and 2002, the Anqiu City People’s Hospital was owned by the government of The People’s Republic of China and was operated as a state owned non-profit-making entity.  It did not have any share capital for the years ended December 31, 2003 and 2002. In the second half of year ended December 31, 2004, capital of the Hospital was restructured and was limited by shares.  The Hospital is exempted from income tax as it did not raise any of its charge or fees after privatization.

Mengzhou City People’s Hospital was previously owned by the government of The People’s Republic of China and was operated as a state owned non-profit-making entity and did not have any share capital.  Such entity in the PRC is not subject to income tax.  The Hospital is exempted from income tax as it did not raise any of its charge or fees after privatization.

M.          FOREIGN CURRENCY TRANSLATION

The Group determines its functional currencies based on the criteria of SFAS 52 Foreign Currency Translation and has determined its functional currency to be the respective local currency.  The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency.  The Group uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity.  Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates.  Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date.  Exchange gains and losses are included in the Consolidated Statements of Operations.  Since the exchange rate of RMB to United States dollars (“USD”) has been stable throughout the period from January 1, 2002 to June 30, 2005,, we used the exchange rate of US$1.00:RMB8.30 to translate our operating subsidiary which has the functional currency of RMB.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”).  The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

N.          USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ materially from those estimates.

O.          REVENUE RECOGNITION

Revenue from medical services is recognized when services are rendered to the patients and collectibility is reasonably assured.  Revenue from sales of medicine is recognized when merchandise is transferred and title passes to the patients and collectibility is reasonably assured.

Hospital Billing System

The billing systems for the hospitals we acquired through the Management Company and the hospitals we intend to acquire are computerized.

It is a common nature of Chinese hospitals, unlike U.S. hospitals, that over 95% of the net revenue is generated by cash since most of the patients do not have medical insurance and are required to pay their fees by cash prior to service being rendered.  For example, a patient is required to deposit the full amount of RMB2,000 before his or her surgery or operation if the fee for the surgery is RMB2,000, the circumstances that service is provided to a patient where insurance is not verified or the money is not deposited prior to the service being performed is when emergencies happen.  The percentage of these encounters is immaterial.

Therefore no material adjustments are made based on fee schedules for the patients’ insurance plan.  Also, the percentage of the co-payment that is collected at the time of service is immaterial unlike that of Unites States since over 95% of the payment is cash.

Revenue Segments

There are two kinds of revenues for hospitals in China, patients’ services revenue and revenue generated through the selling of drugs and medications.  It has been a policy especially in earlier days of the birth of People’s Republic of China in 1949 by Chinese government that to maintain the business operations of hospitals by allowing hospitals selling drugs and medications to patients to make money between the retail price and the whole purchase prices to help to fund the business operations of hospitals in China, consequently roughly 50% of the revenue of hospitals is derived from selling drugs and medications currently and roughly 50% of revenue is derived from patient service.  There has been being a talking for quite a time that to separate pharmacies and selling of the drugs and medication from hospitals even though we do not believe that the separation will occur in the foreseeable future.  Chinese government has to raise the patients service fee or find a way to fund or maintain the running of its hospitals if it separates the selling of the drugs and medication from the hospitals since the patients service fee of hospitals are very low and patients service fee alone are very hard to maintain the health running of hospitals.  However it would harm our revenue should that happen. We cannot predict whether Chinese government would low the patient service fee for the poor to be able to see a doctor even though the patient service fee is very low compared to that of the developed countries such as United States.

There is no rebate from our pharmaceutical suppliers in relation to our drug purchasing and inventory in China.  Instead we have certain discounts from our pharmaceutical suppliers in relation to our drug inventory, which have already been reflected in our financial position and results of operations.  Pharmaceutical suppliers give small discounts, usually 5%, off of their own listed prices for pharmaceuticals on an arbitrary basis.  For example, a pill may cost $1 as listed in the supplier’s catalog, however, the supplier may agree to sell us that pill for $0.95.  These discounts are discretionary from the suppliers.  Our financial statements reflect the actual prices we pay for pharmaceuticals, after any discounts.  An elimination of these discounts would result in higher expenditures of the hospitals.

P.          EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the years, based on gross salary payments. The cost of these payments is charged to the statement of income in the same year as the related salary cost.

Q.          COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.  There have been no sources of other comprehensive income (loss) throughout the period from January 1, 2002 to June 30, 2005.

R.          STOCK-BASED COMPENSATION

We have used the fair value method of SFAS No. 123 “Accounting for Stock-Based Compensation” for its’ stock based employee compensation.  In accordance with SFAS No. 123R, “Share-Based Payment” we will require the expensing of stock options for reporting periods that begin after June 15, 2005.

S.          ISSUES AND UNCERTAINTIES

We refer you to the footnotes to our financial statements for additional information on application of accounting methods and procedures to our financial statements.  Our actual results may differ from these estimates, and different assumptions or conditions may yield different estimates. The following represent the estimates that we consider most critical to our operating performance and involve the most complex assumptions and assessments.

Risk Management—We are exposed to various risks of loss from medical malpractice and other claims and casualties; employee injuries and illnesses; and employee health, dental and accident benefits. Employee social insurance coverage is purchased for a portion of claims arising from such matters. When, in our judgment, claims are sufficiently identified, a liability is accrued for estimated costs and losses under such claims.

In connection with the acquisition of the two hospitals, we assumed responsibility for professional liability claims reported after the acquisition date and the previous owner retained responsibility for all known and filed claims prior to the acquisition date.

T.          RECENT PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.”  This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage).  In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.  The provisions of this Statement will be effective for us beginning in 2005.

In December 2004, the FASB issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period).  This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services.  It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and nonpublic companies.

Management does not expect these recent pronouncements, when adopted to have a material impact on the Group’s financial position or results of operations.

We refer you to the notes to our financial statements for additional information on application of accounting methods and procedures to our financial statements.

OUR MANAGEMENT

Executive Officers And Directors

Name	Age	Position

Frank Hu, Ph.D.	43	CEO, President and Chairman of the Board
Steve Yu, M.D.	64	Vice President, Secretary and Director
Kangmao Wang, DBA	56	CFO, Executive Vice President, and Director
Steven Li	35	Director

Frank Hu, Ph.D. is our Chairman, President and CEO.  Dr. Hu founded China Hospitals, Inc. in December 2002.  Dr. Hu worked at RC Inc., Guidant, Johnson & Johnson and UCLA Medical Center in various management roles from September 1993 to November 2002.  Dr. Hu has been the Chairman of the Chinese Overseas Doctors of Philosophy Association (CODPA) from 2001 to the present.  He was the President of the Silicon Valley Chinese Engineers Association from 1998 through 1999.  Dr. Hu received a B.S. in 1982 and an M.S. in 1987 in China.  He moved to the U.S. in 1989 to pursue further education.  Dr. Hu received an M.S. from the University of Iowa in 1992 and a Ph.D. from the School of Public Health, University of California in Los Angeles (UCLA) in 1996.  Dr. Hu is a U.S. citizen and lives in San Jose, California.

Steve Yu, M.D. is our Vice President and Secretary and a Director.  Dr. Yu joined China Hospitals, Inc. in December 2002.  Dr. Yu was the director of the Division of Hospital Management and Director General of the Department of Hospital Administration, Ministry of Health, China from May 1984 through June 1998.  Dr. Yu held several positions such as Deputy President, Chinese Association of Hospitals Management and Chairman, Hospitals Branch, Chinese Medical Association from 1998 through 2002 before he joined China Hospitals, Inc. Dr. Yu worked for China Hospitals Magazine from July 1998 to November 2002 as its editor in chief.  Dr. Yu is the author of the Manual for the CEOs and Presidents of Hospitals in China, “China Physicians’ Act” and “Healthcare Organization Study on Hospital Management.”  Dr. Yu has published numerous papers in health care journals and magazines and is the Permanent Deputy Director and First Deputy Editor in Chief for “Hospitals in China” and was the Editor in Chief for Hospital Newspaper.  Dr. Yu was recognized as a Chief Physician by the Ministry of Health, China on January, 1983 and honorary Professor by Chinese Medical University in August, 1993, Hunan Medical University in September, 1994, School of Public Health of Dalian Medical University in November, 1994 and School of Public Health of Beijing Medical University in August, 1995.  Dr. Yu received his MD from Norman Bethune Medical University in 1964 with honors.  Dr. Yu was a speaker for the trainings seminars held by World Health Organization for presidents of hospitals in East Asian region countries. Dr. Yu is a Chinese citizen.

Kangmao Wang, DBA is our CFO and Executive Vice President.  Dr. Wang joined China Hospitals, Inc. in December 2002.  Dr Wang was a director and Executive Vice President of Brilliance China Automotive Holdings Limited (NYSE: CBA) from May 1992 through October 1995.  Dr. Wang was a distinguished professor of Finance and Chair of Center for Financial Markets & Accounting, at Zhejiang University, China from September 1999 through November 2002.  Dr. Wang is a member of the Review Committee of Financial Management Association International (FMA) and European Financial Association and an Adjunct Professor of three universities: London University, University of Singapore and Shanghai Jiaotong University.  Dr. Wang has published numerous papers in finance and economics journals and magazines, including the Journal of Banks & Finance.  Dr. Wang is the author of several published books on Asian and Pacific finances and economics.  Dr. Wang received a B.S. in Physics from Beijing University in 1982; a postmaster’s degree in Financial Management from New York University in 1987; and a Doctorate of Business Administration (DBA) degree from University of Strathclyde in Glasgow, Scotland in 1998.  Dr. Wang is an advisor to President of Singapore Stock Exchange.  Dr. Wang is a U.S. citizen.

Steven Li joined our Board of Directors on December 13, 2005.  From January 2005 through October 2005, Mr. Li was Vice President, Worldwide Site Platform, of Amazon.com.  He was Vice President, Engineering, of WebEx Communications, Inc. from October 1997 through December 2004.  Mr. Li earned a Masters in Science degree in electrical engineering from the University of Hawaii in 1991 and a Bachelors of Science degree in electrical engineering from the University of Science and Technology of China in 1989.  He is a U.S. citizen.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors will establish an audit committee immediately after the closing of this offering.

Audit Committee

Our audit committee will initially consist of all of the members of our Board of Directors, namely Dr. Frank Hu, Dr. Steve Yu, Dr. Kangmao Wang, and Steven Li.  Mr. Li satisfies the “independence” requirement of the Nasdaq corporate governance rules.  Beginning on the 91st day after the date this registration statement is declared effective by the SEC, a majority of the members of our audit committee must satisfy the independence requirement of the Nasdaq corporate governance rules.  Beginning on the 366th day after the date this registration statement is declared effective by the SEC, all of the members of our audit committee must satisfy the independence requirement of the Nasdaq corporate governance rules.

The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements.  The audit committee will be responsible for, among other things:

•	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	reviewing with our independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing our annual audited consolidated financial statements with management and our independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately and periodically with management and our internal and independent auditors; and

•	reporting regularly to the full board of directors.

Board of Advisors

We have established a Board of Advisors, which includes highly qualified business and industry professionals.  The Board of Advisors will advise our management in making appropriate business decisions and taking appropriate action such as how to manage a hospital chain.  However, the Board of Advisors will not be responsible for management decisions and has no legal or fiduciary responsibility to us.  The Board of Advisors has not given any significant advice yet.  Currently, there are two members on the Board of Advisors:

Name	Age	Date Joined Board of Advisors

Ann N. James, Ph.D.	62	November 18, 2003
Kai-Ye Fung, DBA	48	November 18, 2003

Ann N. James, Ph.D.   Dr. James is an experienced professional who has enjoyed a 20-year career in the health care field as a scientist, health care lawyer, corporate executive, management consultant and board member.  From May 1998 and continuing through the present, she has been a founder and principal of The Princeton Group, which provides consultation and support for corporate boards and executives.  In addition to her consulting and management background, Dr. James has accumulated 19 years of experience as a director of public and private companies.  Dr. James is the Former Vice Chair of the Board and a member of the Finance Committee for Board of Carondelet Health Systems (CHS).  Her prior board activities include STAT, a publicly traded emergency room company, for which she served as chair of the Finance Committee and assisted in the acquisition of the company by AMR.  Dr. James has also served on the board of directors of a number of non-profit companies and organizations, including the Greater Houston Hospital Counsel Research and Education Foundation; the Health Law and Policy Institute of The University of Houston; the Health care Administration Program of the University of Houston; and the Law Alumni Association of the University of Houston Law Center.

Kai-ye Fung.  Ms. Fung has 22 years of experience in marketing and international marketing at Applied Materials.  She started the Japan, Taiwan, and China marketing department for Applied Materials.  Ms. Fung received her MS in Marketing and Engineering from the University of California at Berkeley.  From January 1995 through May 1998, she was Senior Marketing Director of Applied Materials, and from January 1999 through December 2000, a part-time marketing consultant.  Ms. Fung has been retired since December 2000.

Executive Compensation

The following table shows the estimated annual compensation paid by us for the years ending December 31, 2005 and 2004 to our executive officers.  No salaries were paid to officers in our fiscal year ending December 31, 2003.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options

Frank Hu, Chief Executive Officer, President	2005	$53,706	-0-	-0-	-0-
	2004	$39,538	-0-	-0-	580,000
Steve Yu, Vice President, Secretary	2005	$25,955	-0-	-0-	-0-
	2004	$20,000	-0-	-0-	10,000
Kangmao Wang, Chief Financial Officer, Executive Vice President	2005	$5,455	-0-	-0-	-0-
	2004	$3,000	-0-	-0-	10,000

Stock Option Plan and Grants

On December 30, 2002, our predecessor adopted a Stock Option Plan which we assumed for our directors, officers, employees, consultants, and advisors.  Stock options vest over a four year period, with 25% of the options to vest on each of the first, second, third and fourth anniversaries of the date of grant and may have terms up to ten years.  The exercise prices of stock options granted under our plan must be the fair market value of our stock on the date of the grant.  We have reserved 800,000 shares of common stock for issuance as stock options under our Stock Option Plan and have issued 800,000 stock options as of the date of this Prospectus.  All options granted have an exercise price equal to the estimated fair market value of our common stock at the date of grant.  As a result, we did not recognize any compensation expense with respect to these options.

The following table provides a summary of our stock options currently outstanding as of the date of this Prospectus.

Name	Number of Securities Underlying Options to be Granted	% of Total Options to be Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date

Charles Chen (2004)	10,000	1.4%	$3.50	October 7, 2014
Hongziang Lv	30,000	4.3%	$3.50	September 7, 2014
Frank Hu (2004)	580,000	82.9%	$3.50	January 13, 2014
Jiande Sun	50,000	7.1%	$3.50	June 7, 2014
Steve Yu (2004)	10,000	1.4%	$3.50	January 13, 2014
Kangmao Wang (2004)	10,000	1.4%	$3.50	January 13, 2014
Steve Yu (2003)	50,000	50%	$3.50	August 18, 2007
Kangmao Wang (2003)	50,000	50%	$3.50	August 18, 2007
Shijun Zhu	10,000	1.4%	$3.50	December 21, 2014
Total	800,000

Director Duties

Under Cayman Islands law, our directors have a statutory duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

Director Compensation

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.  There are no family relationships among our directors or executive officers.  Officers are elected by and serve at the discretion of the Board of Directors.  Directors do not receive any compensation for their services but are entitled to reimbursement for expenses in attending board meetings.  As set forth in the Summary Compensation Table above, certain directors who are also officers have received stock options in their capacity as officers.  We have no current plans to issue any stock options to directors who are not officers.

Employment Agreements

We have an employment agreement with Frank Hu to act as our Chairman and CEO effective December 18, 2002 for a term of four years.  The agreement was amended on May 28, 2005.  The amended agreement provides for an annual salary of $100,000 which will begin upon the completion of this offering, a performance bonus to be determined by our Board of Directors, four weeks vacation, and insurance when available.  The employment agreement may be terminated at any time by either party upon 30 days’ written notice.  There are no severance provisions.

We have an employment agreement with Steve Yu to act as our President and Secretary effective December 28, 2002 for a term of four years.  On December 22, 2004, this agreement was amended to provide that Steve Yu would serve as a Vice President and Secretary for the remainder of the term.  The agreement provides for a salary of $78,000 which will begin upon the completion of this offering, a performance bonus to be determined by our Board of Directors, the grant of 50,000 stock options, four weeks vacation, and insurance when available.  The employment agreement may be terminated at any time by either party upon 30 days’ written notice.  There are no severance provisions.

We have an employment agreement with Kangmao Wang to act as our Executive Vice President and CFO effective December 28, 2002.  The agreement provides for a salary of $100,000 which will begin upon the completion of this offering,, a performance bonus to be determined by our Board of Directors, the grant of 50,000 stock options, four weeks vacation, and insurance when available.  The employment agreement may be terminated at any time by either party upon 30 days’ written notice.  There are no severance provisions.

None of our employment agreements have renewable terms beyond the initial periods nor do our employment agreements provide for annual compensation increases.  However, our board of directors could renew any of our employment agreements or increase compensation thereunder in the board’s discretion.  There is no set procedure for the computation of bonuses, but our board of directors would take the following criteria into consideration in deciding whether to grant a bonus and the amount of the bonus: the contributions of the individual and the bearing of those contributions to the performance of the company and the financial and cash flow position of the company at the time.  All of our employment agreements contain restrictive covenants to restrict the employees’ from disclosing or using our proprietary information.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every Director or Officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere.  No such Director or Officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

RELATED PARTY TRANSACTIONS

Arrangements with Affiliated Chinese Entities

Current Chinese laws and regulations impose substantial restrictions on foreign ownership of the hospitals in China.  Therefore, we conduct our operations through a series of agreements with our affiliated Chinese entity, Beijing Dongun Hospitals Investment and Management Co., Ltd. (the “Management Company”). We do not hold any ownership interest in the Management Company. Zhengmao Hu and Min Hu own 99.9% and 0.1%, respectively, of the Management Company.  Min Hu and Zhengmao Hu are immediate family members of Frank Hu.  They are the younger sister and younger brother of Frank Hu, our CEO, President and Chairman of the Board.  According to our Chinese counsel, Han Kun Law Offices, these agreements are valid, binding and enforceable under current PRC laws and regulations.  The principal terms of these agreements are described below.

Powers of Attorney

Zhengmao Hu and Min Hu have each irrevocably appointed our wholly-owned subsidiary in China, RaiseChina BioTech Inc. (“RaiseChina”), as attorney-in-fact to with regard to their rights as shareholders of the Management Company, including but not limited to attending shareholders meetings, exercising all of their rights as shareholders (including voting rights), and designating the officers and directors of the Management Company.  The terms of these powers of attorney are for as long as Zhengmao Hu and Min Hu remain shareholders of the Management Company.

Exclusive Business Cooperation Agreement

Our wholly-owned Chinese subsidiary, RaiseChina, provides the Management Company with business support services and consulting services during the term of this Agreement.  The agreement provides for RaiseChina to provide all services that are within the business scope of the Management Company, as determined by RaiseChina, such as technical services, business consultations, intellectual property licenses, equipment or property leasing, marketing consultancy, product research and development services.  The term of this agreement is ten years, commencing April 29, 2004.  In return for providing the services, RaiseChina is entitled to receive 100% of the revenue of the Mengzhou City People’s Hospital and 70% of the revenue of the Anqiu City People’s Hospital of the Management Company.  To date, the revenues of the hospitals have stayed in the hospitals to support their operations and growth and have not been transferred to the Management Company.  Consequently, RaiseChina has not received any money from the Management Company.  We have no intention of transferring revenues or paying dividends in the foreseeable future.  It is our present intent to retain any profits at the hospital level to grow those hospitals and to raise money through this offering to make new hospital acquisitions.

Share Pledge Agreements

Zhengmao Hu and Min Hu pledge their respective equity interests in the Management Company as a guarantee for the payment by the Management Company of the service fees to RaiseChina under the Exclusive Business Cooperation Agreement described above. In the event the Management Company breaches any of its obligations under the service agreement with RaiseChina, RaiseChina is entitled to take possession of the equity interests held by Min Hu and Zhengmao Hu in the Management Company.  RaiseChina will endeavor to enforce its rights in full under the share pledge agreements in the event that the Management Company breaches its obligations under the Exclusive Business Cooperation Agreement.

Exclusive Option Agreements

As consideration for our entering into the loan agreements described above, Zhengmao Hu and Min Hu have each granted us exclusive, irrevocable options to purchase all of their equity interests in the Management Company at any time we desire, subject to compliance with the applicable Chinese laws and regulations.  If we choose to exercise the option through China Hospitals, Inc., the Sino-Foreign Joint Medical Institutions shall apply, which states that we may own no more than 70% of the hospitals directly, but may be affiliated with a Chinese company which can own the remaining 30% of the hospitals.  If we designate Chinese citizens or entities without foreign investment to exercise the option on our behalf, the Company Law of PRC shall apply and the acquisition will be registered at the local administration for industry and commerce without special approval.  Unless an appraisal is required by PRC laws, the exercise price of the Exclusive Option is the actual capital contributions paid in the registered capital of the Management Company by the owners of RaiseChina.  If these options are exercised, we will cancel the outstanding loans we extended to Zhengmao Hu and Min Hu to fund the Management Company.

Loan Agreements

Due to government restrictions on foreign ownership of hospitals in China, we have made loans to Zhengmao Hu and Min Hu, with the sole and exclusive purpose of providing funds necessary for the capitalization of the Management Company. In the event that the Chinese government lifts its substantial restrictions on foreign ownership of hospitals in China, as applicable, we plan to exercise our exclusive option to purchase all of the outstanding equity interests of the Management Company, as described in the following paragraph, and the loans will be cancelled in connection with such purchase. However, it is uncertain when, if at all, the Chinese government will lift any or all of these restrictions. The following table sets forth the amount of each loan, the date the loan agreement was entered into, the principal, interest, maturity date and outstanding balance of the loan, and the borrower.

Date of Loan Agreement	Borrower	Principal		Interest	Maturity Date	Outstanding Balance

		(in thousands of RMB)	(in thousands of US$)			(in thousands of RMB)	(in thousands of US$)
April 9, 2004	Zhengmao Hu	RMB9,990,000	$1,203,614	None	April 9, 2014	RMB9,990,000	$1,203,614
April 9, 2004	Min Hu	RMB10,000	$1205	None	April 9, 2014	RMB10,000	$1,205

All of the agreements described above were entered into in on April 29, 2004

Enforcement of Pledges and Protection of Interest in the Hospital Business

We have obtained a legal opinion from Chinese counsel, Han Kun Law Offices, dated Oct. 7, 2004, that, according to PRC Security Law, a pledge can be created over shares or equity interests that are transferable.  If the pledgor fails to perform his obligations, the pledgee shall be entitled to priority in receiving payment by converting the pledged shares into value or proceeds from the auction or sale of such shares in accordance with the law and agreement.  The pledge placed on Min and Zhengmao Hus does not mean RaiseChina, as a foreign investor, will own the equity of hospitals directly when enforcing the pledge.  Actually, it is illegal to stipulate that, if the pledgor fails to perform his obligations, the pledgee shall be entitled to own the equity directly.  However, through the Exclusive Option Agreement, RaiseChina (our wholly-owned subsidiary) has the excusive option to buy out the equity.  Therefore, if Min and Zhengmao Hus breach any of the structure agreements, according to the Exclusive Option Agreement, RaiseChina may appoint other Chinese individuals to buy the equity from Min and Zhengmao Hus.  According to the Share Pledge Agreement, RaiseChina can force Min and Zhengmao Hus to sell the equity in Management Company and give the proceeds from such sale of equity to RaiseChina.

Familial Relationships

Min Hu and Zhengmao Hu, the owners of the Management Company, are siblings of Frank Hu, our Chairman, President, CEO and majority shareholder.

Other Related Party Transactions

Frank Hu, our Chairman, President, CEO and majority shareholder provided $178,340 in no-interest personal loans to us for initial operations.  We have repaid Dr. Hu the entire amount of the loans from the proceeds of our predecessor’s first private placement.

PRINCIPAL STOCKHOLDERS

This table shows the ownership of: (i) each officer and director; (ii) all officers and directors as a group; and (iii) all persons who own 5% or more of our outstanding voting stock with 23,640,831 shares of common stock outstanding as of the date of this Prospectus.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percentage Ownership Before Offering	Percentage Ownership After Minimum Offering	Percentage Ownership After Maximum Offering[6]

Frank Hu (Chairman, President, CEO, Director)	29,297,371	[7]	90.9%	85.6%	73.8%
Steve Yu (Vice President, Secretary, Director)	60,000	[8]	*	*	*
Kangmao Wang (CFO, Executive Vice President, Director)	60,000	[9]	*	*	*
Steven Li, Director	-0-		-0-	-0-	-0-
All Officers and Directors as a Group (4 individuals)	29,417,371		91%	85.7%	73.8%
Naseem B J Arrar and Salma M.D. Suboh	2,126,785		6.7%	6.3%	5.4%

*Less than 1%.

Prior to selling any securities in this offering, 41,428 shares of our common stock (less than 1% of the total outstanding) were held by four residents of the United States.  All other outstanding shares of common stock (23,599,403 shares) were held by non-United States residents.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of Series A preferred stock, par value $.001 per share.  As of the date of this Prospectus, 23,640,831 shares of common stock are issued and outstanding and 1,000,000 shares of Series A preferred stock are issued and outstanding.  An additional 800,000 shares of common stock have been reserved for issuance upon exercise of options.  The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our Amended and Restated Articles of Association, which are available upon request.

[6]	Not including the over-allotment option.
[7]

Includes options to purchase 580,000 shares of common stock at an exercise price of $3.50 per share expiring on January 13, 2014 and 1,000,000 shares of Series A preferred stock convertible into 8,000,000 shares of common stock upon reaching certain milestone events (see “Description of Securities—Preferred Stock”).

[8]

Consists of options to purchase 50,000 shares of common stock at an exercise price of $3.50 per share expiring on August 18, 2007 and options to purchase 10,000 shares of common stock at an exercise price of $3.50 per share expiring on January 13, 2014.

[9]

Consists of options to purchase 50,000 shares of common stock at an exercise price of $3.50 per share expiring on August 18, 2007 and options to purchase 10,000 shares of common stock at an exercise price of $3.50 per share expiring on January 13, 2014.

Units

We are selling units of our securities in this offering.  Each unit consisting of one share of common stock and one warrant to purchase one share of common stock.  We bundled the shares of common stock and the warrants into a “unit” for convenience of the offering.  The units are immediately divisible into separate common stock and warrants.  We anticipate that only our shares of common stock will trade on the public market.  See below for descriptions of our common stock and warrants being offered.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore and subject to any preference of any then authorized and issued preferred stock.  See “Dividend Policy.”  Such holders do not have any preemptive or other rights to subscribe for additional shares.  All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock.  There are no conversion, redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Warrants

Each warrant we are offering as part of the units being offered will entitle its holder to purchase one share of common stock at an exercise price equal to 120% of the unit offering price.  The warrants are exercisable at any time after the date of this prospectus until three years after the date of this prospectus.  We may redeem some or all of the warrants at a price of $0.02 per warrant, by giving not less than 30 days’ notice to the holders of the warrants, which we may do at any time after the closing price for our stock on the principal exchange on which the stock trades has equaled or exceeded 125% of exercise price of the warrants for at least 20 consecutive trading days.  We would not, however, redeem the warrants when an effective registration statement is not available for the exercise of the warrants.  We do not anticipate that the warrants will trade on any public market.

Prior to any sales being made in this offering, we do not have any other warrants outstanding other than 735,055 warrants to purchase one share of common stock each at an exercise price of $3.50 per share expiring on November 30, 2013 issued to principals of Adamson Brothers, Inc. in connection with their services provided to us in obtaining private financing.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of Series A preferred stock, $.001 par value, of which all 1,000,000 shares have been issued.

Each share of Series A preferred stock is convertible, at the option of the holder, into eight shares of common stock in 1,000,000 share increments upon the occurrence of “Milestone Events” as illustrated by the following table:

Milestone Event	Number of Shares of Common Stock into which Series A Preferred Stock May be Converted

Gross revenues of US$80,000,000	1,000,0000
Gross revenues of US$90,000,000	1,000,0000
Gross revenues of US$100,000,000	1,000,0000
Gross revenues of US$110,000,000	1,000,0000
Gross revenues of US$120,000,000	1,000,0000
Gross revenues of US$130,000,000	1,000,0000
Gross revenues of US$140,000,000	1,000,0000
Gross revenues of US$150,000,000	1,000,0000
TOTAL	8,000,000

The Series A preferred stock does not pay dividends nor does it have a liquidation preference or any voting rights.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Limitations on Transfer of Shares

Our articles of association give our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our memorandum of association or articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by a vote of the majority of our shareholders resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.  The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.  We may by a vote of the majority of our shareholders:

(a)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
(b)	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;
(c)

sub-divide our existing shares, or any of them into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

(d)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Companies Law is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

Our Cayman Islands counsel is not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which could be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification

Cayman Islands law does not (other than as set forth hereafter) limit the extent to which a company’s organizational documents may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Stock Option Plan

On December 30, 2002, our predecessor adopted a Stock Option Plan which we assumed for our directors, officers, employees, consultants, and advisors.  Stock options may have terms up to ten years.  The exercise prices of stock options granted under our plan must be the fair market value of our stock on the date of the grant.  We have reserved 800,000 shares of common stock for issuance as stock options under our Stock Option Plan and have issued 800,000 stock options as of the date of this Prospectus.

Certain Effects of Authorized but Unissued Stock

Before this Offering, we have 38,359,169 shares of common stock remaining authorized but unissued.  Authorized but unissued shares of common stock are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SELLING STOCKHOLDERS

A total of 4,251,108 shares of common stock offered under this prospectus may be sold by the holders.  We will not receive any of the proceeds from sales of shares offered under this prospectus by stockholders.

All costs, expenses and fees in connection with the registration of the selling stockholders’ shares will be borne by us.  All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by the stockholders.

The selling stockholders are offering a total of 4,385,788 shares of our stock common stock.  The selling stockholders are not affiliated with broker-dealers.  The following table sets forth:

a.	the name of each person who is a selling stockholder;

b.	the number of securities owned by each such person at the time of this offering; and

c.	the number of shares of common stock such person will own after the completion of this offering.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of common stock being offered by this prospectus, including the shares being offered for sale in this offering by us.

Except as otherwise indicated in the footnotes, all selling stockholders acquired their shares in our private offering of common stock which took place from December 1, 2003 through October 25, 2004.

		Shares Owned Prior ToThe Offering		Shares Owned After The Offering

Selling Stockholder	No. of Shares Offered	Number	Percentage	Number	Percentage

Adamson Brothers, Inc.	735,055	735,055	*	0	0%
Kai-Ye Fung[10]	119,928	119,928	*	0	0%
Ali Khudair S. Al Harbi	20,000	20,000	*	0	0%
Fadi Abi Nader	12,000	12,000	*	0	0%
Amr Ahmed Amin Fovad	90,000	90,000	*	0	0%
Moussa Gabale	10,000	10,000	*	0	0%
Naif Fahad Aldossary	12,000	12,000	*	0	0%
Abdulaziz A. Alshethry	80,000	80,000	*	0	0%
Nabil A. Daye	10,000	10,000	*	0	0%
Mohamad F. El Sankari	10,000	10,000	*	0	0%
Ali Hassan Alibrahim	10,090	10,090	*	0	0%
Khater Fahad	140,000	140,000	*	0	0%
Alaa Assad Dandashi	30,000	30,000	*	0	0%
Ahmed Mocktar El Rashidi	30,000	30,000	*	0	0%
Turki Bin Abdullah Bin Abdul Aziz Al Saud	30,000	30,000	*	0	0%
Khalid M. Aseyri	10,000	10,000	*	0	0%
Ibrahin Saeed Al-Qahtani	18,572	18,572	*	0	0%
Khaled Sayed Ibrahim	10,000	10,000	*	0	0%
Nafez Abd Raboh Mousa Al-Besheeti	10,000	10,000	*	0	0%
Naseem B J Arrar Salma M.D. Suboh	2,126,785	2,126,785	*	0	0%
Fahad AbdulAziz Al Nassar	10,000	10,000	*	0	0%
Ahida Nadim El-Bissar	10,000	10,000	*	0	0%
Karim Ibrahim Khalil Shousha	20,000	20,000	*	0	0%
Mohamad I. Trabulsi and Bassama Trabulsi	12,000	12,000	*	0	0%
Abdul Rahman A. Axix Al Hassan	11,429	11,429	*	0	0%
Rongzen Wei[11]	20,000	20,000	*	0	0%
Duan Wei[3]	20,000	20,000	*	0	0%
Fengying Liu[3]	20,000	20,000	*	0	0%
Steve Li3	11,428	11,428	*	0	0%
Yaping Liu[3]	1,228	1,228	*	0	0%
Lianying Tao[12]	8,000	8,000	*	0	0%
Frank Hu13	592,593	29,297,371	90.9%	28,704,778	73%
TOTAL	4,251,108	32,955,886	100%	28,704,778	73%

*Less than 1%.

[10]

On June 28, 2003, we issued 57,148 shares of our common stock to Kai-Ye Fung, an accredited investor who serves as one of our advisors, at a price of $2.0998 per share for total proceeds of $120,000.  On November 24, 2003, we issued 62,780 shares of our common stock to Kai-Ye Fung, an accredited investor who serves as one of ours advisors, at a price of $3.50 per share for total proceeds of $219,731.72.

[11]	Issued on December 18, 2002 in exchange for consulting and advisory services.
[12]	On November 16, 2004, we issued 8,000 shares of our common stock to Lianying Tao, an accredited investor, at a price of $3.15 per share for total proceeds of $22,050.00.
[13]

On December 18, 2002, we issued 28,717,371 shares of our common stock to our founder, Frank Hu in exchange for payment of $28,717 of corporate expenses during December 2002.  On January 13, 2004, we issued 580,000 stock options to Dr. Hu exercisable at $3.50 per share expiring on January 13, 2104.  On January 3, 2006, Dr. Hu exchanged 8,000,000 of his shares of common stock for 1,000,000 shares of Series A preferred stock convertible into 8,000,000 shares of common stock upon reaching certain milestones.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the consummation of this offering, we will have outstanding 31,140,831 shares of common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or exercise of any warrants.  Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased or held by our “affiliates” as that term is defined in Rule 144 under the Securities Act.  The remaining approximately 19,389,723 shares of common stock outstanding will be restricted shares held by existing stockholders.

Lock-Up Agreements

Certain of the shares held by our officers and directors are subject to lock-up agreements.  These lock-up agreements provide that the stockholder will not offer, sell, contact to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of shares of common stock or any option to purchase common stock or any securities exchangeable for or convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriter, except for sales occuring more than 90 days after the Effective Date, which sales do not, in the aggregate, exceed 10% of such person’s holding and each of which sales is at a price of not less than 150% of the public offering price.  Though these shares may be eligible for earlier sale under the provisions of the Securities Act, 20,717,371 of these shares will not be saleable until 180 days after the date of this prospectus as a result of these lock-up agreements.

Rule 144

In general, under Rule 144 as currently in effect, with respect to stockholders not subject to lock-up agreements and after the expiration of the lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which immediately following this offering is expected to be approximately 311,408 shares of common stock, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 are also subject to certain “manner of sale” provisions and notice requirements and to the requirement that current public information about the company be available.

Beginning immediately after the date of this prospectus, approximately 19,389,723 restricted shares of our common stock will be eligible for sale in the United States public market, subject to volume and other limitations.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We agreed to register on this prospectus the shares of common stock sold in our private placement which closed on October 25, 2004.  In addition, we have agreed to certain registration rights for the securities underlying the representative’s warrants that we have agreed to issue to Adamson Brothers, Inc. on behalf of the underwriters.  These warrants entitle the holder to purchase up to 825,000 shares of our common stock.  These warrants are not exercisable until one year from the date of effectiveness of the registration statement, of which this prospectus forms a part.  Registration of these shares under the Securities Act would results in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

ENFORCEABILITY OF CIVIL LIABILITIES

          We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

(1)	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

(2)	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised that there is uncertainty as to whether the courts of the Cayman Islands or China would:

(1)

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

(2)	entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Han Kun Law Offices has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedure Law.  Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

UNDERWRITING

Adamson Brothers, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain conditions, Adamson Brothers, Inc. has agreed to use its best efforts to sell all the units being offered for sale by us.

Underwriters	Number of Units

Adamson Brothers, Inc.	[______]

We appointed the underwriter as our agent for a period of 45 days (which period may be extended up to 45 days by written agreement between us and the underwriter) commencing on the effective date of this Registration Statement for the purpose of offering the units on a “best efforts, 2,000,000 units or none” basis, with at least 2,000,000 units required to be sold if any are sold, and up to an additional 5,500,000 units for a total of 7,500,000.  The underwriter agrees to use its best efforts to sell the units as our agent.  It is understood and agreed that there is no firm commitment on the underwriter’s part to purchase any of the units.  The underwriter may, in its discretion, offer a part of the units for sale by dealers who are members of the National Association of Securities Dealers, Inc., selected by the underwriter, at such price, and the underwriter may form and manage a selling group of such selected dealers.  The underwriter may allow such concessions upon sales by selected dealers as may be determined from time to time by the underwriter.

The underwriter has advised us that the underwriter proposes to offer the units to the public at the public offering price indicated on the cover page of this prospectus.  We will pay the underwriter a cash commission of 5.57% of the price of each unit sold and the underwriter may reallow a portion of this commission in their discretion to other dealers who are members of the National Association of Securities Dealers (“NASD”).

The underwriter has advised us that they do not intend to confirm sales of the units to any account over which they exercise discretionary authority in an aggregate amount in excess of 5% percent of the total securities offered hereby.  It is understood and agreed that there is no firm commitment on the underwriter’s part to purchase any of the units.

We have granted to the underwriter an option which expires 45 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to sell up to an additional 750,000 units at the public offering price set forth on the cover page of this prospectus, less underwriting commissions, which option may be exercised only for the purpose of covering over-allotments, if any.  If the underwriters exercise the over-allotment in full, the total price to the public would be $111,375,000, the total underwriting commissions would be $6,348,375, and the total proceeds (before payment of the expenses of this offering) to us would be $105,026,625.

The offering shall end 45 days after the SEC declares the Registration Statement on Form F-1 effective.  The 45-day period may be extended up to an additional 45 days by written agreement between us and the Underwriter.

We estimate the expenses of this offering to be $1,000,000.

At the closing of this offering, we will sell to the representative or its designees at an aggregate purchase price of $1,500, underwriters’ warrants to purchase an amount of units equal to 10% of the number of units sold by the underwriter at an exercise price of $22.275 per unit (165% of the public offering price per unit). The securities to be delivered upon exercise of the underwriters’ warrants are the same as contained in the units. The underwriters’ warrants are exercisable for a period of four years commencing one year from the effective date of this offering.  The underwriters’ warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of units issuable upon exercise on the occurrence of specific events, including stock dividends or other changes in the number of our outstanding shares, on the same terms as the warrants.  No holder of the underwriters’ warrants will possess any rights as a stockholder unless the warrant is exercised.  The underwriters’ warrants may not be sold during the offering, or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering except to officers or partners (but not directors) of the underwriters and members of the selling group and/or their officers or partners, in which case the securities so transferred will remain subject to the lock-up restriction for the remainder of the time period.  During the exercise period, the holders of the underwriters’ warrants will have the opportunity to profit from a rise in the market price of the common stock, which will dilute the interests of our stockholders.  We expect that the underwriters’ warrants will be exercised when we would, in all likelihood, be able to obtain any capital needed on terms more favorable than those provided by the underwriters’ warrants.  Any profit realized by the underwriter on the sale of the underwriters’ warrants or the underlying shares of common stock or warrants may be deemed additional underwriting compensation.

As part of this prospectus, we are registering the underwriters’ warrants under the Securities Act.  We have also included the underwriters’ warrants and the shares of common stock and warrants underlying the underwriters’ warrants in this prospectus.

Until the distribution of the units offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase units or their component securities.  As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the units.  Adamson Brothers, Inc., on behalf of the underwriters and selling group members, if any, and their affiliates, may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids as follows.

•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of the common stock and warrants in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional units as described above.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering.  Covered short sales are sales made in an amount not greater than the representative’s over-allotment option to purchase additional shares in this offering.  In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through the over-allotment option.  Naked short sales are sales in excess of the over-allotment option.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise.  These transactions may be effected on the NASDAQ stock exchange or otherwise.  Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the units.  In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities in connection with the registration statement, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

The initial public offering price of the units offered by this prospectus and the exercise price of the warrants were determined by negotiation between us and the underwriters.  Among the factors considered in determining the initial public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our proposed business plan;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

During the period of the offering, the proceeds from the sale of at least the first 2,000,000 units ($27,000,000) shall be promptly deposited in an escrow account entitled “China Hospitals, Inc. Escrow Account” with HSBC Bank USA National Association as Escrow Agent.  The parties will execute an Escrow Agreement for this account.  The proceeds from any sale of units after the proceeds from the first 2,000,000 units are received will be deposited into a separate account with the Escrow Agent that will require the company and underwriter’s signature to release funds.  Neither the company nor any of its affiliates will accept checks or funds to purchase securities in the offering.  Only the escrow agent is permitted by the terms of the offering to accept such checks or funds.  Unless 2,000,000 units, the minimum offering, are sold and paid for by investors by [Date], subject to extension upon the mutual consent of the company and the underwriter, the Escrow Agreement shall automatically terminate and the entire proceeds received from the sale of the units shall be returned to the investors, without deduction therefrom or interest thereon.  Since the distribution is being made on an “all or none” basis, the escrow account meets the requirements of Rule 15c2-4 of the Securities Exchange Act of 1934.

Selling Stockholders

In the event that our shares become listed on the NASDAQ National Market, selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions.  Such transactions may or may not involve NASD licensed broker-dealers.

The selling stockholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders.  They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

Each selling stockholder and any broker-dealer that acts in connection with the sale of shares of common stock may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933.

The shares are being offered as part of a continuous offering under Rule 415 of Regulation C under the Securities Act of 1933.  Our management expects that the shares will be sold within one year of the commencement of the offering and expects to update this Prospectus for any material changes as needed.

We have notified the selling stockholders of the prospectus delivery requirements for sales made pursuant to this prospectus and that, if there are material changes to the stated plan of distribution, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

Selling stockholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the units offered herein, are being passed upon for us by our counsel, Oswald & Yap, Irvine, California.  The Law Offices of Louis E. Taubman, P.C., New York, New York will pass on certain matters related to the offer and sale of the units for the underwriters.  Han Kun Law Offices will pass upon legal matters as to Chinese law for us.  Walkers, Cayman Islands Attorneys at Law, will pass upon legal matters as to Cayman Islands’ law for us.  Oswald & Yap may rely upon Han Kun Law Offices with respect to matters governed by Chinese law and upon Walkers with respect to matters governed by Cayman Islands law.

EXPERTS

Our consolidated financial statements for the six months ended June 30, 2004 and June 30, 2005, and for the years ended December 31, 2002, December 31, 2003, and December 31, 2004, as well as the financial statements of Anqiu City People’s Hospital for the years ended December 31, 2001, December 31, 2002, and December 31, 2003 and the financial statements of Mengzhou City People’s Hospital for the years ended December 31, 2001, December 31, 2002, and December 31, 2003, and for the period of January 1, 2004 through July 15, 2004, have been included herein and in the registration statement in reliance upon the report of Rotenberg & Co., LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

Sangdong Zheng Yuen He Xing CPA Limited, a certified public accountant in China, acted as an independent third party evaluator and provided a valuation of the assets of Anqiu City People’s Hospital.  Their valuation in included in the financial statements in reliance on their report and upon the authority of that firm as experts in valuation.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement of which this prospectus is a part contains additional relevant information about us and our common stock, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits filed with the registration statement for copies of the actual contract or document.

You may read and copy the registration statement, the related exhibits and our other filings with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also may request copies of those documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The site’s address is http://www.sec.gov.

CHINA HOSPITALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 and 2004,
DECEMBER 31, 2004, 2003 AND 2002
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Directors

We have audited the accompanying consolidated balance sheets of CHINA HOSPITALS, INC. as of June 30, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows for the six months ended June 30, 2005 and 2004.  These financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board standards (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CHINA HOSPITALS, INC. as of June 30, 2005 and 2004, and the result of their operations and their cash flows for the six months ended June 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
January 26, 2006

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Directors

We have audited the accompanying consolidated balance sheets of CHINA HOSPITALS, INC. as of December 31, 2004, 2003 and 2002 and the related statements of income, changes in shareholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board standards (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CHINA HOSPITALS, INC. as of December 31, 2004, 2003 and 2002 and the result of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
June 8, 2005

(Except for Note 24, 25, and 26 as to which the date is January 26, 2006.)

CHINA HOSPITALS INC.

CONSOLIDATED BALANCE SHEETS AS OF
JUNE 30, 2005 and 2004, DECEMBER 31, 2004, 2003 AND 2002

ASSETS

	December 31, 2002	December 31, 2003	December 31, 2004	June 30, 2004	June 30, 2005

CURRENT ASSETS
Cash and cash equivalents	$—	$210,166	$3,406,030	$2,680,996	$4,176,520
Trade receivables, net of provisions	—	—	407,198	90,079	514,733
Prepaid deposit for investment	—	—	1,807,229	—	—
Other receivables, net of provisions	—	1,433	1,054,745	657,649	2,200,066
Prepayments	66,270	—	163,347	166,406	192,239
Inventory	—	—	1,129,069	490,579	915,802

TOTAL CURRENT ASSETS	66,270	211,599	7,967,618	4,085,709	7,999,360

PROPERTY, PLANT AND EQUIPMENT, NET	—	1,274	13,890,189	12,257,545	16,506,972

CONSTRUCTION IN PROGRESS	—	—	1,371,024	691,156	625,857

DEFERRED OFFER COST	—	69,979	—	144,203	265,082

INTANGIBLE ASSET
Goodwill	—	—	293,059	—	293,059
Land-use-right	—	—	1,164,854	972,003	1,157,910

TOTAL INTANGIBLE ASSETS	—	—	1,457,913	972,003	1,450,969

TOTAL ASSETS	$66,270	$282,852	$24,686,744	$18,150,616	$26,848,240

The accompanying notes are in integral part of the financial statements.

CHINA HOSPITALS INC.

CONSOLIDATED BALANCE SHEETS AS OF
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2002	December 31, 2003	December 31, 2004	June 30, 2004	June 30, 2005

CURRENT LIABILITIES
Short-term loans	$—	$—	$4,216,867	$4,216,867	$4,578,313
Accounts payable	—	76,494	1,936,805	1,147,855	1,676,099
Accruals and other payable	—	—	3,309,879	1,302,659	3,991,266
Due to directors	37,480	178,340	47,233	178,340	16,889

TOTAL CURRENT LIABILITIES	37,480	254,834	9,510,784	6,845,721	10,262,567

LONG-TERM LIABILITIES
Investment consideration payable	—	—	3,545,457	3,545,457	3,650,612
Long-term loans	—	—	857,813	2,561,687	901,750

TOTAL LONG-TERM LIABILITIES	—	—	4,403,270	6,107,144	4,552,362

TOTAL LIABILITIES	37,480	254,834	13,914,054	12,952,865	14,814,929

MINORITY INTEREST	—	—	2,756,296	2,659,483	3,243,593

SHAREHOLDERS’ EQUITY
Common Stock Par value $0.001 per share; authorized 70,000,000 shares, issued and outstanding 31,640,831 shares (2003: issued and outstanding 28,909,955 shares; 2002: issued and outstanding 28,790,027 shares)	28,790	28,910	31,641	2,412,716	31,641
Additional paid-in-capital	—	339,612	8,167,798	339,973	8,167,798
Reserves fund	—	—	189,356	—	433,005
Retained earnings	—	(340,504)	(372,401)	(214,421)	157,274

TOTAL SHAREHOLDERS’ EQUITY	28,790	28,018	8,016,394	2,538,268	8,789,718

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,270	$282,852	24,686,744	18,150,616	26,848,240

The accompanying notes are in integral part of the financial statements.

CHINA HOSPITALS INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004, AND
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

		December 31, 2002		December 31, 2003		December 31, 2004	June 30, 2004	June 30, 2005

REVENUE
Medical Service Income		$		$		$$5,687,334	$2,411,772	$3,648,368
Sales of Drugs						5,686,800	2,545,797	3,284,238

TOTAL REVENUE		$		$		$11,374,134	$4,957,569	$6,932,606
COST OF REVENUE
Medical Service Expense						4,037,789	1,358,897	2,547,661
Sales of Drugs						3,501,516	1,598,337	1,956,034

TOTAL COST OF REVENUE						7,539,305	2,957,234	4,503,695
GROSS PROFIT						3,834,829	2,000,335	2,428,911
GENERAL AND ADMINISTRATIVE EXPENSES					340,547	2,816,626	1,668,611	1,573,169
IMPAIRMENT LOSS ON PROPERTY, PLANT AND EQUIPMENT					—	243,779	—	—

RECOVERY OF BAD DEBTS								(350,000)

INCOME/(LOSS) FROM OPERATIONS					(340,547)	774,424	331,724	1,205,742
Other (Income) and Expenses
FINANCE COSTS					—	409,020	169,925	208,064
OTHER INCOME					(43)	(330,951)	(74,588)	(85,296)
Gain on Sale of Equipment					—	—	—	(220,605)
OTHER EXPENSES					—	57,259	27,651	42,959

INCOME/(LOSS) BEFORE INCOME TAXES					(340,504)	639,096	208,737	1,260,620
INCOME TAXES					—	—	—	—

NET INCOME/(LOSS) BEFORE MINORITY INTEREST					(340,504)	639,096	208,737	1,260,620
MINORITY INTEREST					—	378,712	82,653	487,297

NET INCOME/(LOSS) AFTER MINORITY INTEREST		$			$(340,504)	$260,384	$126,084	$773,323

BASIC EARNINGS PER SHARE		$			$(0.01)	$0.01	$0.004	$0.03

DILUTED EARNINGS PER SHARE					$(0.01)	$0.01	$0.004	$0.02
WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:	BASIC		13,435,346		28,828,973	30,093,000	29,185,475	30,093,000

	DILUTED		13,435,346		28,828,973	30,093,000	29,185,475	31,737,736

The accompanying notes are in integral part of the financial statements.

CHINA HOSPITALS INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004, AND
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	No of shares outstanding	Common Stock	Additional paid-in- capital (APIC)	Reserve funds	Welfare funds	Retained earnings	Total

Proceed from common stock and balance as at December 31, 2002	28,790,027	$28,790	$—	$—	$—	$—	$28,790
Proceed from common stock	119,928	120	339,612	—	—	—	339,732
Net loss for the year ended December 31, 2003	—	—	—	—	—	(340,504)	(340,504)

Balance as at January 1, 2004	28,909,955	28,910	339,612	—	—	(340,504)	28,018
Proceed from common stock	2,730,876	2,731	9,377,529	—	—	—	9,380,260
Deferred offer costs absorbed	—	—	(1,653,483)	—	—	—	(1,653,483)
Additional paid in capital	—	—	104,140	—	—	—	104,140
Net income for the year ended December 31, 2004	—	—	—	—	—	260,384	260,384
Transfer to reserve fund	—	—	—	189,356	—	(189,356)	—
Transfer to welfare fund	—	—	—	—	102,925	(102,925)	—
Consumption of welfare fund	—	—	—	—	(102,925)	—	(102,925)

Balance as at January 1, 2005	31,640,831	31,641	8,167,798	189,356	—	(372,401)	$8,016,394
Net income for the six months ended June 30,2005						773,324	773,324
Transfer to reserve fund				243,649		(243,649)	—
Balance as at June 30,2005	$31,640,831	$31,641	$8,167,798	$433,005	$—	$157,274	$8,789,718

The accompanying notes are in integral part of the financial statements.

CHINA HOSPITALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004, AND
FOR THE YEARS ENDED
DECEMBER 31, 2004, 2003 AND 2002

	December 31, 2002	December 31, 2003	December 31, 2004	June 30, 2004	June 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$—	$(340,504)	$260,384	$126,084	$773,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	319	904,526	436,192	448,345
Provision for Bad Debts	—	—	(129,840)	77,565	301,450
Impairment Loss	—	—	243,779	—	—
(Gain) Loss on Sale of Equipment	—	—	12,439	27,193	(220,605)
Imputed interest expense	—	—	193,104	—	105,015
Minority Interest	—	—	378,712	82,653	487,297
Consumption of Welfare Fund	—	—	(102,925)	(102,925)	—
(Increase)/decrease in assets:
Inventory	—	—	(480,928)	(106,951)	213,267
Trade receivables, net of provisions	—	—	(230,025)	(12,856)	(408,985)
Prepayment	(66,270)	66,270	(154,964)	(166,406)	(28,892)
Other receivable	—	(1,433)	(278,689)	(69,401)	(1,145,321)
Increase/(decrease) in liabilities:
Accounts payables	—	76,494	911,041	778,199	(260,706)
Accruals and other payables	—	—	(712,085)	(788,376)	689,376
Deposit received	—	—	274,219	—	(7,989)
Net cash provided by operating activities	(66,270)	(198,854)	1,088,748	280,971	945,575
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment & construction in progress	—	(1,593)	(1,224,620)	(1,635,105)	(2,313,017)
Acquisition of subsidiaries	—	—	(3,089,995)	(989,157)	—
Cash Received on Sale of Equipment	—	—	—	—	220,605
Prepaid deposit for investment	—	—	(1,807,229)	—	1,807,229
Cash received from the acquisition	—	—	342,985	176,588	—
Net cash provided by investing activities		(1,593)	(5,778,859)	(2,447,674)	(285,183)
CASH FLOWS FROM FINANCING ACTIVITIES:
Inception of loans	—	—	2,650,602	2,650,602	427,932
Repayment of loans	—	—	(2,534,416)	(323,012)	(22,408)
Deferred offer costs	—	(69,979)	69,979	(74,223)	(265,082)
Proceeds from common stock	28,790	339,732	7,830,918	2,384,167	—
(Paid to) / received from director	37,480	140,860	(131,108)	—	(30,344)
Net cash provided by financing activities	66,270	410,613	7,885,975	4,637,534	110,098
NET CHANGE IN CASH AND CASH EQUIVALENTS	—	210,166	3,195,864	2,470,830	770,490
Cash and cash equivalents, beginning of year	—	—	210,166	210,166	3,406,030
Cash and cash equivalents, end of year	$—	$210,166	$3,406,030	$2,680,996	$4,176,520
SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$—	$—	$312,890	$261,791	$121,729
Taxes paid	$—	$—	$—	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of Anqiu City People’s Hospital through notes payable			$3,352,493

The accompanying notes are in integral part of the financial statements.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Our company was initially incorporated as China Hospitals, Inc., or CHI on December 2, 2002 in Delaware. CHI was organized for the purpose of acquiring government-owned hospitals located in urban areas within China. On July 20, 2004, CHI reincorporated in the Cayman Islands and transferred all assets of the Delaware Corporation to the Cayman Islands Corporation.

The Group (CHI, the Management Company, RaiseChina, Anqiu and Mengzhou) is principally engaged in providing medical services to patients and sales of Chinese and Western medicine. Anqiu and Mengzhou are about 600 miles and 800 miles south of Beijing, the capital city of the PRC, respectively.

On December 21, 2003, pursuant to the plan of acquisition, CHI signed an agreement with the Anqiu City Department of National Asset Management to acquire 70% of the Anqiu City People’s Hospital (Anqiu) with effect on January 2, 2004. The hospital is located in Anqiu City of Shangdong Province.  Its purchase price is 41,124,953 Chinese renminbi (RMB) (approximately $4,954,813). Under terms of the purchase agreement, CHI is entitled to use hospital’s profits for the expansion of the hospital; and in addition, all existing employees of the hospital remained employed at least for one year.

Due to the current restrictions on foreign ownership of the hospitals in China, CHI conducts all operations of the hospital through an affiliated company, the Beijing Dongjun Hospital Management Investment Co., Ltd., (the “Management Company”). On May 19, 2004, the parties to the Agreement signed an amendment to the Agreement transferring CHI’s rights and liabilities over the Anqiu City People’s Hospital under the Agreement to the Management Agreement. As a result, the Management Company has operating control of the hospital.

On July 16, 2004, CHI further acquired 100% interests of Mengzhou City People’s Hospital (Mengzhou) through the Management Company. The Management Company signed an agreement with the Mengzhou City National Department of Asset Management to acquire the Mengzhou City People’s Hospital.  The hospital is located in Mengzhou City of Henan Province.  Its purchase price is 17,436,960 Chinese Renminbi (RMB) (approximately $2,100,839).  The purchase consideration was fully paid on December 2004.  Under terms of the purchase agreement, all existing employees of the hospital remained employed.

The Management Company also signed an Exclusive Business Cooperation Agreement with our wholly-owned subsidiary, RaiseChina BioTech, Inc. (RaiseChina). Under terms of the agreement, business support and consulting services will be provided to the Management Company by RaiseChina in exchange for service fees.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

The Management Company is owned by Min Hu and Zhengmao Hu, brother and sister of Dr. Frank Hu, the director of CHI. Share pledge agreements were entered into by Min Hu and Zhengmao Hu, who pledged their respective equity interests in the Management Company as a guarantee for service fee payment.  If any of our affiliated entity is in breach of the service agreement, CHI is entitled to take possession of the equity interests held by Min Hu and Zhengmao Hu. In addition, both Min Hu and Zhengmao Hu have executed an irrevocable power of attorney to appoint RaiseChina BioTech, Inc., as attorney-in-fact who has all voting powers.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company (CHI), the Management Company, RaiseChina, Anqiu Hospital and Mengzhou Hospital.   All material inter-company accounts and transactions have been eliminated.

The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America, and the operations of Anqiu City People’s Hospital and Mengzhou City Peoples’ Hospital is included from January 2004 and July 2004, respectively, while the Management Company and RaiseChina are included in the Group since April 2004.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared according to accounting principles generally accepted in the United States. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We evaluate these estimates on an on-going basis. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Our management has discussed these estimates and assumptions with our audit committee.

We refer you to the footnotes to our financial statements for additional information on application of accounting methods and procedures to our financial statements. Our actual results may differ from these estimates, and different assumptions or conditions may yield different estimates. The following represent the estimates that we consider most critical to our operating performance and involve the most complex assumptions and assessments.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Risk Management — We are exposed to various risks of loss from medical malpractice and other claims and casualties; employee injuries and illnesses; and employee health, dental and accident benefits. Employee social insurance coverage is purchased for a portion of claims arising from such matters. When, in our judgment, claims are sufficiently identified, a liability is accrued for estimated costs and losses under such claims.

In connection with the acquisition of the two hospitals, we assumed responsibility for professional liability claims reported after the acquisition date and the previous owner retained responsibility for all known and filed claims prior to the acquisition date.

Allowance for Doubtful Accounts — Substantially all of our accounts receivable are related to providing healthcare services to our hospitals’ patients. Our ability to collect outstanding receivables is critical to our operating performance and cash flows. The primary collection risk lies with uninsured patient. There is no insurance coverage treatment for all procedures scheduled in advance, walk-in patients, and for procedures for emergency room patients. Deductibles and co-payments are generally determined prior to the patient’s discharge with emphasis on collection efforts before discharge. Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged. Our standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off. Our policy with respect to estimating our allowance for doubtful accounts is entirely management’s discretion and there is no general and specific rule for its calculation. Accordingly, substantially all of our bad debt expense is related to uninsured patient accounts which is immaterial in any given year. We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts. In addition, we perform procedures on historical collection and write-off experience to determine the reasonableness of our estimation of the allowance for doubtful accounts. Significant changes in payor mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

          In general, the standard collection cycle at our hospitals is as follows:

•	Upfront cash collection of deductibles, co-payments.

•	From the time the account is billed before discharge of the patient, internal business office collections and early out program collections are performed.

•	For patients already discharged, uncollected accounts are written off based on management review and discretion.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

4. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements.

A. CONSOLIDATION OF VARIABLE INTEREST ENTITY

The consolidated financial statements include the financial statements of the Company, its subsidiaries and Variable Interest Entities (VIE) subsidiaries for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

The Group has adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

PRC law currently limits direct foreign ownership of Chinese hospitals. To comply with these foreign ownership restrictions, we operate our hospitals and provide medical services in China through Dongjun, a PRC limited liability company wholly owned by Zhengmao Hu and Min Hu, both of whom are PRC citizens. Dongjun holds domestic business license that can operate hospitals in the PRC. RaiseChina, a wholly foreign-owned enterprise wholly owned by CHI, has contractual arrangements with Dongjun. Through these contractual arrangements, CHI also has the ability to substantially influence Dongjun’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval.

Based on these contractual arrangements, the Company believes that Dongjun should be considered as a Variable Interest Entity under FASB Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, because the equity investors in Dongjun do not have the characteristics of a controlling financial interest and CHI is the primary beneficiary of Dongjun. Accordingly, the Company believes that Dongjun should be consolidated under FIN 46R.

The Group’s consolidated assets do not include any collateral for Dongjun’s obligations and there was no pledge or collateral of its assets. Furthermore, creditors of Dongjun have no recourse to the general credit of CHI, which is the primary beneficiary of Dongjun.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

B.  DISCLOSURE OF A MATERIAL BUSINESS COMBINATION IN THE YEAR OF ACQUISITION

We have applied the purchase accounting method for acquisitions of Anqiu City People’s Hospital and Mengzhou City People’s Hospital.

Anqiu City People’s Hospital

On January 2, 2004, CHI acquired 70% interest of the Anqiu City People’s Hospital (Anqiu). The results of Anqiu’s operations have been included in the consolidated financial statements since that date.

Anqiu is principally engaged in provision of medical services and sales of Chinese and Western medicine in the Anqiu City of PRC. As a result of the acquisition, CHI is expected to be the leading provider of medical services, Chinese and Western medicine in those markets. It also expects to reduce costs through economies of scale.

The aggregate purchase price was $4,954,813, to be fully paid by cash by two installments. $989,157 was paid in June 2004 and the rest $3,965,657 shall be paid in full by December 11, 2006. The present value of the outstanding consideration as of January 2, 2004 was $3,352,493.

The following table summarizes 100% of the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

		Allocation Of
	Fair	Negative	Net
	Value	Goodwill	Recorded

	($000s)	($000s)	($000s)
Current assets	$1,302	$—	$1,302
Property, plant, and equipment, net	12,561	(1,109)	11,452
Construction-in-progress	1,483	—	1,483
Land use rights	1,096	(97)	999

Total assets acquired	16,442	(1,206)	15,236
Current liabilities	4,779	—	4,779
Long-term liabilities	3,738	—	3,738

Total liabilities acquired	8,517	—	8,517

Net assets acquired	$7,925	$(1,206)	$6,719

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

B.  DISCLOSURE OF A MATERIAL BUSINESS COMBINATION IN THE YEAR OF ACQUISITION (CONTINUED)

Result of operations for the period from January 2, 2004 (date of acquisition) to year ended June 30, 2005 is included in the consolidated income statement.  There was $7,078,910 common stock outstanding as at December 31, 2004.  Except for the commitment to complete the construction in progress approximately amounted to $368,000 (See note 19A), Anqiu does not have capital commitment for the years ended December 31, 2004, 2003 and 2002. Negative goodwill of $1,206,047 was recorded as a result of the acquisition. CHI took the ownership of Anqiu at January 2, 2004.  The date that the Management Company took ownership of Anqiu was May 19, 2004.

Anqiu is located at Anqiu City of Shangdong Province, 600 miles south of Beijing, the capital city of the PRC. It is a Class AA educational Hospital with 700 beds and 892 employees.

Anqiu is previously government-owned, until the Anqiu City Department of National Asset Management signed an agreement with China Hospitals, Inc., or CHI on December 21, 2003. Under the agreement, 70% of Anqiu was sold to CHI. Under terms of the purchase agreement, CHI is entitled to use Hospital’s profits for the expansion of the Hospital; in addition, all existing employees of the Hospital remained to be employed for at least one year.

Due to the current restrictions on foreign ownership of the hospitals in China, CHI conducts all operations of the hospital through an affiliated company, the Beijing Dongjun Hospital Management Investment Co., Ltd., (the “Management Company”). On May 19, 2004, the parties to the Agreement signed an amendment to the Agreement transferring CHI’s rights and liabilities over the Anqiu City People’s Hospital under the Agreement to the Management Agreement. As a result, the Management Company has operating control of the hospital.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

B.  DISCLOSURE OF A MATERIAL BUSINESS COMBINATION IN THE YEAR OF ACQUISITION (CONTINUED)

Mengzhou City People’s Hospital (Mengzhou)

On July 16, 2004, CHI acquired 100% of the Mengzhou City People’s Hospital (Mengzhou). The results of Mengzhou’s operations have been included in the consolidated financial statements since that date. Mengzhou is principally engaged in provision of medical services and sales of Chinese and Western medicine in the Mengzhou City of PRC. As a result of the acquisition, CHI is expected to be the leading provider of medical services, Chinese and Western medicine in those markets. It also expects to reduce costs through economies of scale.

The cost of the 100% interest in Mengzhou was $2,100,839. The consideration to acquire Mengzhou had been fully paid to Mengzhou City National Department of Asset Management by two installments. $1,000,000 was paid by cash in June 2004 and $1,100,839 was paid by cash in December 2004.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At July 16, 2004	($000s)

Current assets	$480
Property, plant, and equipment, net	2,030
Construction-in-progress	26
Intangible asset, net	196

Total assets acquired	2,732
Current liabilities	416
Long-term liabilities	508

Total liabilities acquired	924

Net assets acquired	$1,808

Intangible assets - Land use right at cost of $195,588 was acquired and being amortized using the straight-line method over the lease term of fifty years.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

B.  DISCLOSURE OF A MATERIAL BUSINESS COMBINATION IN THE YEAR OF ACQUISITION (CONTINUED)

Result of operations for the period from July 16, 2004 to year ended June 30, 2005 was included in the consolidated income statement. There was no common stock outstanding as at December 31, 2004. Mengzhou does not have capital commitment for the years ended December 31, 2004, 2003 and 2002. A positive goodwill $293,059 was resulted upon acquisition.

Mengzhou is located at Mengzhou City of Henan Province, 800 miles south of Beijing, the capital city of the PRC. It is a Class AA educational Hospital with 226 beds and 368 employees. Under terms of the purchase agreement, all existing employees of the hospital remained employed.

The Hospital is previously government-owned, until the Mengzhou City National Department of Asset Management signed an agreement on July 16, 2004 with China Hospitals, Inc., or CHI. CHI and the Management Company took the ownership of Mengzhou at July 16, 2004.

C. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

D. TRADE RECEIVABLE

In order to determine the value of the Group’s accounts receivable, the Group records a provision for doubtful accounts to cover estimated credit losses.  Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Group evaluates the credit risk of its patients utilizing historical data and estimates of future performance.

Aging analysis of our trade receivables for the year ended December 31, 2004 and for the six months ended June 30, 2005 were as follow:

	Government-related payers		Third party payers		Self-payers		Total

	December 2004	June 2005	December 2004	June 2005	December 2004	June 2005	December 2004	June 2005

1 – 3 months	6,998	5,039	63,919	182,196	212,080	245,080	282,997	432,315
4 – 6 months	8,418	2,372	—	640	131,198	46,825	139,616	49,837
7 – 12 months	7,890	2,310	969	2,116	—	12,331	8,859	16,757
Over 1 year	—	194	25,755	40,986	451,589	309,278	477,344	350,458

Total	23,306	9,915	90,643	225,938	794,867	613,514	908,816	849,367

Management does not have a target Day’s Sales Outstanding for comparison of actual Day’s Sales Outstanding.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

E. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Substantially all of our trade receivables are related to providing healthcare services to our hospitals’ patients.  The primary collection risk lies with uninsured patient.  There is no insurance coverage treatment for all procedures scheduled in advance, walk-in patients, and for procedures for emergency room patients.  Deductibles and co-payments are generally determined prior to the patient’s discharge with emphasis on collection efforts before discharge.  Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged.  Our standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off.  Our policy with respect to estimating our allowance for doubtful accounts is entirely management’s discretion and there is no general and specific rule for its calculation.

Accordingly, substantially all of our bad debt expense is related to uninsured patient accounts, which is immaterial for the period ended December 31, 2004, 2003 and 2002, June 30, 2005 and 2004.  We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts.  In addition, we perform procedures on historical collection and write-off experience to determine the reasonableness of our estimation of the allowance for doubtful accounts.  Significant changes in payer mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

F. INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

G. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

G. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives applied are:

Buildings	40 years
Medical equipment	6 – 20 years
Motor vehicles	8 – 12 years
Office equipment	5 – 15 years
Furniture and fixtures	10 years

The estimated useful life of the assets is predicted by the historical information from past operation record of Anqiu and Mengzhou. As Anqiu and Mengzhou have been operated for a long history, the operating history is a strong evidence for supporting the useful life estimation.  Furthermore, it is common among hospital industry in PRC to have such estimated useful life.

H. GOODWILL

SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.  These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of a reporting unit.  Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.  The fair value of each reporting unit is estimated using a discounted cash flow methodology.  This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

The positive goodwill arisen from acquisition of Mengzhou City People’s Hospital has remained on the balance sheet for annual impairment review.

I. LAND USE RIGHT

Land use right is being amortized using the straight-line method over the lease term of fifty years.  (See Note 11)

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

J. CONSTRUCTION IN PROGRESS

Construction in progress represents direct costs of construction or acquisition and design fees incurred.  Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for its intended use.

For the period ended December 31, 2004 and the year ended June 30, 2005 interest of $38,481 and $21,729 were capitalized in conjunction with construction in progress.  There was no interest capitalized for the years ended December 31, 2003 and 2002.  Refer to note 10 for more details.

K. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable, accrued expenses and debt, approximates their fair value for the period ended December 31, 2004, 2003 and 2002, June 30,2005 and 2004 due to the relatively short-term nature of these instruments.

L. INCOME TAXES

For the years ended December 31, 2003 and 2002, the Anqiu City People’s Hospital was owned by the government of The People’s Republic of China and was operated as a state owned non-profit-making entity. It did not have any share capital for the years ended December 31, 2003 and 2002. In the second half of year ended December 31, 2004, capital of the Hospital was restructured and was limited by shares. The Hospital is exempted from income tax as it did not raise any of its charges or fees after privatization.

Mengzhou City People’s Hospital was previously owned by the government of The People’s Republic of China and was operated as a state owned non-profit-making entity and did not have any share capital.  Such entity in the PRC is not subject to income tax.  The Hospital is exempted from income tax as it did not raise any of its charges or fees after privatization.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

M. FOREIGN CURRENCY TRANSLATION

The Group determines its functional currencies based on the criteria of SFAS 52 Foreign Currency Translation and have determined their functional currency to be their respective local currency. The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. The Group uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the Consolidated Statements of Operations. Since the exchange rate of RMB to United States dollars (“USD”) has been stable throughout the period from January 1, 2002 to June 30, 2005, we used the exchange rate of USD1.00: RMB8.30 to translate the result and financial position of our operating subsidiary which have functional currency of RMB.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”).  The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

N. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ materially from those estimates.

O. REVENUE RECOGNITION

Revenue from medical services is recognized when services are rendered to the patients and collectibility is reasonably assured.  Revenue from sales of medicine is recognized when merchandise is transferred and title passes to the patients and collectibility is reasonably assured.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

P. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the years, based on gross salary payments. The cost of these payments is charged to the statement of income in the same year as the related salary cost.

Q. COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.  There have been no sources of other comprehensive income (loss) throughout the period from January 1, 2002 to June 30, 2005.

R. STOCK-BASED COMPENSATION

The company has used the fair value method of SFAS No. 123 “Accounting for Stock-Based Compensation” for its’ stock based employee compensation.  In accordance with SFAS No. 123R, “Share-Based Payment” the company will require the expensing of stock options for reporting periods that begin after June 15, 2005.

S. IMPAIRMENT OF LONG-LIVED ASSETS

Pursuant to Statement of Financial Accounting Standard (“SFAS”) No.144 Accounting for the Impairment or Disposal of Long-lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

T. RECENT PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning in 2005.

In December 2004, the FASB issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and nonpublic companies.

The estimated effect on financials regarding to effective of this accounting standard was disclosed in the note 18.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

4. TRADE RECEIVABLES

The Group’s trade receivables at June 30, 2005 and 2004, December 31, 2004, 2003 and 2002are summarized as follows:

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Trade receivables	—	—	908,816	660,077	849,367
Less: Allowance for doubtful accounts	—	—	501,618	569,998	334,634

	—	—	407,198	90,079	514,733

The activity in the Group’s allowance for doubtful accounts during for the six months ended June 30, 2005and 2004, and the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Balance at beginning of year	—	—	—	—	501,618
Additions from acquisitions of subsidiaries	—	—	536,868	569,998	—
Movement during the year	—	—	-35,250		-166,984

Balance at end of year	—	—	501,618	569,998	334,634

5. INVENTORY

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Medicine – Chinese and Western	—	—	1,129,069	264,513	915,802

6. PREPAID DEPOSIT FOR INVESTMENT

Prepaid Deposit for Investment had been refunded to the Management Company in April, 2005. Dongjun will use this amount for further acquisition of Hospitals in PRC.

7. OTHER RECEIVABLES

The Group’s other receivables represented money advances to employees, prepayments and deposits, and receivables from government-related departments and individuals and the Group’s allowance for doubtful accounts at December 31, 2004, 2003 and 2002,  June 30, 2005 and 2004 are summarized as follows:

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

7. OTHER RECEIVABLES (CONTINUED)

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Advances to employees	—	—	498,458	118,826	478,554
Allowance for doubtful accounts	—	—	(54,844)	(51,110)	(55,018)

		1,433	443,614	67,716	423,536
Advance payments / Prepaid expenses:	—	—
Beautifying surroundings	—	—	12,047	19,277	7,229
Provision for medical equipments	—	—	113,422	13,417	88,602
Repairs and maintenance	—	—	48,302	19,036	5,506
Deposit	—	—	—	19,618	52,601
Other Companies	—	—	391,640	689,614	1,301,645

	—	—	565,411	760,962	1,455,583
Allowance for doubtful accounts:	—	—
Provision for medical equipments	—	—	(15,663)
Repairs and maintenance	—	—	—		(14,349)
Other Companies	—	—	(207,028)	(393,403)	(180,723)

			(222,691)	(393,403)	(195,072)

			342,720	367,559	1,260,511
Receivables from:	—	—
Government-related departments and individuals	—	—	339,641	260,149	508,367
Other hospitals	—	—	7,658	7,658	7,658

			347,299	267,807	516,024
Allowance for doubtful accounts	—	—
Government-related departments or individuals	—	—	(78,888)	(45,433)	(6)

			268,411	222,374	516,019

	—	1,433	1,054,745	657,649	2,200,066

Amounts advanced to employees and amounts receivable from government-related departments and individuals were non-secured, interest-free and repayable on demand.

8. PROPERTY, PLANT AND EQUIPMENT

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Cost:
Building	—	—	7,435,969	6,423,828	9,697,751
Medical equipment	—	—	6,560,557	5,,706,074	7,447,238
Motor vehicles	—	—	410,954	291,396	260,419
Office equipment	—	1,593	340,330	193,413	400,589
Furniture and fixtures	—	—	13,904	—	13,900

	—	1,593	14,761,714	12,614,711	17,819,897
Less: Accumulated depreciation
Building	—	—	188,852	76,292	364,093
Medical equipment	—	—	592,740	246,161	823,112
Motor Vehicles	—	—	50,655	20,774	57,952
Office equipment	—	319	38,692	13,706	66,503
Furniture and fixtures	—	—	586	233	1,265

	—	319	871,525	357,166	1,312,925

Property, plant and equipment, net	—	1,274	13,890,189	12,257,545	16,506,972

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

8. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

The above cost of property, plant and equipment has been adjusted for the negative goodwill in the amount of $1,109,228 resulting from acquisition of Anqiu. Depreciation expenses relating to property, plant and equipment was $874,226, $319 and $441,401 for the years ended December 31, 2004 and 2003, and the six months ended June 30, 2005, respectively.

9. CONSTRUCTION IN PROGRESS

	Descriptions	Dec-2004	Jun-2005

		$	$
New clinic building of Anqiu, North	Now 96% completed, to be fully completed by December 2005	1,359,338
New clinic building of Anqiu, South	Now 98% completed, to be fully completed by December 2005		614,097
Design fee for new inpatient building of Mengzhou hospital		11,686	11,760

		1,371,024	625,857

10. CAPITALIZED INTEREST

The company follows the policy of capitalizing interest as a component of the cost of construction in progress which has been constructed for its’ own use. In 2004 total interest incurred was $312,890 of which $38,481 was capitalized and $274,409 was charged to operations.  In 2002 and 2003 NIL interest cost incurred.  In June 30, 2005, total interest incurred was $121,729 of which $21,729 was capitalized and $100,000 was charged to operations. The capitalization rate used to determine the amount of interest eligible for capitalization were 6.15% and 5.31% for the six months ended June 30,2005 and the year ended December 31,2004.

11. LAND USE RIGHT

China Hospitals, Inc. obtained the land use right for the plant construction in Anqiu City, Shandong Province, as part of the January 2, 2004 acquisition of Anqiu City People’s Hospital.  This amount is amortized over the lease term of fifty years.  Moreover, through the acquisition of Mengzhou City People’s Hospital, The Group obtained another land-use right at a remaining value of $195,588 as of July 2004.

Land use right as of December 31,2004 and June 30, 2005, consisted of the following:

	Dec-2004	Jun-2005

	$	$
Anqiu City People’s Hospital	999,566	999,566
Add: Mengzhou City People’s Hospital	195,588	195,588
Less : Accumulated Amortization	30,300	37,244

Net book value	1,164,854	1,157,910

The cost of land use right from Anqiu has been adjusted for the negative goodwill in the amount of $96,819.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

12. SHORT-TERM LOANS

For the year ended December 31, 2004 and the six months ended June 30, 2005, there were five separate loan agreements executed during the period:

Party	Loan amount	Interest rate	Loan amount	Interest rate	Major terms

	December 2004		June 2005

	$	(per annum)	$	(per annum)
Shan Dong Province Countryside Credit Cooperatives	602,410	5.84%	602,410	6.14%
China Construction Bank	1,204,820	5.31%	1,204,819	6.14%	One year renewable
China Construction Bank	240,964	5.31%	602,410	5.58%
China Construction Bank	1,204,820	5.31%	1,204,819	5.31%
A local Chinese bank	963,853	5.84%	963,855	6.42%

Total	4,216,867		4,578,313

The loans are guaranteed by unrelated companies in the PRC who are either suppliers or contractors to the two hospitals.  The parties are not related to the Group or the Company. Such guarantee is required by the banks and is common in the PRC.

On May 23, 2005, Anqiu hospital signed an agreement to provide one year short-term loan $602,410 (RMB 5 million) to Shandong Jingzhi Construction Co. Ltd (“Jingzhi”) who was a contractor of the hospital. Jingzhi is one of the guarantees for the short-term bank loans of Anqiu hospital with amount $2,168,675 (RMB 18 million) as at June 30, 2005.

On June 10, 2005, Anqiu also signed an agreement with Anqiu LuAn Medicine Co. Ltd (“LuAn”), a supplier of the hospital, to provide one year short-term loan with amounting to $240,964 (RMB  2 million). At the same time, LuAn provided the guarantee for a short-term bank loan of Anqiu hospital with amount of $602,410 (RMB 5 million) as at June 30, 2005.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

13. ACCRUALS AND OTHER PAYABLES

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Expense payable for restructure	—	—	852,979	—	852,979
Payable to dormitory staffs	—	—	851,185	96,386	851,185
Payable Anqiu City government-funded companies	—	—	821,079	—	821,079
Deposit received	—	—	276,801	139,810	268,812
Accrual for construction in progress	—	—		—	506,760
Staff union fee payable	—	—	53,379	10,966	77,320
Staff retirement insurance payable	—	—	94,264	—	108,464
Salary & Social benefit payable	—	—	63,103	45,332	60,384
Payable to suppliers for medical equipment	—	—	221,989	255,533	280,028
Accrue interest for new clinic				195,267
Territory resources management and plan bureau				507,451
Miscellaneous payable	—	—	75,100	51,914	164,255

	—	—	3,309,879	1,302,659	3,991,266

14. INCOME TAXES

The Group is exempted from income taxes.

The Group’s net income/(loss) was comprised of the following for the years ended December 31 2004,2003 and 2002, and the six months ended June 30,2005 and 2004:

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Cayman Islands	—	(340,504)	(160,146)	(7,446)	64,763
PRC	—	—	435,623	133,529	708,560

	—	(340,504)	275,477	126,083	773,323

15. LONG TERM LIABILITIES

The majority represents the notes payable on the acquisition of Anqiu City People’s Hospital and the remainder represents funds gathered by the Group’s staff for constructing the new medical ward. Furthermore, these amounts have no fixed term of repayment, but are due December 2006 and thereafter.

Purpose	Amounts payable to	Loan amount	Interest rate	Loan amount	Interest rate	Due Date

		December 2004		June 2005

		$	(per annum)	$	(per annum)	Dec. 2006
Acquisition of Anqiu	People’s Hospital staff members	3,545,457	5.76% imputed	3,650,611	Nil	Dec. 2006
Redecoration of old dormitory building	Hospital staff living in dormitory	321,687	Nil	326,506	Nil	Dec. 2006
Protection of public equipment of hospital	Hospital staff	257,108	2.50%	254,217	2.50%	Dec. 2006
New medical building	Hospital staff	128,916	Nil	121,687	Nil	Dec. 2006
Building of staff quarter	Causal hospital staff	86,506	Nil	74,578	Nil	Dec. 2006
New clinique	Investor	60,241	8%	60,241	8%	Dec. 2006
Payable to Mengzhou hospital staff	Mengzhou hospital staff	1,909	Nil	63,076	Nil	Dec. 2006
Purchase of equipment	Hospital staff	1,446	8%	1,446	8%	Dec. 2006

Total		4,403,270		4,552,362		Dec. 2006

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

16. COMMON STOCK

	2002	2003	2004

Authorized share capital
Par value $0.001 per share; authorized 70,000,000 shares	$70,000	$70,000	$70,000
Issued share capital	$28,790	$28,910	$31,641
Number of shares outstanding at December 31	28,790,027	28,909,955	31,640,831
Number of shares issued during the year	28,790,027	119,928	2,730,876

On December 18, 2002, we issued 28,790,027 shares of our common stock to six parties in consideration of $28,717.

On June 8, 2003, we issued 57,148 shares of our common stock to one party in consideration of $120,000.

On November 24, 2003, we issued 62,780 shares of our common stock to one party in consideration of $219,730.

On January 2004, we issued 150,000 shares of our common stock to four parties in consideration of $525,000.

On February 2004, we issued 559,804 shares of our common stock to twelve parties in consideration of $1,959,310.

On March 2004, we issued 92,001 shares of our common stock to seven parties in consideration of$322,000.

On September 30, 2004, we issued 1,778,214 shares of our common stock to one party in consideration of $6,048,750.

On October 25, 2004, we issued 142,857 shares of our common stock to one party in consideration of $500,000.

On November 16, 2004, we issued 8,000 shares of our common stock to one party in consideration of $25,200.

We haven’t issued any shares for the six months ended June 30, 2005.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

17. RESERVES

	Dec-2002	Dec-2003	Dec-2004	Jun-2004	Jun-2005

	$	$	$	$	$
Statutory surplus reserve fund	—	—	126,237	—	288,670
Public welfare fund	—	—	63,119	—	144,335

	—	—	189,356	—	433,005

Pursuant to the relevant laws and regulations of Sino-foreign joint venture enterprises and Wholly owned foreign enterprises, the profits of the Company, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses in previous years, and made appropriations to reserve funds, as determined at the discretion of the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Sino-foreign joint ventures are required to make annual appropriations to two reserve funds, consisting of the statutory surplus reserve fund and public welfare fund. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a 10% of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50%of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If CHI has foreign currency available after meeting its operational needs, CHI may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, only the statutory surplus reserve funds is distributable as cash dividends. For the year ended December, 2004 the total $189,356 of statutory reserve comprises of $126,237 statutory surplus reserve fund and $63,119 public welfare fund. For the six months ended June 30, 2005 the total $243,649 of statutory reserve comprises of $162,433 statutory surplus reserve fund and $81,216 public welfare fund, their effect over immediate liquidity is insignificant.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

18. STOCK OPTION

On December 30, 2002, our predecessor adopted a Stock Option Plan, which we assumed for our directors, officers, employees, consultants, and advisors.  The exercise prices of stock options granted under our plan may be the fair market value of our stock on the date of the grant.  We have reserved 800,000 shares of common stock for issuance as stock options under our Stock Option Plan and have issued 800,000 stock options as of the date of this Prospectus.

Stock options vest over a four-year period, with 25% of the options to vest on each of the first, second, third and fourth anniversaries of the date of grant and have terms of five and ten years.

The following table provides a summary of our stock options currently outstanding as of the date of this Prospectus.

Grant date	Name	Number of Securities Underlying Options to be Granted	Exercise Price Per Share ($)	Fair value of the common stock	Terms in years	Expiration Date

1 Aug 2003	Steve Yu	50,000	3.50	3.50	5	August 18, 2007
1 Aug 2003	Kangmao Wang	50,000	3.50	3.50	5	August 18, 2007
1 Jan 2004	Steve Yu	10,000	3.50	3.50	10	January 13, 2014
1 Jan 2004	Kangmao Wang	10,000	3.50	3.50	10	January 13, 2014
1 Jan 2004	Frank Hu	580,000	3.50	3.50	10	January 13, 2014
1 Jun 2004	Jiande Sun	50,000	3.50	3.40	10	June 7, 2014
1 Sept 2004	Hongziang Lv	30,000	3.50	3.50	10	September 7, 2014
1 Oct 2004	Charles Chen	10,000	3.50	3.50	10	October 7, 2014
1 Dec 2004	Shijun Zhu	10,000	3.50	3.15	10	December 21, 2014

	Total	800,000

	No. of Options outstanding	No. of Options granted	No. of Options exercised	No. of Options forfeited	Weighted- average exercise price

As at Dec 31, 2002	—	—	—	—	$—
As at Dec 31, 2003	100,000	100,000	—	—	$3.50
As at Dec 31, 2004	800,000	800,000	—	—	$3.50

The determination of the fair value of the Company’s ordinary shares for stock based compensation purposes was the average market price. It was an arms-length transaction between the Group and private investors.

Accordingly, compensation expense will be recognized over vesting terms of the options based on the difference between the estimated fair value of the Company’s ordinary shares and the exercise price of the options granted. The estimated fair value of the Company’s ordinary shares was determined with reference to the Company’s private placement price of $3.50 per share for all of the 800,000 shares.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

18. STOCK OPTION (CONTINUED)

Since the SFAS 123 “Accounting for Stock-Based Compensation Transaction and Disclosure” was not yet effective as at year-end date December 31, 2004, we did not recognize any compensation expense with respect to these options as prescribed by SFAS No. 123.  The effect of the execution of this accounting standard will result in the following effect:

With the assumptions that:

a)	grant date of stock options were 1st date of the month;
b)	price of stock options are estimated by Black-Scholes Model;
c)	all stock options will be fully vested (i.e. all staff holding stock options will complete the vesting period of 4 years);
d)	all options exercises at the end of the vesting period; and
e)	expected volatility, expected dividends and risk-free interest rates are constant over the vesting period.

Then, if the compensation expenses were recognized, its effect would reduce net profit after minority interest as at December 31, 2004 by $234,821. It would also increase Additional Paid-In Capital by $234,821 accordingly. Whereas at December 31, 2003, its effect would reduce net profit after minority interest by $8,021. It would also increase Additional Paid-In Capital by $8,021.

19. COMMITMENTS AND CONTINGENCIES

A. CAPITAL COMMITMENTS

Except for the commitment to complete the acquisition of Anqiu (See Note 20), the Group does not have capital commitment for the six months ended June 30, 2005 and 2004, years ended December 31, 2004, 2003 and 2002.

B. LEGAL PROCEEDINGS

The Group is not currently a party to any threatened or pending legal proceedings.

20. SIGNIFICANT ACQUISITION

On January 2, 2004, CHI entered into contract with Anqiu City Department of National Asset Management to acquire 70% interest in Anqiu City People’s Hospital in consideration of $4,954,813.  With an initial contribution in cash of $989,157.  The outstanding consideration of $3,965,657 will be fully settled by December 11, 2006. This outstanding consideration as of January 2, 2004 is discounted by 5.76% for three years, the resulting present value of $3,352,493 is reported as ‘investment consideration payable’ in the consolidated balance sheet as part of long-term debt. The principal activity of Anqiu was engaged in provision of medical services and sales of Chinese and Western medicine.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

20. SIGNIFICANT ACQUISITION (CONTINUED)

On July 16, 2004, CHI entered into contract with Mengzhou City Department of National Assets Management to acquire 100% interest in Mengzhou City People’s Hospital in consideration of $2,100,839. The consideration was settled by the ended of 2004.  The principal activity of Mengzhou was engaged in provision of medical services and sales of Chinese and Western medicine.

CHI elected to include the results of Anqiu and Mengzhou in its consolidated financial statements from January 2, 2004 and July 16, 2004 as allowed under ARB 51, “Consolidated Financial Statements”.

21. SEGMENTS

No geographical segment analysis is provided, as none of the consolidated revenues and none of the consolidated income from operations is attributable to business segments other than provision of medical services and sales of drugs.

Business segment for the year ended December 31, 2004 and the six months ended June 30, 2005:

	Medical service		Sales of drugs		Unallocated items		Consolidation

	Dec-2004	Jun-2005	Dec-2004	Jun-2005	Dec-2004	Jun-2005	Dec-2004	Jun-2005

	$	$	$	$	$	$	$	$
Revenue	5,687,334	3,648,368	5,686,800	3,284,238	—	—	11,374,134	6,932,606
Cost of revenue	4,037,789	2,547,661	3,501,516	1,956,034	—		7,539,305	4,503,695
General and administrative expenses	1,505,863	889,914	1,310,763	683,255	—		2,816,626	1,573,169
Impairment loss on property, plant and equipment	243,779	—	—	—	—	—	243,779	—
Recovery of Bad Debts		(197,989)		(152,011)				(350,000)
Finance costs	—	—	—	—	409,020	208,064	409,020	208,064
Other income	—	—	—	—	(330,951)	(85,296)	(330,951)	(85,296)
Gain on sale of equipment		(220,605)						(220,605)
Other expenses	—	—	—	—	57,259	42,959	57,259	42,959
Profit/(loss) before taxation	(100,097)	629,387	874,521	796,960	(135,328)	(165,727)	639,096	1,260,620
Taxation	—	—	—	—	—	—	—	—

Profit/(loss) after taxation	(100,097)	629,387	874,521	796,960	(135,328)	(165,727)	639,096	1,260,620

Segment assets and liabilities are infeasible to prepare for the year ended December 31, 2004 and the six months ended June 30, 2005.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

22. EARNINGS PER SHARE

Basic earnings per share is computed in accordance with SFAS No. 128 — Earnings per Share (“SFAS 128”). Under SFAS 128, income (loss) per share is calculated using the weighted average number of Ordinary Shares outstanding during the year. We have outstanding stock options that could potentially dilute our earnings per share but were not included in the computation since the effect would be antidilutive for the years ended December 31, 2002 through 2004. Dilutive earnings per share for the six months ended June 30, 2005 is computed on the basis of the weighted average number of shares of common stock outstanding plus the effect of outstanding dilutive options using the treasury stock method..

The average market price of one share of common stock of CHI was $3.43, whereas the exercise price of the stock option for one share of common stock was $3.50. Since the exercise price is higher than the average market price, the exercise is anti-dilutive for the years ended December 31, 2002 through 2004.  Assuming that the offering price in this prospectus of $13.50 is the fair value the exercise of the options will have a dilutive effect on earnings per common share of less than $.01 per share.

	Dec-2002		Dec-2003	Dec-2004	Jun-2005

Numerator:
NET INCOME/(LOSS) AFTER MINORITY INTEREST	$		$(340,504)	$260,384	$773,323
Denominator:
WEIGHTED AVERAGE COMMON SHARE OUTSTANDING – BASIC		13,435,346	28,828,973	30,093,000	30,093,000

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING – DILUTED		13,435,346	28,828,973	30,093,000	31,737,736

BASIC EARNINGS PER SHARE		$—	$(0.01)	$0.01	$0.03

DILUTIVE EARNINGS PER SHARE		$—	$(0.01)	$0.01	$0.02

23. SUPPLEMENTAL CASH FLOW INFORMATION

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Acquisition of Anqiu City Peoples Hospital through Note Payable:

Current Assets	$1,302
Property, Plant and Equipment	11,452
Construction in Progress	1,483
Land Use Rights	999
Current Liabilities	(4,779)
Long-Term Liabilities	(3,738)
Minority Interest	(2,378)
Net Purchase Price	$4,341
Less: Cash Paid	989

Note Payable – Balance of Purchase Price	$3,352

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

24. RESTATEMENT FOR CAPITALIZED INTEREST

The financial statements for the year ended December 31, 2004 have been restated to reflect the following changes:

In accordance with SFAS 34 we have capitalized interest on construction in progress.  The amount capitalized for the year ended December 31, 2004 was $38,481.

	Originally Reported	Restated Amounts

Construction in Progress	1,332,542	1,371,024
Retained Earnings	(755,346)	(372,401)
Income (Loss) from Operations	751,036	774,424
Income (Loss) Before Income Taxes	573,328	639,096
Net Income (Loss) Before Minority Interest	573,328	639,096
Net Income (Loss) After Minority Interest	265,261	260,384

25. ADDITIONAL RESTATEMENT

The 2004 financial statements have been restated to correct for the reversal of 2003 accrued interest of $235,484 record. Imputed interest for 2004 of $193,104 was recorded as a charge against net income and record additional depreciation and amortization expense as a report of a change in the amount of negative good will. The restated amounts are as follows:

	Originally Reported	Restated Amounts

Property, Plant and Equipment	13,650,804	13,890,189
Land Use Right	1,164,010	1,164,854
Retained Earnings	(716,865)	(372,401)
Income(Loss) from Depreciation	789,517	774,424
Income(Loss) before Taxes	611,809	639,096
Minority Interest	308,067	378,712
Net Income(Loss)	303,742	260,384

26. SUBSEQUENT EVENTS

On July 21, 2005, the Central Bank of China announced that it will allow the Yuan (Renminbi) to move from its previous fixed exchange rate of approximately 8.3 RMB to 1 USD to a flexible exchange rate with a maximum daily variance against the US dollar of 0.3%. No provision has been made in the accompanying financial statements for the change in currency policy, nor has any determination been made, as to the potential impact, this may have on the Company’s future operations.

As of January 3, 2006, the company converted Frank Hu’s 8 million common shares into 1 million preferred stocks. The company will reward 1 million common stocks back to Frank Hu for every $10 million increment after revenue of China Hospitals reaches $80 million. The material change in that 8,000,000 shares of common stock were exchanged by Frank Hu for 1,000,000 shares of Series A Preferred Stock, resulting in a lower number of shares of common stock outstanding.  The agreement for this exchange as well as the corporate documents authorizing the Series A Preferred Stock are attached as exhibits to Amendment No. 5.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

27. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 2, 2004, CHI acquired 70% of Anqiu in consideration of 41,124,953 Chinese renminbi (RMB) (approximately $4,954,813). The first installment of 8,210,000 Chinese renminbi (RMB) (approximately $989,157) was paid in June 2004; and the outstanding consideration 32,914,953 Chinese renminbi (RMB) (approximately $3,965,657) will be paid in full by December 11, 2006, with a discounted present value of $3,545,457. The PRC Government owns the remaining 30% of the Hospital, and CHI has no intention to purchase it. The 30% was deducted from the minority interest in the consolidated financial statements.

On July 16, 2004, CHI further acquired 100% of Mengzhou in consideration of 17,436,960 Chinese renminbi (RMB) (approximately $2,100,839). The purchase consideration was fully paid in December 2004.

The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 2004, have been prepared to reflect the acquisitions of Anqiu and Mengzhou as if it had occurred as of January 1, 2004 the first day of the earliest period presented in the financial statements.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations, which would actually have been reported had the merger been in effect during the years presented, or which may be reported in the future.

CHINA HOSPITALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
JUNE 30, 2005 AND 2004, DECEMBER 31, 2004, 2003 AND 2002

27. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

	PRO-FORMA

	CONSOL CHINA HOSPITAL INC.	MENGZHOU CITY PEOPLE’S HOSPITAL	ADJUSTMENT	PROFORMA CONSOL

	For the year ended Dec 31, 2004	Jan 1, 2004 to Jul 15, 2004 (1)	(2)	For the year ended Dec 31, 2004

REVENUE
Medical Service Income	$5,687,334	$446,721	—	6,134,055
Sales of Drugs	5,686,800	418,750	—	6,105,550

	11,374,134	865,471	—	$12,239,605
COST OF REVENUE
Medical Service Income	4,022,696	452,022	137,929	4,612,647
Sales of Drugs	3,501,516	341,489		3,843,005

	7,524,212	793,511	137,929	8,455,652

GROSS PROFIT	3,849,922	71,960	(137,929)	3,783,953
GENERAL AND ADMINISTRATIVE EXPENSES	2,816,626	131,369		2,947,995
IMPAIRMENT LOSS ON PROPERTY, PLANT AND EQUIPMENT	243,779	—	—	243,779

INCOME/(LOSS) FROM OPERATIONS	789,517	(59,409)	(137,929)	592,179
FINANCE COSTS	409,020	5,783	—	414,803
OTHER INCOME	(330,951)	(15,783)	—	(346,734)
OTHER EXPENSES	57,259	13,143	—	70,402

INCOME/(LOSS) BEFORE INCOME TAXES	654,189	(62,552)	(137,929)	453,708
INCOME TAXES	—	—	—	—

NET INCOME/(LOSS) BEFORE MINORITY INTEREST	654,189	(62,552)	(137,929)	453,708
MINORITY INTEREST	378,712	—	—	378,712
NET INCOME/(LOSS) AFTER MINORITY INTEREST	$275,477	$(62,552)	(137,929)	$74,996

BASIC EARNINGS PER SHARE	0.01	—	—	0.002

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING	30,093,000	—	—	30,093,000

(1)	Our consolidated operations for the period January 1, 2004 through July 15, 2004 do not include the effects of the Mengzhou City People’s Hospital acquisition.

(2)	Additional depreciation and amortization as a result of the step-up in based on the acquisition of Mengzhou City People’s Hospital for the period January 1, 2004 to July 15, 2004.

MENGZHOU CITY PEOPLE’S HOSPITAL

FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2004 TO JULY 15, 2004, AND
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
INDEX TO FINANCIAL STATEMENT

F-1

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Mengzhou City People’s Hospital

We have audited the accompanying balance sheets of Mengzhou City People’s Hospital as of  July 15, 2004, December 31, 2003, 2002 and 2001 and the related statements of income, changes in equity, and cash flows for the period/years then ended.  These financial statements are the responsibility of The Hospital’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board standards (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mengzhou City People’s Hospital as of  July 15, 2004, December 31, 2003, 2002 and 2001 and the results of their operations and their cash flows for the period/years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
June 8, 2005

F-2

MENGZHOU CITY PEOPLE’S HOSPITAL

BALANCE SHEET AS OF
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

ASSETS

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

CURRENT ASSETS
Cash and cash equivalents	$147,702	$43,839	$234,582	$103,031
Trade receivables, net of provisions	26,070	11,633	24,168	14,195
Inventory	264,512	303,429	150,891	128,710
Prepayments	—	—	904	8,132
Other receivable	41,955	90,213	71,763	45,494

TOTAL CURRENT ASSETS	480,239	449,114	482,308	299,562

PROPERTY, PLANT AND EQUIPMENT, NET	2,029,666	2,057,587	2,046,025	1,707,551

CONSTRUCTION IN PROGRESS, NET	26,043	5,663	—	—

INTANGIBLE ASSET, NET	195,588	203,629	202,435	208,718

TOTAL ASSETS	$2,731,536	$2,715,993	$2,730,768	$2,215,831

The accompanying notes are in integral part of the financial statements.

F-3

MENGZHOU CITY PEOPLE’S HOSPITAL

BALANCE SHEET AS OF
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

LIABILITIES AND EQUITY

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

CURRENT LIABILITIES
Accounts payable	$656,108	$565,049	$438,829	$149,912
Deposit received	—	7,503	—	296
Accruals and other payable	270,934	240,131	202,428	165,666
Due to directors	—	—	—	—

TOTAL CURRENT LIABILITIES	927,042	812,683	641,257	315,874

LONG-TERM LIABILITIES	507,530	515,000	525,843	343,156

TOTAL LIABILITIES	1,434,572	1,327,683	1,167,100	659,030

EQUITY
Retained earning	1,296,964	1,388,310	1,563,668	1,556,801
Welfare fund	—	—	—	—

TOTAL EQUITY	1,296,964	1,388,310	1,563,668	1,556,801

TOTAL LIABILITIES AND EQUITY	$2,731,536	$2,715,993	$2,730,768	$2,215,831

The accompanying notes are in integral part of the financial statements.

F-4

MENGZHOU CITY PEOPLE’S HOSPITAL

STATEMENT OF INCOME
FOR THE PERIOD FROM JANUARY 1, 2004 TO JULY 15, 2004, AND
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	January 1, 2004 to July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

REVENUE
Medical Service Income	$446,721	$1,106,032	$1,184,039	$816,100
Sales of Drugs	418,750	875,073	679,652	540,990

	865,471	1,981,105	1,863,691	1,357,090
COST OF REVENUE
Medical Service Income	452,022	982,712	868,016	551,278
Sales of Drugs	341,489	812,836	576,282	476,834

	793,511	1,795,548	1,444,298	1,028,112

GROSS PROFIT	71,960	185,557	419,393	328,979
SELLING AND DISTRIBUTION EXPENSES	—	—	18,115	—
GENERAL AND ADMINISTRATIVE EXPENSES	131,369	304,154	277,465	363,482

INCOME/(LOSS) FROM OPERATIONS	(59,409)	(118,597)	123,813	(34,504)
FINANCE COSTS	5,783	26,023	36,467	36,117
OTHER INCOME	(15,783)	(92,321)	(35,988)	(18,813)
OTHER EXPENSES	13,143	109,935	89,688	65,580

INCOME/(LOSS) BEFORE INCOME TAXES	(62,552)	(162,234)	33,646	(117,388)
INCOME TAXES	—	—	—	—

NET INCOME/(LOSS)	$(62,552)	$(162,234)	$33,646	$(117,388)

The accompanying notes are in integral part of the financial statements.

F-5

MENGZHOU CITY PEOPLE’S HOSPITAL

STATEMENT OF CHANGES IN EQUITY
FOR THE PERIOD FROM JANUARY 1, 2004 TO JULY 15, 2004, AND
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Retained Earnings	Welfare Fund	Total

Balance as at January 1, 2001	$1,674,189	$—	$1,674,189
Net income	(117,388)	—	(117,388)

Balance as at December 31, 2001	1,556,801	$—	$1,556,801
Net income during the year	33,646	—	33,646
Transfer to welfare fund	(26,779)	26,779	—
Use of welfare fund	—	(26,779)	(26,779)

Balance as at December 31, 2002	1,563,668	—	1,563,668
Net loss during the year	(162,234)	—	(162,234)
Transfer to welfare fund	(13,124)	13,124	—
Use of welfare fund	—	(13,124)	(13,124)

Balance as at December 31, 2003	1,388,310	—	1,388,310
Net loss during the period	(62,552)	—	(62,552)
Transfer to welfare fund	(28,794)	28,794	—
Use of welfare fund	—	(28,794)	(28,794)

Balance as at July 15, 2004	$1,296,964	$—	$1,296,964

The accompanying notes are in integral part of the financial statements.

F-6

MENGZHOU CITY PEOPLE’S HOSPITAL

STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2004 TO JULY 15, 2004, AND
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	January 1, 2004 to July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$(62,552)	$(162,234)	$33,646	$(117,388)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137,929	233,477	194,880	128,146
Non–cash portion of charges related to loss on disposal and consumption of welfare fund, net	(28,794)	266,538	(26,779)	—
(Increase)/decrease in assets:
Inventory	38,917	(152,538)	(22,181)	(10,984)
Trade receivables, net of provision	(14,436)	12,537	(9,973)	19,186
Prepayment	—	904	7,229	(7,229)
Other receivable	48,258	(18,450)	(26,269)	64,643
Increase/(decrease) in liabilities:
Accounts payables and accrued expenses	91,059	126,219	288,917	32,660
Deposits received	(4,921)	7,503	(296)	(35,587)
Accrual	28,221	37,704	36,762	13,205

Net cash provided by operating activities	233,681	351,660	475,936	86,652

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment & construction in progress	(122,348)	(522,763)	(527,072)	(67,085)
Acquisition of land use right	—	(8,795)	—	—

Net cash provided by investing activities	(122,348)	(531,558)	(527,072)	(67,085)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank loan	(7,470)	(10,843)	—	(47,184)
Inception of bank loan	—	—	182,688	—

Net cash provided by financing activities	(7,470)	(10,843)	182,688	(47,184)

NET CHANGE IN CASH AND CASH EQUIVALENTS	103,863	(190,741)	131,552	(27,617)
Cash and cash equivalents, beginning of period/year	43,839	234,580	103,031	130,648

Cash and cash equivalents, end of period/year	$147,702	$43,839	$234,582	$103,031

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$7,470	9,639	41,271	36,117

Taxes paid	$—	—	—	—

The accompanying notes are in integral part of the financial statements.

F-7

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The Hospital is located at Mengzhou City of Henan Province, 800 miles south of Beijing, the capital city of the PRC. It is a Class AA educational Hospital with 226 beds and 368 employees, and is principally engaged in provision of medical services and sales of Chinese and Western medicine.

The Hospital is previously government-owned, until the Mengzhou City National Department of Asset Management signed an agreement with China Hospitals, Inc., or CHI. Under the agreement, 100% of the Mengzhou City People’s Hospital (Mengzhou) was sold to CHI. Its purchase price is 17,436,960 Chinese renminbi (RMB) (approximately US$2,100,839).  The purchase consideration was fully paid on December 2004.  Under terms of the purchase agreement, all existing employees of the hospital remained employed.

2. BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Hospital considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

The Hospital maintains no bank accounts in the United States.

B. TRADE RECEIVABLE

In order to determine the value of The Hospital’s accounts receivable, The Hospital records a provision for doubtful accounts to cover estimated credit losses.  Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Hospital evaluates the credit risk of its patients utilizing historical data and estimates of future performance.

C. INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

F-8

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

D. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Substantially all of our trade receivables are related to providing healthcare services to our hospitals’ patients.  The primary collection risk lies with uninsured patient.  There is no insurance coverage treatment for all procedures scheduled in advance, walk-in patients, and for procedures for emergency room patients.  Deductibles and co-payments are generally determined prior to the patient’s discharge with emphasis on collection efforts before discharge.  Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged.  Our standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off.  Our policy with respect to estimating our allowance for doubtful accounts is entirely management’s discretion and there is no general and specific rule for its calculation.

Accordingly, substantially all of our bad debt expense is related to uninsured patient accounts, which is immaterial for the period from January 1, 2004 to July 15, 2004 and for the years ended December 31, 2003, 2002 and 2001.  We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts.  In addition, we perform procedures on historical collection and write-off experience to determine the reasonableness of our estimation of the allowance for doubtful accounts.  Significant changes in payer mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

E. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the period/year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful live of the assets. The estimated useful lives applied are:

Buildings	40 years
Medical equipment	6 years
Office equipment	5 years

The estimated useful life of the assets is predicted by the historical information from past operation record of Mengzhou. As Mengzhou have been operated for a long history, the operating history is a strong evidence for supporting the useful life estimation.  Furthermore, it is common among hospital industry in PRC to have such estimated useful life.

F-9

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

F. INTANGIBLE ASSET

Land use right is being amortized using the straight-line method over the lease term of fifty years.  (See note 9)

G. CONSTRUCTION IN PROGRESS

Construction in progress represents direct costs of construction or acquisition and design fees incurred.  Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for its intended use.

Since there were no loans borrowed for the sole purpose of financing development of construction in progress, no interest costs were capitalized for the period from January 1, 2004 to July 15, 2004 and for the years ended 31 December 2003, 2002 and 2001. The interest costs incurred for the period/years are charged to income statement during the period/years.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalent, receivables, accounts payable, accrued expenses and debt, approximates their fair value at  July 15, 2004, December 31, 2003, 2002 and 2001 due to the relatively short-term nature of these instruments.

I. INCOME TAXES

The Hospital was previously owned by the government of The People’s Republic of China and was operated as a state owned non-profit-making entity and did not have any share capital.  Such entity in the PRC is not subject to income tax. The hospital is exempted from income tax as it did not raise any of its charges or fees after privatization.

J. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.  The subsidy for the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001 is $15,663, $59,599, $34,819 and $18,813 respectively.

K. FOREIGN CURRENCY TRANSLATION

The Company determines its functional currencies based on the criteria of SFAS 52 Foreign Currency Translation and have determined their functional currency to be their respective local currency. The Company maintains its books and accounting records in Renminb (“RMB”), the PRC’s currency, being the functional currency. The Company uses the average exchange rate for the period and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity.

F-10

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

K. FOREIGN CURRENCY TRANSLATION (CONTINUED)

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the Consolidated Statements of Operations. Since the exchange rate of RMB to United States dollars (“USD”) has been stable throughout the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001, we used the exchange rate of USD1.00:RMB8.30 to translate the result and financial position of our operating subsidiary which have functional currency of RMB.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”).  The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

L. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ materiality from those estimates.

M. REVENUE RECOGNITION

Revenue from medical services is recognized when services are rendered to the patients and collectibility is reasonably assured.  Revenue from sales of medicine is recognized when merchandise is transferred and title passes to the patients and collectibility is reasonably assured.

N. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

F-11

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

O. COMPREHENSIVE INCOME/(LOSS)

The Hospital has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.  There have been no sources of other comprehensive income (loss) through July 15, 2004.

P. RECENT PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning in 2005.

In December 2004, the FASB issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and nonpublic companies.

F-12

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

4. TRADE RECEIVABLE

The Hospital’s trade receivables at  July 15, 2004, December 31, 2003, 2002 and 2001 are summarized as follows:

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$	$

Self-payers	26,070	17,132	29,667	19,694
Less: Allowance for doubtful accounts	—	(5,499)	(5,499)	(5,499)

	26,070	11,633	24,168	14,195

Aging analysis of our trade receivable were as follow:

2004	Total	1 – 3 months	4 – 6 months	7 – 12 months	Over 1 year

Self-payers	26,070	26,070	—	—	—

Management does not have a target Day’s Sale Outstanding for comparison of actual Day’s Sale Outstanding.

The activity in The Hospital’s allowance for doubtful accounts during the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$	$
Balance at beginning of period/year	5,499	5,499	5,499	5,499
Written off	(5,499)	—	—	—

Balance at end of period/year	—	5,499	5,499	5,499

5. INVENTORY

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$	$
Medicine – Chinese and Western	264,512	303,429	150,891	128,710

F-13

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

6. PREPAYMENT

Prepayment represents advances to suppliers.

7. OTHER RECEIVABLE

The Hospital’s other receivables represented money advances to employees and to unrelated third parties of the Hospitals as at  July 15, 2004, December 31, 2003, 2002 and 2001 are summarized as follows:

	2004	2003	2002	2001

	$	$	$	$
Advances to employees	13,917	56,328	27,063	39,470
Unrelated third parties	28,038	33,885	44,700	6,024

	41,955	90,213	71,763	45,494

Amounts were lent to employees to solve their short-term cash needs, these amounts were non-secured, interest-free and repayable on demand. Whereas amounts due from unrelated third parties were medical fees receivable from other hospitals and from government-related individuals.

8. PROPERTY, PLANT AND EQUIPMENT

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$	$
Cost:-
Building	1,677,459	1,677,358	1,653,261	1,607,469
Medical equipment	1,503,703	1,420,280	1,215,190	744,486
Office equipment	165,329	146,887	138,634	128,059

	3,346,491	3,244,525	3,007,085	2,480,014
Less: Accumulated depreciation:-
Building	255,364	227,983	176,704	127,065
Medical equipment	916,771	829,202	681,943	569,046
Office equipment	144,690	129,753	102,413	76,352

	1,316,825	1,186,938	961,060	772,463
Property, plant and equipment, net	2,029,666	2,057,587	2,046,025	1,707,551

Depreciation expenses relating to property, plant and equipment was $129,888, $233,477, $194,880 and $128,146 for the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001, respectively.

9. INTANGIBLE ASSET

The intangible assets represent a land use right for the plant construction in Mengzhou City, Shandong Province, The PRC.  This amount is being amortized over the lease term of fifty years.

F-14

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

9. INTANGIBLE ASSET (CONTINUED)

Land use right as of July 15, 2004, consisted of the following:

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$	$
Cost b/f	203,629	202,435	208,718	211,955
Add: Addition for the period/year	—	8,795	—	—
Less: Amortization charged for the period/year	(8,041)	(7,601)	(6,283)	(3,237)

Net book value	195,588	203,629	202,435	208,718

10. ACCRUALS AND OTHER PAYABLES

	July 15, 2004	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$	$
Staff union fee payable	50,184	47,074	35,419	29,616
Staff retirement insurance payable	19,595	11,433	—	8,995
Staff medical insurance payable	7,502	3,357	—	2,206
Salary & Social benefit payable	34,618	66,884	92,034	46,638
Payable to employees	3,060	—	6,328	11,148
Payable to Mengzhou city companies	96,704	—	8,844	12,048
Accrued expenses	22,071	82,712	45,328	39,772
Miscellaneous payable	37,200	28,671	14,475	15,243

	270,934	240,131	202,428	165,666

11. DEPOSIT RECEIVED

Deposit received represents deposit received from patient.

12. INCOME TAXES

The Hospital is exempted from income taxes as it is a non-profit-making entity.

The Hospital’s net income / (loss) was comprised of the following for the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001:

	January 1, 2004 to July 15, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001

	$	$	$	$
Cayman Islands	—	—	—	—
PRC	(62,552)	(162,234)	33,646	(117,388)

	(62,552)	(162,234)	33,646	(117,388)

F-15

MENGZHOU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
JULY 15, 2004, DECEMBER 31, 2003, 2002 AND 2001

13. LONG TERM LIABILITIES

The majority represents funds gathered by the Hospital’s staff for constructing the new medical ward in 2004.

Business purpose	Amounts payable to	Loan amount $	Interest rate (per annum)	Security

Housing fund	Hospital staff	507,530	Nil	Nil

14. EQUITY

Equity represents retained earnings for the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001.

15. COMMITMENTS AND CONTINGENCIES

A. CAPITAL COMMITMENTS

The Hospital does not have capital commitment for the period from January 1, 2004 to July 15, 2004, and for the years ended December 31, 2003, 2002 and 2001.

B. LEGAL PROCEEDINGS

The Hospital is not currently a party to any threatened or pending legal proceedings.

16. SUPPLEMENTAL CASH FLOW INFORMATION

A total outflow of $28,794 non-cash operating activities is excluded from the consolidated statement of cash flows for the period from January 1, 2004 to July 15, 2004. Non-cash activities included an outflow $28,794 from increase in consumption of welfare fund.

A total inflow of $266,538 non-cash operating activities is excluded from the consolidated statement of cash flows for the year ended December 31, 2003. Non-cash activities included an inflow $279,660 from gain on disposal of fixed assets and an outflow $27,722 from increase of consumption of welfare fund.

A total outflow of $26,779 non-cash operating activities is excluded from the consolidated statement of cash flows for the year ended December 31, 2002. Non-cash activities included an outflow $26,779 from increase in consumption of welfare fund.

There are no non-cash transactions in the cash flow statement for the year ended December 31, 2001.

F-16

ANQIU CITY PEOPLE’S HOSPITAL

FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
INDEX TO FINANCIAL STATEMENT

F-1

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Anqiu City People’s Hospital

We have audited the accompanying balance sheet of Anqiu City People’s Hospital as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in equity, and cash flows for the years then ended.  These financial statements are the responsibility of The Hospital’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board standards (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anqiu City People’s Hospital as of December 31, 2003, 2002 and 2001 and the results of their operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
June 8, 2005

(Except for Note 19 as to which the date is August 29, 2005)

F-2

ANQIU CITY PEOPLE’S HOSPITAL

BALANCE SHEETS AS OF
DECEMBER 31, 2003, 2002 AND 2001

ASSETS

	December 31, 2003	December 31, 2002	December 31, 2001

CURRENT ASSETS
Cash and cash equivalents	$176,588	$232,763	$123,474
Trade receivables, net of provisions	115,854	156,819	13,736
Other receivable	625,749	1,627,577	996,167
Inventories	383,628	706,928	243,247

TOTAL CURRENT ASSETS	1,301,819	2,724,087	1,376,624

PROPERTY, PLANT AND EQUIPMENT, NET	14,628,874	12,911,630	10,051,095

CONSTRUCTION IN PROGRESS, NET	1,482,914	1,670	1,030,803

INTANGIBLE ASSETS, NET	—	—	—

TOTAL ASSETS	$17,413,607	$15,637,387	$12,458,522

The accompanying notes are in integral part of the financial statements.

F-3

ANQIU CITY PEOPLE’S HOSPITAL

BALANCE SHEETS AS OF
DECEMBER 31, 2003, 2002 AND 2001

LIABILITIES AND EQUITY

	December31, 2003	December31, 2002	December31, 2001

CURRENT LIABILITIES
Short-term loans	$1,566,265	$1,686,747	$243,373
Accounts payable	293,162	354,296	8,759
Accruals and other payable	2,919,755	2,605,519	3,315,688

TOTAL CURRENT LIABILITIES	4,779,182	4,646,562	3,567,820

LONG-TERM LIABILITIES	2,884,699	2,652,663	1,561,928

TOTAL LIABILITIES	7,663,881	7,299,225	5,129,748

EQUITY
Common stock	—	—	—
Additional paid-in capital	—	—	—
Retained earning	8,485,432	7,073,068	6,008,021
Reserves	1,264,294	1,265,094	1,320,753

TOTAL EQUITY	9,749,726	8,338,162	7,328,774

TOTAL LIABILITIES AND EQUITY	$17,413,607	$15,637,387	$12,458,522

The accompanying notes are in integral part of the financial statements.

F-4

ANQIU CITY PEOPLE’S HOSPITAL

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	December 31, 2003	December 31, 2002	December 31, 2001

REVENUE
Medical services	$4,147,939	$3,837,777	$3,449,893
Sale of drugs	4,809,189	4,269,048	3,739,795

	8,957,128	8,106,825	7,189,688

COST OF REVENUE
Medical services	2,197,002	2,226,278	1,722,838
Sale of drugs	2,658,547	2,258,677	1,938,273

	4,855,549	4,484,955	3,661,111

GROSS PROFIT	4,101,579	3,621,870	3,528,577
GENERAL AND ADMINISTRATIVE EXPENSES	2,523,834	2,356,515	1,302,385
IMPAIRMENT LOSS ON PROPERTY, PLANT & EQUIPMENT	—	—	—

INCOME FROM OPERATIONS	1,577,745	1,265,355	2,226,192
FINANCE COSTS	242,189	200,561	112,001
OTHER INCOME	(103,012)	(90,361)	(71,084)
OTHER EXPENSES	26,204	83,886	125,973

INCOME BEFORE INCOME TAXES	1,412,364	1,071,269	2,059,302
INCOME TAXES	—	—	—

NET INCOME	$1,412,364	$1,071,269	$2,059,302

BASIC EARNINGS PER SHARE	$—	$—	$—

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING	—	—	—

The accompanying notes are in integral part of the financial statements.

F-5

ANQIU CITY PEOPLE’S HOSPITAL

STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Common stock	Additional Paid In Capital	Retained Earnings	Welfare Reserve	Reserves Fund	Total

Balance as at January 1, 2001	$—	$—	$4,592,389	$703,063	$—	$5,295,452
Net income	—	—	2,059,302	—	—	2,059,302
Transfer to welfare reserve	—	—	(643,670)	643,670	—	—
Use of welfare fund:
Medical Expenses	—	—	—	(25,980)	—	(25,980)

Balance as at December 31, 2001	—	—	6,008,021	1,320,753	—	7,328,774
Net income	—	—	1,071,269	—	—	1,071,269
Transfer to welfare reserve	—	—	(6,222)	6,222	—	—
Use of welfare fund:
Medical Expenses	—	—	—	(61,881)	—	(61,881)

Balance as at December 31, 2002	—	—	7,073,068	1,265,094	—	8,338,162
Net income	—	—	1,412,364	—	—	1,412,364
Use of welfare fund
Medical expenses	—	—	—	(800)	—	(800)

Balance as at December 31, 2003	—	—	8,485,432	1,264,294	—	9,749,726

The accompanying notes are in integral part of the financial statements.

F-6

ANQIU CITY PEOPLE’S HOSPITAL

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	December 31, 2003	December 31, 2002	December 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,412,364	$1,071,269	$2,059,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	742,237	641,525	550,050
Non–cash portion of charges related to impairments, loss on disposal, consumption of welfare fund and provision for doubtful account, net	140,752	281,638	110,574
(Increase)/decrease in assets:
Trade receivables	(23,054)	(220,008)	119,016
Other receivable	924,295	(898,004)	(293,852)
Inventories	323,300	(463,681)	208,130
Increase/(decrease) in liabilities:
Accounts payables	(61,134)	345,537	(7,265)
Deposit Received	—	—	(297,031)
Accrual	314,236	(710,169)	(228,811)

Net cash provided by operating activities	3,772,996	48,107	2,220,113

CASH FLOWS FROM INVESTING ACTIVITIES:
Intangible assets – land lease	(3,940,725)	(2,472,927)	(2,826,076)

Net cash used in investing activities	(3,940,725)	(2,472,927)	(2,826,076)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short term loan	(120,482)	1,443,374	—
Long term loan	232,036	1,090,735	682,771

Net cash provided by / (used in) financing activities	111,554	2,534,109	682,771

NET CHANGE IN CASH AND CASH EQUIVALENTS	(56,175)	109,289	76,808
Cash and cash equivalents, beginning of year	232,763	123,474	46,666

Cash and cash equivalents, end of year	$176,588	$232,763	$123,474

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$108,610	$206,052	$112,001

Taxes paid	$—	$—	$—

The accompanying notes are in integral part of the financial statements.

F-7

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The Hospital is located at Anqiu City of Shangdong Province, 600 miles south of Beijing, the capital city of the PRC. It is a Class AA educational Hospital with 630 beds and 892 employees, and is principally engaged in provision of medical services and sales of Chinese and Western medicine.

The Hospital is previously government-owned, until the Anqiu City Department of National Asset Management signed an agreement with China Hospitals, Inc., or CHI on December 21, 2003. Under the agreement, 70% of the Anqiu City People’s Hospital (Anqiu) was sold to CHI. Its purchase price is 41,124,953 Chinese renminbi (RMB) (approximately $4,954,814), which was based on a debt reduction payment. Under terms of the purchase agreement, CHI is entitled to use Hospital’s profits for the expansion of the Hospital; in addition, all existing employees of the Hospital remained to be employed for at least one year.

Due to the current restrictions on foreign ownership of the Hospitals in China, CHI conducts all operations of the Hospital through an affiliated company, the Beijing Dongjun Hospital Management Investment Co., Ltd., (the “Management Company”). On May 19, 2004, the parties to the Agreement signed an amendment to the Agreement transferring CHI’s rights and liabilities over the Anqiu City People’s Hospital under the Agreement to the Management Agreement. As a result, the Management Company has operating control of the Hospital.

2. BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Hospital considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

The Hospital maintains no bank accounts in the United States.

B. TRADE RECEIVABLE

In order to determine the value of The Hospital’s accounts receivable, The Hospital records a provision for doubtful accounts to cover estimated credit losses.  Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Hospital evaluates the credit risk of its patients utilizing historical data and estimates of future performance.

F-8

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

C. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Substantially all of our trade receivables are related to providing healthcare services to our hospitals’ patients.  The primary collection risk lies with uninsured patient.  There is no insurance coverage treatment for all procedures scheduled in advance, walk-in patients, and for procedures for emergency room patients.  Deductibles and co-payments are generally determined prior to the patient’s discharge with emphasis on collection efforts before discharge.  Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged.  Our standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off.  Our policy with respect to estimating our allowance for doubtful accounts is entirely management’s discretion and there is no general and specific rule for its calculation.

Accordingly, substantially all of our bad debt expense is related to uninsured patient accounts, which is immaterial for the three years ended December 31, 2003.  We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts.  In addition, we perform procedures on historical collection and write-off experience to determine the reasonableness of our estimation of the allowance for doubtful accounts.  Significant changes in payer mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

D. INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

E. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful live of the assets. The estimated useful lives applied are:

Buildings	40 years
Medical equipment	10 – 20 years
Motor Vehicles	8 – 12 years
Office equipment	10 – 15 years

F-9

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

E. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

The estimated useful life of the assets is predicted by the historical information from past operation record of Anqiu. As Anqiu have been operated for a long history, the operating history is a strong evidence for supporting the useful life estimation.  Furthermore, it is common among hospital industry in PRC to have such estimated useful life.

F. CONSTRUCTION IN PROGRESS

Construction in progress represents direct costs of construction or acquisition and design fees incurred.  Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for its intended use.

There was no interest capitalized for the years ended December 31, 2003, 2002 and 2001.

G. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable, accrued expenses and debt, approximates their fair value at December 31, 2003, 2002 and 2001 due to the relatively short-term nature of these instruments.

H. INCOME TAXES

For years ended December 31, 2003, 2002 and 2001, the Hospital was owned by the government of The People’s Republic of China and was operated as a state owned non-profit-making entity. It did not have any share capital for years ended December 31, 2003, 2002 and 2001.

I. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.  The subsidies for the years ended December 31, 2003, 2002 and 2001 are $103,012, $90,361 and $71,084 respectively.

F-10

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

J. FOREIGN CURRENCY TRANSLATION

The Company determines its functional currencies based on the criteria of SFAS 52 Foreign Currency Translation and have determined their functional currency to be their respective local currency. The Company maintains its books and accounting records in Renminb (“RMB”), the PRC’s currency, being the functional currency. The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the Consolidated Statements of Operations. Since the exchange rate of RMB to United States dollars (“USD”) has been stable throughout four years ended December 31, 2003, 2002 and 2001, we used the exchange rate of USD1.00:RMB8.30 to translate the result and financial position of our operating subsidiary which have functional currency of RMB.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”).  The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

K. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ materially from those estimates.

L. REVENUE RECOGNITION

Revenue from medical services is recognized when services are rendered to the patients and collectibility is reasonably assured.  Revenue from sales of medicine is recognized when merchandise is transferred and title passes to the patients and collectibility is reasonably assured.

M. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the year, based on gross salary payments. The cost of these payments is charged to the statement of income in the same year as the related salary cost.

F-11

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

N. COMPREHENSIVE INCOME

The Hospital has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.  There have been no sources of other comprehensive income through December 31, 2003.

O. IMPAIRMENT OF LONG-LIVED ASSETS

Pursuant to Statement of Financial Accounting Standard (“SFAS”) No.144 Accounting for the Impairment or Disposal of Long-lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

P. RECENT PRONOUNCEMENTS

In November 2004 the FASB issued SFAS No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning in 2005.

In December 2004 the FASB issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and nonpublic companies.

F-12

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

4. TRADE RECEIVABLES

The Hospital’s trade receivables at December 31, 2003, 2002 and 2001 are summarized as follows:

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Trade receivables	647,222	624,168	404,160
Less: Allowance for doubtful accounts	531,368	467,349	390,424

	115,854	156,819	13,736

Management does not have a target Day’s Sale Outstanding for comparison of actual Day’s Sale Outstanding.

The activity in The Hospital’s allowance for doubtful accounts during the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

These amounts are non-secured, interest-free and repayable on demand.

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Balance at beginning of year	467,349	390,424	360,755
Additions/(reduction)	64,019	76,925	29,669

Balance at end of year	531,368	467,349	390,424

5. OTHER RECEIVABLES

The Hospital’s other receivables represent money advance to employees and to unrelated third parties as at December 31, 2003, 2002 and 2001 are summarized as follows:

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Advance to employees	99,701	73,386	10,408
Unrelated third parties	977,060	1,927,670	1,092,644

	1,076,761	2,001,056	1,103,052
Less: Allowance for doubtful accounts	451,012	373,479	106,885

	625,749	1,627,577	996,167

Amounts were lent to employees to solve their short-term cash needs, these amounts were non-secured, interest-free and repayable on demand. Whereas amounts due from unrelated third parties were advance payments for provision of medical equipments and prescription drugs, for beautifying surroundings of the hospital, and regulatory fees charged by government-related bodies.

F-13

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

5. OTHER RECEIVABLES (CONTINUED)

The activity in The Hospital’s allowance for doubtful accounts during the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Balance at beginning of year	373,479	106,885	—
Additions	77,533	266,594	106,885

Balance at end of year	451,012	373,479	106,885

6. INVENTORIES

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Medicine – Chinese & Western	383,628	706,928	243,247

7. PROPERTY, PLANT AND EQUIPMENT

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Cost:-
Building	9,767,605	8,569,389	5,661,112
Medical equipment	7,830,826	6,658,767	6,111,916
Motor vehicles	340,878	322,625	280,456
Office equipment	271,220	200,266	195,502
Fixture	—	—	—

	18,210,529	15,751,047	12,248,986
Less Accumulated depreciation
Building	1,064,707	835,494	657,613
Medical equipment	2,313,696	1,857,898	1,445,548
Motor Vehicles	143,566	106,855	72,732
Office equipment	59,686	39,170	21,998
Fixture	—	—	—

	3,581,655	2,839,417	2,197,891

Property, plant and equipment, net	14,628,874	12,911,630	10,051,095

Depreciation expenses relating to property, plant and equipment were $742,237, $641,525, $550,050 for the years ended December 31, 2003, 2002 and 2001, respectively.

F-14

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

8. CONSTRUCTION IN PROGRESS

An outpatient clinic at Anqiu City North is under construction. It expects to be fully completed by December 2005.

9. CAPITALIZED INTEREST

The company follows the policy of capitalizing interest as a component of the cost of construction in progress which has been constructed for its’ own use. In 2003, 2002 and 2001 there was no interest cost incurred.

10. SHORT-TERM LOANS

In 2001, Anqiu Hospital entered into a one year, renewable loan agreement with a bank for $243,373. The loan bore an interest at 5.31% per annum.

In 2002, the loan was renewed for $243,373 along with another one year, renewable loan agreement with the same bank executed for an additional $1,443,374.  Both loans bore interests at 5.31% per annum.

In 2003, the first bank loan of $243,373 was fully repaid during the year.  The second one for $1,443,374 was renewed bearing an interest of 5.31% per annum.  Furthermore, the Hospital entered a separate agreement with a local credit union for $122,891 for one year bearing an interest of 5.31% per annum.

The loans are guaranteed by an unrelated company in the PRC.  The unrelated company is responsible for the construction works for Anqiu City Peoples’ Hospital but is not related to the Company.

11. ACCRUALS AND OTHER PAYABLES

	2003	2002	2001

	$	$	$
Expense payable for restructure	—	(135,037)	169,301
Housing funds payable to staffs	2,041,366	2,151,654	2,067,558
Payable Anqiu City government-funded companies	12,048	60,241	96,386
Deposit for medical services from patients	—	413,520	375,629
Payable for purchases of fixed assets	315,315	—	418,072
Accrued interest expenses	283,677	—	—
Payable to suppliers for medical equipment	34,781	39,956	95,438
Accrued salaries for retired staffs	44,361	43,956	46,316
Miscellaneous payable	188,207	31,229	46,988

	2,919,755	2,605,519	3,315,688

F-15

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

12. INCOME TAXES

The Hospital is exempted from income tax as it did not raise any of its charges or fees after privatization.

The Hospital’s net income was comprised of the following for the years ended December 31, 2003, 2002 and 2001:

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Cayman Islands	—	—	—
PRC	1,412,364	1,071,269	2,059,302

	1,412,364	1,071,269	2,059,302

13. RESERVES

	December 31, 2003	December 31, 2002	December 31, 2001

	$	$	$
Statutory surplus reserve fund & Public welfare fund	1,264,294	1,265,094	1,320,753

Pursuant to the relevant laws and regulations of Sino-foreign joint venture enterprises and Wholly owned foreign enterprises, the profits of the Company, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses in previous years, and made appropriations to reserve funds, as determined at the discretion of the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Sino-foreign joint ventures are required to make annual appropriations to two reserve funds, consisting of the statutory surplus reserve fund and public welfare fund. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a 10% of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If CHI has foreign currency available after meeting its operational needs, CHI may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, only the statutory surplus reserve funds is distributable as cash dividends.

F-16

ANQIU CITY PEOPLE’S HOSPITAL

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

14. COMMITMENTS AND CONTINGENCIES

A. CAPITAL COMMITMENTS

The hospital does not have capital commitment for the years ended December 31, 2003, 2002 and 2001.

B. LEGAL PROCEEDINGS

The Hospital is not currently a party to any threatened or pending legal proceedings.

15. SUPPLEMENTAL CASH FLOW INFORMATION

A total inflow of $140,752 non-cash operating activities is excluded from the consolidated statement of cash flows for the year ended December 31, 2003. Non-cash activities included an outflow $800 from consumption of welfare fund and an inflow $141,552 from provision for doubtful account.

A total inflow of $281,638 non-cash operating activities is excluded from the consolidated statement of cash flows for the year ended December 31, 2002. Non-cash activities included an outflow $61,881 from consumption of welfare fund and an inflow $343,519 from provision for doubtful account.

A total inflow of $110,574 non-cash operating activities is excluded from the consolidated statement of cash flows for the year ended December 31, 2001. Non-cash activities included an outflow $25,980 from consumption of welfare fund and an inflow $136,554 from provision for doubtful account.

F-17

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification

Item 7.  Recent Sales of Unregistered Securities

On December 18, 2002, we issued 28,717,371 shares of our common stock to our founder, Frank Hu in exchange for payment of $28,717 of corporate expenses during December 2002.  This issuance was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Act”) by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

On December 18, 2002, we issued a total of 72,656 shares of our common stock to five accredited individuals in exchange for consulting and advisory services provided to the company prior to its formation.  These issuances were exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

On December 30, 2002, we adopted a Stock Option Plan for our directors, officers, employees, consultants, and advisors.  On August 18, 2003, we issued 100,000 options from our Stock Option Plan to two of our officers and directors.  On January 13, 2004, we issued 600,000 options from our Stock Option Plan to our three officers and directors.  We made the following additional issuances: On June 8, 2004 we issued 50,000 options to Jiande Sun; On September 8, 2004 we issued 30,000 options to Hongxiang Lv;  On October 8, 2004 we issued 10,000 stock options to Charles Chen; On December 22, 2004 we issued 10,000 stock options to Shijun Zhu.  These transactions were exempt from the registration provisions of the Act by virtue of Rule 701 of the Act.

On June 28, 2003, we issued 57,148 shares of our common stock to Kai-Ye Fung, an accredited investor who serves as one of our advisors, at a price of $2.0998 per share for total proceeds of $120,000.  This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

Beginning on December 1, 2003 and ending on October 25, 2004, we conducted a private placement of our common stock.  We sold 2,722,876 shares at $3.50 each for total gross proceeds of $9,355,060.00 to 23 accredited investors.  This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 506 of Regulation D, as transactions by an issuer not involving any public offering.  The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

On November 24, 2003, we issued 62,780 shares of our common stock to Kai-Ye Fung, an accredited investor who serves as one of ours advisors, at a price of $3.50 per share for total proceeds of $219,731.72.  This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

Item 8.  Exhibits

1.1	Form of Underwriting Agreement**
1.2	Form of Underwriter’s Warrant Agreement**
1.3	Form of Subscription Document**
1.4	Form of Escrow Agreement**
3.1	Certificate of Incorporation of China Hospitals, Inc., a Cayman Islands company, dated December 2, 2002**
3.2	Amended and Restated Articles of Association of China Hospitals, Inc., dated January 3, 2006**
4.0	Form of Warrant Agreement and Warrant Certificate**
5.1	Opinion of Oswald & Yap, a professional corporation*
5.2	Opinion of Han Kun Law Offices**
10.1	Employment Agreement with Frank Hu, dated December 18, 2002**
10.2	Employment Agreement with Steve Yu, dated December 28, 2002 and Amendment to Employment Agreement, dated December 22, 2004**
10.3	Employment Agreement with Kangmao Wang, dated December 28, 2002**
10.4	Stock Purchase Agreement with Frank Hu, dated December 18, 2002**
10.5	Stock Purchase Agreement with Steve Li, dated December 18, 2002**
10.6	Stock Purchase Agreement with Liu Yaping, dated December 18, 2002**
10.7	Stock Purchase Agreement with Wei Rongzen, dated December 18, 2002**
10.8	Stock Purchase Agreement with Liu Fengying , dated December 18, 2002**
10.9	Stock Purchase Agreement with Duan Wei, dated December 18, 2002**
10.10	China Hospitals, Inc. Incentive and Nonstatutory Stock Option Plan, dated December 30, 2002**
10.11	Form of Nonstatutory Stock Option Agreement**
10.12	Form of Incentive Stock Option Agreement**
10.13	Assignment of 2003 Incentive and Nonstatutory Stock Option Plan, dated December 23, 2004**
10.14	Stock Purchase Agreement with Kai-Ye Fung, dated June 28, 2003**
10.15	Advisory Board Agreement with Kai-Ye Fung, dated November 18, 2003**
10.16	Advisory Board Agreement with Ann N. James, Ph.D., dated November 18, 2003**

10.17	Placement Agent Agreement with Adamson Brothers, Inc., dated December 1, 2003**
10.18	Placement Agent Warrant Agreement with Adamson Brothers, Inc., dated December 1, 2003**
10.19	Finders Agreement with Adamson Brothers, Inc., dated December 1, 2003**
10.20	Form of Registration Rights Agreement, dated December 1, 2003**
10.21	Stock Purchase Agreement with Kai-Ye Fung, dated November 24, 2003**
10.22	Anqiu City People’s Hospital Assets Transfer Agreement, dated December 21, 2003**
10.23	Share Pledge Agreement entered into by Beijing RaiseChina BioTech, Inc., Zhengmao Hu, and Beijing Dongjun Hospitals Investment and Management Co., Ltd., dated April 29, 2004**
10.24	Share Pledge Agreement entered into by Beijing RaiseChina BioTech, Inc., Min Hu, and Beijing Dongjun Hospitals Investment and Management Co., Ltd., dated April 29, 2004**
10.25	Power of Attorney by Min Hu, dated April 9, 2004**
10.26	Power of Attorney by Zhengmao Hu, dated April 9, 2004**
10.27	Loan Agreement entered into by China Hospitals, Inc. and Zhengmao Hu, dated April 9, 2004**
10.28	Exclusive Option Agreement entered into by China Hospitals, Inc., Zhengmao Hu and Beijing Dongjun Hospitals Investment and Management Co., Ltd., dated April 29, 2004**
10.29	Exclusive Option Agreement entered into by China Hospitals, Inc., Min Hu and Beijing Dongjun Hospitals Investment and Management Co., Ltd., dated April 9, 2004**
10.30	Exclusive Business Cooperation Agreement entered into by Beijing RaiseChina BioTech, Inc. and Beijing Dongjun Hospitals Investment and Management Co., Ltd., dated April 29, 2004**
10.31	Tenancy Agreement of China World Tower 1, dated August 23, 2004**
10.32	Non-Binding Letters of Intent to Acquire the 29 Hospitals Identified in the Prospectus**
10.33	Finder’s Fee Agreement with Pin Financial, LLC, dated December 21, 2005**
10.34	Share Exchange Agreement with Frank Hu, dated January 3, 2006**
14	Code of Ethics**
23.1	Consent of Oswald & Yap, a professional corporation (included in its opinion set forth in Exhibit 5.1 hereto)*
23.2	Consent of Rotenberg & Co., LLP
23.3	Consent of Han Kun Law Offices (included in its opinion set forth in Exhibit 5.2 hereto)**
23.4	Consent of Shangdong Zhengyuan Hexing CPA Limited**
25.1	Power of Attorney (included on signature page)**

*To be filed by amendment. **Previously filed.

Item 9.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Frank Hu	Chairman, President and Chief Executive Officer	March 2, 2006
(Director and Principal Executive Officer)
Frank Hu

*	Vice President, Secretary, and Director	March 2, 2006

Steve Yu

*	Chief Financial Officer,	March 2, 2006
Executive Vice President, and Director
Kangmao Wang	(Principal Accounting and Financial Officer)

*By:	/s/ Frank Hu

Frank Hu, Attorney in Fact